      Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Ordinary Shares held by U.S. Holders and
All American Depositary Shares
(each American Depositary Share representing one Ordinary Share)
of
Portugal Telecom, SGPS, S.A.
at
€9.50 per Ordinary Share
and
the U.S. Dollar Equivalent of
€9.50 per American Depositary Share
by
Sonae, SGPS, S.A.,
Sonaecom, SGPS, S.A.,
and
Sonaecom, B.V.

          THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:30 A.M., NEW YORK CITY TIME, ON FRIDAY, MARCH 9, 2007, UNLESS THE U.S. OFFER IS EXTENDED.

     Sonae, SGPS, S.A., a sociedade anónima organized under the laws of Portugal (“Sonae”), Sonaecom, SGPS, S.A., a sociedade anónima organized under the laws of Portugal (“Sonaecom”), and Sonaecom, B.V., a private limited company organized under the laws of the Netherlands and a wholly-owned subsidiary of Sonaecom (“Sonaecom B.V.” and, together with Sonae and Sonaecom, “we” or the “Purchasers”), are offering in the United States (the “U.S. Offer”) to purchase for cash all outstanding ordinary shares, nominal value €0.35 each (the “Ordinary Shares”), of Portugal Telecom, SGPS, S.A., a sociedade anónima organized under the laws of Portugal (“PT”), held by U.S. holders (defined as securityholders resident in the United States pursuant to Rule 14d-1(d) under the Securities Exchange Act of 1934 (the “Exchange Act”)) and all outstanding PT American Depositary Shares, each representing one Ordinary Share (“ADSs” and, together with the Ordinary Shares, the “PT Shares”), wherever such holders are located. Simultaneously with the U.S. Offer, Sonaecom and Sonaecom B.V. are offering in Portugal (the “Portuguese Offer” and, collectively with the U.S. Offer, the “Offers”) to purchase for cash all of the Ordinary Shares held by non-U.S. holders and all of the class A shares, nominal value €0.35 each, of PT (the “Class A Shares”), at the same price as offered for the PT Shares in the U.S. Offer.
     Non-U.S. holders of Ordinary Shares and Class A Shares should tender their Ordinary Shares and Class A Shares only in the Portuguese Offer. Holders of Ordinary Shares who are resident in the United States and all holders of ADSs, wherever located, should tender their Ordinary Shares and/or ADSs only in the U.S. Offer.
     A summary of the principal terms of the U.S. Offer appears on pages 1 through 9. You should read this entire document carefully before deciding whether to tender your securities.
     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS OFFER TO PURCHASE, OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE (INCLUDING THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE). IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.
     THIS DOCUMENT HAS NOT BEEN REVIEWED BY OR REGISTERED WITH THE PORTUGUESE SECURITIES MARKET COMMISSION (COMISSÃO DO MERCADO DE VALORES MOBILIÁRIOS) (THE “CMVM”) AND, ACCORDINGLY, MAY NOT BE USED TO MAKE OFFERS IN CONNECTION WITH THE PORTUGUESE OFFER.
     NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS: (A) APPROVED OR DISAPPROVED OF THE TRANSACTION, (B) PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR (C) PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO BUY OR SOLICITATION OF AN OFFER TO SELL ANY OF THE SECURITIES OF PT TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.
The Information Agent for the U.S. Offer is:
The Co-Dealer Managers for the U.S. Offer are:

January 16, 2007

IMPORTANT INFORMATION
      Tenders by U.S. Holders of Ordinary Shares. If you hold Ordinary Shares and you desire to tender all or any portion of your Ordinary Shares in the U.S. Offer, you, or your broker or other nominee on your behalf, must tender your Ordinary Shares by submitting a sale order for such Ordinary Shares to any member of the Euronext Lisbon Stock Exchange (“Euronext Lisbon”) or bank, financial institution, brokerage or other intermediary (an “Intermediary”) at which you maintain an account for the Ordinary Shares on or prior to the Expiration Date, and the member of Euronext Lisbon or the Intermediary must provide notice of such sale order to Euronext Lisbon. See “The U.S. Offer — Section 7. Procedure for Tendering PT Shares — Ordinary Shares.” The term “Expiration Date” means 11:30 a.m., New York City time, on Friday, March 9, 2007, unless we, in our sole discretion, have extended the initial period of time during which the U.S. Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the U.S. Offer, as so extended, shall expire.
      Tenders by Holders of ADSs. If you hold ADSs in certificated form and you desire to tender all or any portion of your ADSs in the U.S. offer, you must (a) complete and sign the ADS Letter of Transmittal or a copy thereof in accordance with the instructions contained in the ADS Letter of Transmittal and mail or deliver the ADS Letter of Transmittal, with original signatures and all other required documents, to be received by Mellon Investor Services LLC (the “U.S. Tender Agent”) on or prior to the Expiration Date, and (b) mail the American Depositary Receipts (the “ADRs”) evidencing such tendered ADSs and all other required documents to be received by the U.S. Tender Agent on or prior to the Expiration Date.
      If you hold ADSs in book-entry form and you desire to tender all or any portion of your ADSs in the U.S. Offer, you must instruct your broker or other nominee to (a) send an “Agent’s Message” (as defined herein) to the U.S. Tender Agent, and (b) effect the book-entry transfer of the ADSs to an account of the U.S. Tender Agent on or prior to the Expiration Date. You must contact your broker or other nominee to determine how to instruct your broker or other nominee to tender your ADSs in the U.S. Offer if you desire to tender such ADSs.
      If you desire to tender ADSs and the ADRs evidencing such ADSs are not immediately available and you cannot deliver such ADRs and all other required documents to the U.S. Tender Agent on or prior to the Expiration Date or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender such ADSs pursuant to the guaranteed delivery procedure. See “The U.S. Offer — Section 7. Procedure for Tendering PT Shares — ADSs.”
      Assistance. For assistance with the U.S. Offer, please contact Innisfree M&A Incorporated (the “Information Agent”). The Information Agent can be contacted by telephone on (212) 750-5833 (call collect) or toll-free on (888) 750-5834. Additional copies of this Offer to Purchase, the ADS Letter of Transmittal and other documents related to the U.S. Offer may be obtained from the Information Agent or brokers, dealers, commercial banks or trust companies acting as your nominees.
      THIS OFFER TO PURCHASE AND THE RELATED ADS LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE U.S. OFFER.

ii

SUMMARY TERM SHEET	1
INTRODUCTION	11
RELIEF GRANTED BY THE SEC	13
EXPLANATORY NOTES	14
FORWARD LOOKING STATEMENTS	14
THE U.S. OFFER	15
1. TERMS OF THE U.S. OFFER; EXPIRATION DATE	15
2. ASSUMPTIONS UNDERLYING THE DECISION TO LAUNCH THE OFFERS	17
3. CERTAIN CONDITIONS TO THE U.S. OFFER	19
4. REGULATORY APPROVALS	20
5. THE CONSIDERATION	20
6. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SECURITIES	25
7. PROCEDURE FOR TENDERING PT SHARES	26
8. WITHDRAWAL RIGHTS	30
9. EXTENSION OF THE TENDER PERIOD AND AMENDMENTS	31
10. REPRESENTATIONS AND WARRANTIES OF TENDERING SECURITY HOLDERS	31
11. THE EXTRAORDINARY GENERAL MEETING OF PT SHAREHOLDERS	32
CERTAIN PORTUGUESE AND U.S. FEDERAL INCOME TAX CONSIDERATIONS	34
PRICE RANGE OF ORDINARY SHARES AND ADSs; DIVIDENDS	35
POSSIBLE EFFECTS OF THE OFFERS ON THE MARKET FOR PT SHARES	36
CERTAIN INFORMATION CONCERNING PT	38
CERTAIN INFORMATION CONCERNING SONAE, SONAECOM AND SONAECOM B.V.	39
SOURCE AND AMOUNT OF FUNDS	44
BACKGROUND TO THE OFFERS; PAST CONTACTS WITH PT	47
PURPOSE OF THE OFFERS; PLANS FOR THE COMBINED COMPANY	49
CERTAIN LEGAL MATTERS	60
FEES AND EXPENSES	61
MISCELLANEOUS	62
SCHEDULE A: INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF SONAE, SONAECOM, SONAECOM B.V., EFANOR AND SONTEL B.V.	63
SCHEDULE B: DETAILS OF PT’S ADJUSTED EBITDA, CAPEX AND ADJUSTED EPS 2006 TO 2008 ESTIMATES USED IN THE CALCULATION OF THE MULTIPLES IN “THE U.S. OFFER-SECTION 5. THE CONSIDERATION”	69

iii

SUMMARY TERM SHEET
      This summary term sheet is a brief summary of the material provisions of this offer to purchase for cash all ordinary shares held by U.S. holders at €9.50 per ordinary share and all ADSs held by holders, wherever such holders are located, at the U.S. dollar equivalent of €9.50 per ADS, and is meant to help you understand the U.S. offer. Simultaneously with the U.S. offer, Sonaecom and Sonaecom B.V. are offering in the Portuguese offer to purchase for cash all ordinary shares held by non-U.S. holders (if, pursuant to local laws and regulations applicable to those holders, they are permitted to participate in the Portuguese offer) and all the class A shares, at €9.50 per share. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this offer to purchase, and the information contained in this summary is qualified in its entirety by the full terms, descriptions and explanations contained in this offer to purchase and the related ADS letter of transmittal.
      The U.S. offer is made for the securities of a Portuguese company listed on Euronext Lisbon that has securityholders resident, and its ADSs listed, in the United States and, as a result, is subject to the securities laws, rules and regulations of Portugal and the United States. Some of the information contained in this document is included because it is required to be included in the similar offer document being used for the Portuguese offer and we wanted to make that information available to you as well. Some of that information has been prepared in accordance with the Portuguese format and style, which differs from the U.S. format and style for documents of this type, and is presented in this document substantially as a direct translation of the comparable section of the Portuguese offer document.
      You should read the remainder of this document and the related ADS Letter of Transmittal carefully because the information in this summary is not complete and additional important information is contained in the remainder of this document and in the related ADS Letter of Transmittal.
      The following are some of the questions you, as a holder of ordinary shares and/or ADSs, may have, and answers to these questions.
Who is offering to buy my securities?
      The U.S. offer is being made by Sonae, SGPS, S.A., a sociedade anónima organized under the laws of Portugal, Sonaecom, SGPS, S.A., a sociedade anónima organized under the laws of Portugal, and Sonaecom, B.V., a private limited company organized under the laws of the Netherlands and a wholly-owned subsidiary of Sonaecom. As of January 16, 2007, approximately 51.9% of Sonaecom was held by Sonae, a Portuguese holding company with a business portfolio that covers several sectors, including retail, real estate, tourism, mobile and fixed telecommunications and media. Sonaecom is the sub-holding company of the group of companies connected with Sonae, for the area of telecommunications, media, software and information systems. See “Certain Information Concerning Sonae, Sonaecom and Sonaecom B.V.”
What are the classes and amounts of securities sought in the offers?
      PT’s capital stock is divided into ordinary shares and class A shares. The ordinary shares are publicly traded and listed on Euronext Lisbon. PT also has ADSs that are publicly traded and listed on the New York Stock Exchange in the form of ADRs. Each ADS represents one ordinary share. Both the ordinary shares and ADSs are registered in the United States. In the U.S. offer, we are offering to purchase all ordinary shares held by U.S. holders and all ADSs held by any person, wherever resident.
      Simultaneously with the U.S. offer, Sonaecom and Sonaecom B.V. are offering in the Portuguese offer to purchase all outstanding ordinary shares, except those held by U.S. holders, and all the class A shares. The class A shares are not publicly traded on a U.S. securities exchange and, according to PT’s Annual Report on Form 20-F, filed with the SEC on April 21, 2006, all of the 500 outstanding class A shares are held by the Portuguese government. The U.S. offer and the Portuguese offer are expected to close simultaneously on the same day. See “The U.S. Offer — Section 1. Terms of the U.S. Offer; Expiration Date.”

How much are you offering to pay for my PT shares and what is the form of payment?
      In the U.S. offer, we are offering to pay each holder of ordinary shares resident in the United States €9.50 per ordinary share and each ADS holder, wherever such holder is located, the U.S. dollar equivalent of €9.50 per ADS, in each case in cash and without interest thereon. Payment to holders of ADSs will be made less currency conversion costs and any withholding taxes. The offer price may be appropriately adjusted to reflect any reclassification, recapitalization, share split or combination, exchange or readjustment occurring after the date of this document with respect to any of the ordinary shares, ADSs or any share or other dividend thereon, if the CMVM approves such adjustment.
      On the first Portuguese business day following expiration of the offers, a special stock exchange session will be convened by Euronext Lisbon to determine and announce the results of the offers. If the offers are successful, three Portuguese business days following such session, the offers will settle and all ordinary shares validly tendered to us in the offers will receive payment in cash of the offer price.
      The offer price for the ADSs accepted for payment pursuant to the U.S. offer will be paid in U.S. dollars equivalent to the Euro price based on the U.S. dollar to Euro exchange rate calculated by using the U.S. dollar spot against the Euro exchange rate on the day on which funds are received by the U.S. Tender Agent, or its custodian in Portugal, which is anticipated to be three Portuguese business days after the special stock exchange session convened by Euronext Lisbon to determine the results of the offers. We expect that the consideration will be paid to holders of ADSs who tender into the U.S. offer within one to two U.S. business days of such transfer of funds to the U.S. Tender Agent to allow for the conversion by the U.S. Tender Agent of the offer price from Euro to U.S. dollars. See “The U.S. Offer — Section 6. Acceptance for Payment and Payment for Securities.”
Can I choose the currency of the cash that I receive?
      No. If you accept the U.S. offer for ordinary shares, you will receive the price for your shares in Euro. If you accept the U.S. offer for ADSs, you will receive the price for your ADSs in U.S. dollars. See “The U.S. Offer — Section 6. Acceptance for Payment and Payment for Securities.”
Will I have to pay any fees or commissions?
      If you are the record owner of ADSs subject to the U.S. offer and you tender your ADSs in the U.S. offer, you will not have to pay brokerage fees or similar expenses. If you own your ordinary shares or ADSs through a broker or other nominee, and your broker tenders your ordinary shares or ADSs on your behalf, your broker or nominee may charge you a fee. We will not be responsible for paying that fee. You should consult your broker or nominee to determine whether any charges will apply. If you are the record owner of ordinary shares, you must tender by submitting a sale order for such ordinary shares through any member of Euronext Lisbon or the intermediary at which you maintain an account for the ordinary shares, who may charge you a fee. We will not be responsible for paying that fee.
Why are you making the offers?
      We are making the offers to purchase such number of ordinary shares and ADSs that, together with the ordinary shares owned by us and members of the group of companies connected with us, will represent more than 50% of the total share capital of PT. We want to acquire control of, and ultimately the entire equity interest in, PT. See “Purpose of the Offers; Plans for the Combined Company — Section 1. Plans for the Combined Company.”
Why is there a separate Portuguese offer?
      U.S. and Portuguese law each requires that tender offers comply with the rules and regulations of the respective jurisdiction. Because the U.S. and Portuguese laws relating to tender offers are different and inconsistent in certain ways, we are making separate offers. The terms of the two offers, however, are substantially the same. See “What are the principal differences between the U.S. offer and the Portuguese offer?”

What are the principal differences between the U.S. offer and the Portuguese offer?
      The terms and conditions of the U.S. offer and the Portuguese offer are substantially the same. As a result of differences in law and market practice between the United States and Portugal, however, the procedures for accepting the offers and tendering securities, and some of the rights of tendering holders of securities, under the U.S. offer and the Portuguese offer are not identical. For example, with respect to ordinary shares tendered in the Portuguese offer, sale orders transmitted by shareholders can be cancelled at any time prior to the fifth calendar day before the expiration of the Portuguese offer. After this time, any ordinary shares tendered are “blocked,” until a special stock exchange session is held to determine and announce the results of the offers and, if the offers are successful, the shares will remain “blocked” until the settlement of the offers. In the U.S. offer, tenders of ordinary shares or ADSs may be withdrawn at any time on or prior to the expiration date. In addition, payment for ADSs may only be made after the U.S. Tender Agent exchanges the Euro consideration received from us into U.S. dollars, which may take one or two additional business days following settlement of the Offers. See “The U.S. Offer — Section 1. Terms of the U.S. Offer; Expiration Date.”
Who can participate in the U.S. offer?
      Holders of ordinary shares who are resident in the United States and all holders of ADSs, wherever located, should tender their ordinary shares and/or ADSs only in the U.S. offer. Holders of ordinary shares who are not resident in the United States and holders of class A shares cannot participate in the U.S. offer. See “The U.S. Offer — Section 1. Terms of the U.S. Offer; Expiration Date.”
Who can participate in the Portuguese offer?
      All holders of ordinary shares, excluding U.S. holders, if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the Portuguese offer and all holders of class A shares may tender their securities only in the Portuguese Offer. U.S. holders of ordinary shares and all holders of ADSs, wherever such holders are located, may not tender such ordinary shares or ADSs in the Portuguese Offer. See “The U.S. Offer — Section 1. Terms of the U.S. Offer; Expiration Date.”
      If you hold ADSs and are not resident in the United States and wish to tender in the Portuguese Offer, you must obtain the ordinary shares underlying the ADSs through The Bank of New York, which is the custodian of the ADSs, by paying a conversion fee to The Bank of New York of up to $5.00 per 100 ADSs converted, a cable fee and any applicable taxes or governmental charges, and tender such ordinary shares in the Portuguese offer. Such holders are advised to contact the broker, bank, trust, agent or other financial intermediary with which they hold their ADSs to determine the necessary procedures. See “The U.S. Offer — Section 7. Procedure for Tendering PT Shares.”
What do my ADSs represent?
      Each ADS represents one ordinary share.
Do you have the financial resources to make payment?
      Yes. We have sufficient available funds to pay for all securities validly tendered and not withdrawn in the offers. The U.S. offer is not conditioned on any financing arrangements. See “Source and Amount of Funds.”
Is your financial condition relevant to my decision whether to tender securities in the U.S. offer?
      We do not think our financial condition is relevant to your decision whether to accept the U.S. offer and tender your ordinary shares or ADSs because the offers are being made for all outstanding ordinary shares, ADSs and class A shares solely for cash and are not subject to any financing condition. See “Source and Amount of Funds.”

How long do I have to decide whether to tender into the U.S. offer?
      You will have until 11:30 a.m., New York City time, on Friday, March 9, 2007, or until the expiration of any extension of this offer, to decide whether to tender your ordinary shares or ADSs in the U.S. offer. The Portuguese offer is currently scheduled to expire on the same day as the U.S. offer. If you cannot deliver everything that is required in order to make a valid tender of ADSs by that time, you may be able to use the guaranteed delivery procedure that is described later in this document. However, we expressly reserve the right, in our sole discretion, not to count the ADSs that are tendered using the guaranteed delivery procedure towards the satisfaction of the minimum condition of the offers, unless such procedures are fully complied with and the ADSs are received by the U.S. tender agent prior to the special stock exchange session of Euronext Lisbon in connection with the offers. If your ordinary shares and ADSs are held by a broker, bank or other custodian, they may require advance notification of your wish to tender your ordinary shares or ADSs in the U.S. offer to effect the tender before the expiration date. See “The U.S. Offer — Section 1. Terms of the U.S. Offer; Expiration Date” and “— Section 7. Procedure for Tendering PT Shares.”
      We may elect to provide a subsequent offering period after the expiration of the U.S. offer. A subsequent offering period, if one is included, is not an extension of the U.S. offer, which already would have been completed. A subsequent offering period is an additional period of time beginning after we have completed the purchase of PT shares tendered during the U.S. offer, during which securityholders may tender, but not withdraw, their PT shares and receive the offer consideration. We do not currently intend to provide a subsequent offering period. See “The U.S. Offer — Section 1. Terms of the U.S. Offer; Expiration Date.”
Can the U.S. offer be extended and under what circumstances?
      Yes. We may be required to extend the U.S. offer under applicable U.S. securities laws. Any extensions of the Portuguese offer are, under Portuguese law, determined by the CMVM, the Portuguese regulatory body responsible for regulating tender offers. If the CMVM extends the Portuguese offer for any reason, we will extend the U.S. offer so that the U.S. offer and the Portuguese offer will expire on the same day. If the U.S. offer is extended, you will have until the expiration of the U.S. offer, as so extended, to decide whether to tender your ordinary shares or ADSs. See “The U.S. Offer — Section 1. Terms of the U.S. Offer; Expiration Date.”
How will I be notified if the U.S. offer is extended?
      If we extend the U.S. offer, we will announce such extension by giving written notice to the U.S. Tender Agent and the Information Agent, followed as promptly as practicable by public announcement thereof. During any extension, all ordinary shares and ADSs previously tendered in the U.S. offer and not withdrawn will continue to be deemed tendered in the U.S. offer, subject to the rights of a tendering holder to withdraw its securities in accordance with the terms of the U.S. offer. Any notice regarding the extension of the Portuguese offer will be given in accordance with Portuguese regulations. See “The U.S. Offer — Section 9. Extension of the Tender Period and Amendments.”
What are the conditions to the U.S. offer and the Portuguese offer?
      The conditions to the U.S. offer are:

•	acquisition by us in the offers of a minimum number of PT shares that, together with the PT shares held by us and entities connected with us, represent more than 50% of the total share capital of PT;

•	approval by the extraordinary general meeting of PT shareholders, which may be conditioned on the success of the offers, of the acquisition by us of more than 10% of PT’s share capital, in accordance with article 9 of PT’s articles of association, which prohibits a person that competes directly or indirectly with PT or its subsidiaries from holding more than 10% of PT’s ordinary shares without approval at a general shareholders’ meeting, without imposing any other limitations; and

•	amendment of PT’s articles of association, which may be conditioned on the success of the offers, removing all limitations on the voting rights of PT’s share capital held by a single shareholder acting for itself or on behalf of other shareholders.

      The preliminary announcement made by Sonae and Sonaecom on February 6, 2006, announcing the decision to launch the offers, also included as a condition to the offers the amendment to PT’s articles of association, subject to the success of the offers, so that the privileges inherent to class A shares are eliminated, or are limited so that such privileges’ may not be invoked against actions or operations for the execution of the Reorganization (as defined herein), or waiver by the holders of such class A shares of the exercise of such privileges, under the same terms, or the approval of such actions and operations or acceptance of the offers by the holders of the class A shares, always assuming and to the extent that such actions and operations are required to be approved by a general meeting of PT shareholders. For the purpose of this condition, “Reorganization” means all the actions deemed necessary by Sonaecom (i) to dispose of one of the fixed networks held by PT to a third party, (ii) to merge, consolidate or by any other means integrate the business and operations of Optimus Telecomunicações, S.A. and TMN — Telecomunicações Móveis Nacionais, S.A. and (iii) for the PT Group to terminate or amend all the partnerships with Telefónica Group pursuant to the terms of the internationalization strategy of Sonaecom described below under the section titled “Purpose of the Offers; Plans for the Combined Company — Section 1. Plans for the Combined Company.” Since February 6, 2006, PT has confirmed to the CMVM that the actions deemed necessary for the Reorganization do not require approval by a general meeting of PT shareholders. Accordingly, we have withdrawn this condition, assuming that until the expiration of the offers, no resolution will be adopted at a general meeting of PT shareholders that would require an approval by the general meeting of PT shareholders of the Reorganization, in whole or in part. If such a resolution is adopted, the condition in question will be immediately and automatically reinstated.
      The Portuguese offer is subject to the same conditions as the U.S. offer. See “The U.S. Offer — Section 1. Terms of the U.S. Offer; Expiration Date.”
What actions do you propose to take with respect to the proposed amendment to and authorization under PT’s articles of association in connection with the U.S. offer?
      Under PT’s articles of association, the voting rights exercised by a single shareholder of ordinary shares are limited to a maximum of 10% of PT’s share capital. As a result, no single shareholder of ordinary shares can exercise voting rights, in his own name or on behalf of other shareholders, representing more than 10% of PT’s share capital. In addition, PT’s articles of association also prohibit an entity that competes directly or indirectly with PT or its subsidiaries from holding more than 10% of PT’s ordinary shares without approval at a general meeting of PT shareholders.
      The removal of the 10% voting limitation in PT’s articles of association and the approval of the Purchasers acquiring more than 10% of PT’s share capital require the approval of the holders of PT shares voted at an extraordinary general meeting of PT shareholders. We cannot ensure that an extraordinary general meeting of PT shareholders to consider the proposed amendment and authorization will be called and held. However, the chairman of the board of directors of PT stated on August 10, 2006, that the board of directors of PT has a fiduciary duty to call an extraordinary general meeting of PT shareholders to consider approving the amendment to and authorization under PT’s articles of association. Furthermore, a shareholder or group of shareholders representing 5% or more of the share capital of PT may request that an extraordinary general meeting of PT shareholders be convened.
      The Purchasers expect that an extraordinary general meeting of PT shareholders will be called and convened during the offer period. In the event PT convenes an extraordinary general meeting of PT shareholders while the offers are open to consider whether to approve the amendment to and authorization under its articles of association, as described in the conditions above, PT is expected to publish information relating to the date and agenda for an extraordinary general meeting of PT shareholders, as well as instructions for how shareholders may vote their PT shares, once a date for an extraordinary general meeting of PT shareholders has been determined. There will be a minimum 30-day period between the notice of the meeting and the date on which the meeting is held.
      We encourage you to vote, or give proxy to a representative of the Purchasers to vote on your behalf at any extraordinary general meeting of PT shareholders to vote on the matters related to the conditions of the offers.

See “The U.S. Offer — Section 3. Certain Conditions to the U.S. Offer” and “— Section 11. The General Meeting of PT Shareholders.”
Am I required to vote in favor of the proposed amendment to and authorization under PT’s articles of association if I wish to tender ordinary shares or ADSs in the U.S. offer?
      No. You may validly tender your ordinary shares and/or ADSs in the U.S. offer, regardless of whether or how you vote at any extraordinary general meeting of PT shareholders. However, assuming a quorum is present at an extraordinary general meeting of PT shareholders to consider and vote on matters relating to the conditions to the U.S. offer, a sufficient number of PT shareholders must vote to amend PT’s articles of association and authorize the acquisition of PT shares by the Purchasers in the offers in connection with conditions of the U.S. offer to ensure the amendment and authorization are approved.
      The proposed amendment to PT’s articles of association to remove the limitation on a single shareholder or group of shareholders from voting more than 10% of PT’s share capital will be approved (i) if at the extraordinary general meeting of PT shareholders there is a quorum of one-third of PT’s outstanding share capital and shareholders representing two-thirds of PT’s share capital present at the meeting in person or represented by proxy vote in favor of the amendment, or (ii) if the initial meeting is adjourned for lack of quorum, at the re-convened meeting shareholders representing either two-thirds of PT’s share capital present at the meeting in person or represented by proxy or, if more than 50% of PT’s outstanding share capital is present at the meeting in person or represented by proxy, shareholders representing a majority of shares present at the meeting in person or represented by proxy vote in favor of the amendment.
      The proposed authorization under PT’s articles of association to permit the Purchasers to acquire more than 10% of PT’s share capital will be approved if shareholders representing a majority of shares present in person or represented by proxy and voting at the meeting vote in favor of the authorization.
      The Portuguese government, as holder of all outstanding class A shares, has the right to veto the authorization to permit us to own in excess of 10% of PT’s share capital and the amendments to PT’s articles of association removing the 10% voting limitation as the class A shares have the right to vote on the amendment to and authorization under PT’s articles of association. If the class A shares are voted in connection with such resolutions, the amendment and the authorization must be approved by a majority of the class A shares that are voted in connection with the resolutions. Alternatively, the Portuguese government, as the holders of the class A shares, can abstain from voting at the general meeting of PT shareholders.
      SHARES THAT ARE NOT VOTED MAY ADVERSELY AFFECT THE LIKELIHOOD OF THE PROPOSED AMENDMENT OF AND/ OR AUTHORIZATION UNDER THE PT ARTICLES OF ASSOCIATION BEING APPROVED. See “The U.S. Offer — Section 3. Certain Conditions to the U.S. Offer” and “— Section 11. The General Meeting of PT Shareholders” and “Background to the Offers; Past Contacts with PT.”
Do you currently own any PT securities?
      We beneficially own 11,291,657 ordinary shares, representing approximately 1% of the outstanding share capital of PT. We do not own any class A shares or ADSs. See “Certain Information Concerning Sonaecom, Sonae and Sonaecom B.V.”
I hold American Depositary Receipts evidencing my ADSs. How do I participate in the U.S. offer?
      If you hold ADRs evidencing ADSs and wish to tender your ADSs in this offer, you must complete and sign the ADS Letter of Transmittal and deliver it, together with your ADR certificates and other required documents, to the U.S. Tender Agent at one of the addresses set forth on the back cover of this document before the expiration date. Do not send your ADR certificates to us or the Information Agent. See “The U.S. Offer — Section 7. Procedure for Tendering PT Shares.”

I hold ADSs or ordinary shares in street name or through a financial intermediary. How do I participate in the U.S. offer?
      If you hold ADSs in street name or through a bank, broker or other nominee, they can only be tendered by your nominee through the Depositary Trust Company. If you hold Ordinary Shares in street name or through a bank, broker or other nominee, your broker or other nominee, on your behalf, must submit a sale order for such ordinary shares to any member of Euronext Lisbon or an intermediary at which your broker or nominee maintains an account for the ordinary shares on or prior to the expiration date and the member of Euronext Lisbon or the intermediary must provide notice of such sale order to Euronext Lisbon. You should contact your bank broker or other nominee to determine how you may instruct your nominee to submit a sale order to tender ordinary shares in the U.S. offer. You will need to give your nominee instructions to participate in the U.S. offer on your behalf with sufficient time for the nominee to complete the process of tendering your ordinary shares or ADSs before the expiration of the U.S. offer. See “The U.S. Offer — Section 7. Procedure for Tendering PT Shares.”
What if I cannot deliver everything that is required to the U.S. Tender Agent before the expiration of the U.S. offer?
      If you hold ADSs and cannot provide the U.S. Tender Agent with all required documents on or prior to the expiration date, you may obtain additional time to do so by submitting, on or prior to such expiration date, a Notice of Guaranteed Delivery to the U.S. Tender Agent, which must be guaranteed by an eligible guarantor institution, guaranteeing that all required documents for a valid tender of your ADSs will be received by the U.S. Tender Agent within three trading days after the U.S. Tender Agent has received your Notice of Guaranteed Delivery. See “The U.S. Offer — Section 7. Procedure for Tendering PT Shares — ADSs.”
      Holders of ordinary shares cannot deliver a Notice of Guaranteed Delivery in connection with the tender of ordinary shares. See “The U.S. Offer — Section 7. Procedure for Tendering PT Shares — Ordinary Shares.”
I am a U.S. person and I hold ordinary shares. How do I participate in the U.S. offer?
      If you are a U.S. person and either a record holder or beneficial owner of ordinary shares and you wish to tender your ordinary shares into the U.S. offer, you, or your broker or other nominee on your behalf, must submit a sale order for such ordinary shares to any member of Euronext Lisbon or an intermediary at which you maintain an account for the ordinary shares prior to the expiration date and the member of Euronext Lisbon or the intermediary must provide notice of such sale order to Euronext Lisbon. See “The U.S. Offer — Section 7. Procedure for Tendering PT Shares — Ordinary Shares.”
How do I withdraw previously tendered ADSs?
      To withdraw ADSs that you previously tendered, you or your nominee must deliver a written notice of withdrawal, or a facsimile of one, in either case, with the required information to the U.S. Tender Agent, or instruct your broker or other nominee to deliver such notice of withdrawal to the U.S. Tender Agent prior to the expiration of the U.S. offer. See “The U.S. Offer — Section 1. Terms of the U.S. Offer; Expiration Date” and “— Section 8. Withdrawal Rights.”
How do I withdraw previously tendered ordinary shares?
      To withdraw ordinary shares that you previously tendered, you or your nominee must request that the member of Euronext Lisbon or intermediary in whose name your ordinary shares are registered cancel the sale order prior to the expiration of the U.S. offer. Your ability to withdraw previously tendered ordinary shares may be affected by the ability of member of Euronext Lisbon or the intermediary in whose name such ordinary shares are registered to timely cancel the sale order. See “The U.S. Offer — Section 1. Terms of the U.S. Offer; Expiration Date” and “— Section 8. Withdrawal Rights.”

Until what time can I withdraw previously tendered securities?
      You can withdraw ordinary shares or ADSs that you previously tendered at any time prior to 11:30 a.m., New York City time, on Friday, March 9, 2007, the expiration date. See “The U.S. Offer — Section 1. Terms of the U.S. Offer; Expiration Date” and “— Section 8. Withdrawal Rights.”
When will I receive the offer price for my tendered securities?
      We will accept for payment, and will pay for, all ordinary shares and ADSs validly tendered on or prior to the expiration date (and not properly withdrawn) as promptly as practicable after the expiration date if all of the conditions have been satisfied on or prior to the expiration date.
      We expect that all cash will be delivered to holders of ordinary shares or their respective nominees that tender in the U.S. offer on the third Portuguese business day following the special stock exchange session convened by Euronext Lisbon to determine the results of the offers. Consideration to be paid to shareholders who tender ADSs into the U.S. offer will be transferred to the U.S. Tender Agent at the same time as the consideration will be paid to holders of ordinary shares who tender into the U.S. offer. We expect that the consideration will be paid to holders of ADSs who tender into the U.S. offer within one to two U.S. business days of such transfer of funds to the U.S. Tender Agent to allow for the conversion by the U.S. Tender Agent of the offer price from Euro to U.S. dollars.
      Subject to applicable law and regulation, we expressly reserve the right, in our sole discretion, to delay acceptance for payment of, or payment for, ordinary shares and ADSs in order to comply, in whole or in part, with any applicable law. Any such delays will be affected in compliance with the rules promulgated under the U.S. Securities Exchange Act of 1934, which obligate a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer. See “The U.S. Offer — Section 8. Withdrawal Rights.”
Will you do a compulsory acquisition after the tender offer?
      We currently want to own 100% of PT. If, following the offers, we own PT shares representing more than 90% of the outstanding voting rights of PT and we acquire more than 90% of the shares subject to the offers, we may (but will not be obligated to) use the compulsory acquisition mechanism provided for in article 194 of the Portuguese Securities Code to purchase the remaining PT shares (including shares represented by ADSs) still held by the public. However, if the class A shares are not tendered in the Portuguese offer, we will not be able to use the compulsory acquisition mechanism. See “Purpose of the Offers; Plans for the Combined Company” and “Possible Effects of the Offers on the Market for PT Shares.”
Will PT continue as a public company?
      In the event that we effect a compulsory acquisition, there will be an immediate delisting of the ordinary shares from Euronext Lisbon (and consequently the ADSs from the NYSE), with no possibility of re-listing on Euronext Lisbon during a period of one year. We may seek to terminate the registration of the PT ordinary shares and ADSs from the U.S. Securities Exchange Act of 1934 and terminate the ADR program so that PT may no longer be required to comply with the SEC rules relating to publicly held companies, including the requirement to file annual reports on Form 20-F.
      Should the 90% thresholds not be achieved, we will not be able to use the compulsory acquisition mechanism, and would anticipate PT will continue as a public company and may maintain its listing on Euronext Lisbon and the NYSE following our consummation of the offers. However, after the completion of the offers, the ordinary shares and/or ADSs may no longer satisfy the requirements for listing on Euronext Lisbon or the NYSE, as applicable. See “Possible Effects of the Offers on the Market for PT Shares — Section 1. Effects of the Offers on the Market for PT Shares — Euronext Lisbon Listing” and  — NYSE Listing.”

If I decide not to tender and you complete the offers, how will the U.S. offer affect my securities?
      It is possible that, due to decreases in the number of holders of ordinary shares and/or ADSs trading volume and the potential reduction of the market value of the ordinary shares and/or ADSs following the consummation of the offers, the ordinary shares and ADSs will no longer meet the continued listing requirements of Euronext Lisbon and/or the NYSE. In the event that the ordinary shares and/or ADSs fail to meet the continued listing requirements or, in the event the ADSs are de-registered under the Exchange Act, we may cause PT, or Euronext Lisbon and/or the NYSE may choose, at their discretion, to terminate the quotation of the ordinary shares and/or to delist the ADSs, respectively, and the ordinary shares and/or ADSs will no longer be publicly traded securities. See “Possible Effects of the Offers on the Market for PT Shares — Section 1. Effects of the Offers on the Market for PT Shares — Euronext Lisbon Listing” and — NYSE Listing.”
Does PT support the offers?
      PT is not a party to any agreement or arrangement with us with respect to the offers, or the purchase of the ordinary shares or ADSs. In connection with the Portuguese offer, on March 6, 2006, the board of directors of PT responded to the preliminary tender offer materials that we submitted to the CMVM, recommending that shareholders reject the Portuguese offer and, on January 12, 2007, the board of directors of PT responded to the final tender offer materials that we submitted to the CMVM, recommending that shareholders reject the Portuguese offer.
      PT is required under the U.S. Securities Exchange Act of 1934 to file a solicitation/recommendation statement on Schedule 14D-9 within ten U.S. business days of the filing of this offer to purchase on Schedule TO with the SEC pursuant to which the board of directors of PT will state its recommendation to PT shareholders whether to accept or reject the U.S. offer (or that it expresses no opinion and is remaining neutral toward the U.S. offer or that it is unable to take a position with respect to the U.S. offer), and the reasons for that position. See “Background to the Offers; Past Contacts with PT.”
What is the market value of my securities as of a recent date?
      On February 5, 2006, the day before we announced our intention to make the offers, the closing price of the ordinary shares on Euronext Lisbon was €8.20 per share and the closing price of the ADSs on the NYSE was $9.82 per share. On January 15, 2007, the last trading day on Euronext Lisbon before we commenced the U.S. offer, the closing price of the ordinary shares was €10.18 per share. On January 12, 2007, the last trading day on the NYSE before we commenced the U.S. offer, the closing price of the ADSs was $13.15 per share.
      You should obtain a current market quotation for PT shares before deciding whether to tender your ordinary shares or ADSs. See “Price Range of Ordinary Shares and ADSs; Dividends.”
What are the tax consequences of tendering my PT shares in the U.S. offer?
      The sale of ordinary shares or ADSs for cash pursuant to the U.S. offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a U.S. holder who sells ordinary shares or ADSs pursuant to the U.S. offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the ordinary shares or ADSs sold pursuant to the U.S. offer. Gain or loss will be determined separately for each block of securities (i.e., ordinary shares or ADSs acquired at the same cost in a single transaction) tendered pursuant to the U.S. offer. See “Certain Portuguese and U.S. Federal Income Tax Considerations.”
      Because individual circumstances may differ, holders of PT shares are urged to consult their own tax advisors to determine the applicability of the rules discussed above and the specific tax consequences of the U.S. offer to them, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

Who can I talk to if I have questions about this offer?
      If you have any questions about the procedure for tendering ordinary shares into the U.S. offer, please contact the Information Agent. The Information Agent can be contacted by telephone on 1-212-750-5833 (call collect) or toll-free on 1-888-750-5834.

INTRODUCTION
      We are offering to purchase for cash all of the Ordinary Shares, including those represented by ADSs, of PT in the U.S. Offer. We will pay an amount in cash equal to €9.50 for each Ordinary Share and the U.S. dollar equivalent of €9.50 for each ADS, less any currency exchange costs or withholding taxes, and, in each case, without interest thereon.
      Tendering holders of Ordinary Shares and/or ADSs will be obligated to pay their own brokerage fees or commissions on the sale of their Ordinary Shares and/or ADSs in the U.S. Offer.
Dual Offer Structure
      In order to comply with certain legal requirements, we, and separately in Portugal, Sonaecom and Sonaecom B.V., are offering to acquire all of the Ordinary Shares, including those represented by ADSs, and the Class A Shares through two separate offers:

•	a U.S. offer by us open to all holders of Ordinary Shares who are resident in the United States and to all holders of ADSs, wherever such holders are located; and

•	a Portuguese offer by Sonaecom and Sonaecom B.V. open to all holders of Ordinary Shares, excluding U.S. holders, if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the Portuguese Offer, and all holders of Class A Shares.
      Taken together, the Offers are for 100% of the issued and outstanding share capital of PT. According to the Interim Consolidated Report of Portugal Telecom, filed with the SEC on October 4, 2006 (the “Interim Consolidated Report”), there were 1,128,856,000 Ordinary Shares (including 49,884,792 ADSs) and 500 Class A Shares outstanding.
      Both the U.S. Offer and the Portuguese Offer commenced on January 16, 2007. The U.S. Offer and the Portuguese Offer are being made on substantially the same terms and completion of the Offers is subject to the same Conditions (as defined herein). However, U.S. holders of Ordinary Shares who tender their Ordinary Shares will do so in the U.S. Offer, and non-U.S. holders of Ordinary Shares who tender their Ordinary Shares will do so in the Portuguese Offer. In the event that you are a holder of Ordinary Shares and tender your Ordinary Shares in the Portuguese Offer, you should be aware that the Portuguese Offer is not subject to the requirements of U.S. law. For example, withdrawal rights in the Portuguese Offer will terminate five calendar days prior to the expiration of the Portuguese Offer, while withdrawal rights in the U.S. Offer will terminate at the Expiration Date. Additionally, ADS holders who tender in the U.S. Offer will receive the U.S. dollar equivalent of the cash consideration paid in Euro, rather than receiving the consideration in Euro.
      Although we intend to make the offer periods and settlement dates for the U.S. Offer and the Portuguese Offer the same, it is possible that the U.S. Offer and the Portuguese Offer may not be completed at the same time due to requirements of applicable law. Under U.S. law, in the event that we make changes to the terms of the U.S. Offer, we may be required to distribute additional offering materials and extend the acceptance period for the U.S. Offer. In the event that the acceptance period for the U.S. Offer is extended beyond the expiration of the Portuguese Offer, holders of PT securities participating in the U.S. Offer may receive payment after holders of PT securities participating in the Portuguese Offer.
      This Offer to Purchase covers only the U.S. Offer for holders of Ordinary Shares resident in the United States and all holders of ADSs, wherever such holders are located.
      In separating our offers into the U.S. Offer and the Portuguese Offer and in conducting the U.S. Offer on the terms described in this Offer to Purchase, we are relying on Rule 14d-1(d) under the Exchange Act that provides exemptive relief from otherwise applicable rules to persons conducting a tender offer under certain conditions. In order to qualify for exemptive relief under Rule 14d-1(d) (“Tier II relief”), among other conditions, less than 40% of the Ordinary Shares, including Ordinary Shares represented by ADSs, must be held by holders who are resident in the United States, or U.S. holders. As we are not making the U.S. Offer pursuant to any agreement with PT, in determining that the U.S. Offer qualifies for Tier II relief, we have presumed, as permitted by Instruction 3 to Rule 14d-1(d), that less than 40% of Ordinary Shares are held by U.S. holders because the aggregate trading volume of Ordinary Shares, including Ordinary Shares represented by ADSs, on all national securities exchanges and other trading markets in the United States in the 12-calendar-month period ending 30 days before the commencement of the Offers was less than 40% of the worldwide aggregate trading volume of PT securities over the same period; PT’s Annual Report on Form 20-F, filed with the SEC on April 21, 2006 (the “PT 20-F”), and PT’s most recent annual report filed with the CMVM do not indicate that U.S. holders hold more than 40% of PT securities; and, after reasonable investigation, we have no knowledge and no reason to know that U.S. holders hold more than 40% of the PT securities.
      Copies of the offer documentation being used in the Portuguese Offer and any related materials are not being and should not be mailed or otherwise distributed or sent in or into the United States. The distribution of this Offer to Purchase and the making of the U.S. Offer may, in some jurisdictions, be restricted by law. The U.S. Offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this Offer to Purchase should inform themselves of and observe any and all of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. The Purchasers do not assume any responsibility for any violation by any person of any of these laws or restrictions.
      Pursuant to the terms of the Offers, if the Conditions to the Offers are not satisfied, we will not complete the Offers. Under Portuguese rules related to the conduct of a tender offer, on the first Portuguese business day after the expiration of the Offers, a special session of Euronext Lisbon will be convened to determine the results of the Offers (the “Euronext Special Session”). Following the expiration of the Offers, the sale orders of holders of Ordinary Shares will be aggregated through Euronext Lisbon with the ADSs that have been tendered in the U.S. Offer. Under Portuguese law, Euronext Lisbon is responsible for supervising the aggregation and settlement process and publishing the number of Ordinary Shares tendered in the Offers.
      If the Conditions have not been satisfied, the Offers will expire on their terms. Sonaecom and Sonaecom B.V. are entitled to increase the amount offered in the Portuguese Offer by at least 5% at any time prior to ten calendar days prior to the expiration of the Portuguese Offer. In addition, in connection with such increase, we may amend or waive the Conditions, including the Minimum Condition (as defined herein). If we determine that we will increase the offer price and, if applicable, amend or waive any of the Conditions, we will announce the increase of the offer price and the amendment or waiver of any of the Conditions as applicable by press release and publication in a newspaper of general circulation in the United States at least ten U.S. business days prior to the Expiration Date.
      We will file this announcement with the SEC via the EDGAR filing system on the date that such announcement is made. The announcement will state the exact amount of increase of the offer price and the exact amendment or waiver, if any, of any of the Conditions and state that such amendment or waiver is possible. The announcement will advise holders of Ordinary Shares and ADSs to withdraw their acceptances immediately if their willingness to accept the U.S. Offer would be affected by the increase in offer price or an amendment or waiver of a Condition. In addition, the announcement will advise holders of Ordinary Shares and ADSs that as a result of the Portuguese tender offer rules and practice, the definitive results of the offers will not be announced by Euronext Lisbon until the first business day following the expiration date of the Portuguese Offer.
      During the ten U.S. business day period following our announcement, holders of Ordinary Shares or ADSs who have tendered Ordinary Shares or ADSs in the U.S. Offer will have withdrawal rights. Holders of Ordinary Shares or ADSs may accept the U.S. Offer and will have withdrawal rights with respect to any Ordinary Shares or ADSs tendered into the U.S. Offer until the expiration of the U.S. Offer. However, upon the expiration of the U.S. Offer, no further acceptances of the U.S. Offer will be permitted and withdrawal rights will not be extended.
      The U.S. Offer is not conditioned on any financing arrangements.
      THIS OFFER TO PURCHASE AND THE RELATED ADS LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

RELIEF GRANTED BY THE SEC
      We have requested from the SEC and have been granted certain exemptions from its otherwise applicable statutes and rules to allow the U.S. Offer to proceed in the manner described in this document. In particular, we have requested and obtained the following:

•	exemptive relief from Section 14(d)(5) of the Exchange Act to permit the Purchasers to terminate withdrawal rights in the U.S. Offer upon the expiration of the offer period (including any extension thereof) if the expiration of the offer period or acceptance of the shares tendered in the U.S. Offer is more than 60 days from the commencement date of the original tender offer;

•	exemptive relief from Rule 14d-10(a)(1) under the Exchange Act to permit the Purchasers to make the offers under the dual offer structure described in this Offer to Purchase, under which the Purchasers will extend the U.S. Offer to all U.S. holders of Ordinary Shares and to all holders of ADSs, wherever such holders are located, and Sonaecom and Sonaecom B.V. will extend the Portuguese Offer to all non-U.S. holders of Ordinary Shares if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the Portuguese Offer, and all holders of Class A Shares; and

•	exemptive relief from the provisions of Rule 14e-5 under the Exchange Act to permit (i) the purchase of Ordinary Shares in the Portuguese Offer during the pendency of the U.S. Offer, (ii) the purchase of Ordinary Shares outside of the U.S. Offer by Sonaecom or its affiliates for consideration no more than provided for in the U.S. Offer, and (iii) the purchases in the ordinary course of business of Ordinary Shares and ADSs by certain of Sonaecom’s financial advisors and entities under their control that may engage in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions or may trade or otherwise effect transactions in securities of PT.
      Section 14(d)(5) of the Exchange Act provides, among other things, that securities tendered in a tender offer may be withdrawn at any time more than 60 days from the commencement date of the original tender offer. The offer period for the Offers will expire on the Expiration Date, which is 53 days from the date of the original tender offer. If the Expiration Date is extended, acceptance of tenders may occur more than 60 days from the date of commencement of the U.S. Offer. The first exemption described above will permit the Purchasers to terminate withdrawal rights with respect to Ordinary Shares or ADSs tendered in the U.S. Offer during the period from the expiration of the offer period, if the Expiration Date is extended, beyond 60 days from the commencement date of the original tender offer until acceptance of tenders under the U.S. Offer, which shall be on the third Portuguese business day following the Euronext Special Session. Thus, you will not be permitted to withdraw Ordinary Shares or ADSs tendered in the U.S. Offer after the Expiration Date, if the Expiration Date is extended, beyond 60 days from the commencement date of the original tender offer even if such expiration and/or acceptance occurs on a date that is more than 60 days from the commencement of the U.S. Offer.
      Rule 14d-10(a)(1) under the Exchange Act provides that no person may make a tender offer unless the offer is open to all securityholders of the class of securities subject to the tender offer.
      Rule 14e-5 under the Exchange Act, among other things, prohibits a person making a tender offer for any equity securities from, directly or indirectly, purchasing or making any arrangement to purchase such security or any security that is immediately convertible into or exchangeable for such security, except pursuant to such tender offer. Without relief from the SEC, we would not be permitted under these rules to utilize the dual offer structure described herein or purchase Ordinary Shares tendered in the Portuguese Offer. The last two exemptions described above will permit us to conduct the U.S. Offer and Portuguese Offer as two separate offers, with the U.S. Offer by us being made available only to U.S. holders of Ordinary Shares and all holders of ADSs, wherever such holders are located, and the Portuguese Offer by Sonaecom and Sonaecom B.V. being made available to all holders of Ordinary Shares, excluding U.S. holders, if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the Portuguese Offer and holders of the Class A Shares. The exemptions also permit the Purchasers to purchase Ordinary Shares in the Portuguese Offer during the pendency of the U.S. Offer or to purchase Ordinary Shares outside of the U.S. Offer by Sonaecom or its affiliates for consideration no more than provided for in the U.S. Offer and the Purchasers’ financial advisers to purchase in the ordinary course of business of Ordinary Shares and ADSs (subject to the conditions described above).

EXPLANATORY NOTES
      All references to “U.S. dollars” and “$” and are to the United States dollar and all references to “€” and “Euro” shall mean the currency that is presently legal tender in Portugal. Solely for the convenience of the reader, certain Euro amounts have been translated into U.S. dollars at specified rates. These translations should not be construed as representations that the Euro amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. On January 12, 2007, the last trading day prior to the date of the U.S. Offer, the buying rate for Euro certified by the Federal Reserve Bank of New York for customs purposes was €1.00 to $1.2926. Unless otherwise specifically indicated in this Offer to Purchase, this exchange rate has been used throughout this document to convert Euro into U.S. dollars.
      The term “U.S. business day” as used in this document means any day other than Saturday, Sunday or a U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The term “Portuguese business day” means any day other than Saturday, Sunday or a day that is a legal holiday in Portugal, consisting of the time period from 12:01 a.m. through 12:00 midnight, Lisbon, Portugal time.
FORWARD LOOKING STATEMENTS
      This document may contain forward-looking information and statements about Sonae, Sonaecom, Sonaecom B.V., PT or their combined businesses after completion of the Offers, based on our current expectations or beliefs. Forward-looking statements are statements that are not historical facts. These forward-looking statements may relate to, among other things: management strategies; synergies and cost savings; future operations, products and services; integration of the businesses; market position; planned asset disposal and capital expenditures; net debt levels and EBITDA; earnings per share growth; dividend policy; timing and benefits of the Offers to PT shareholders, the Purchasers or the Combined Company, as defined herein. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, including, but not limited to, changes in regulation, the telecommunications industry and economic conditions; the ability to integrate the businesses; obtaining any applicable governmental approvals and complying with any conditions related thereto; compliance with the Commitments (as defined herein); costs relating to the Offers and the integration; litigation; and the effects of competition. Forward-looking statements may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. Although these statements reflect our current expectations, which we believe are reasonable, investors and PT shareholders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, these forward-looking statements and information. You are cautioned not to put undue reliance on any forward-looking statements or information. We do not undertake any obligation to update any forward-looking statements or information.

THE U.S. OFFER

1.	Terms of the U.S. Offer; Expiration Date
      Subject to the terms and conditions set forth in this Offer to Purchase, including the Conditions, and the ADS Letter of Transmittal, in the U.S. Offer we are offering to purchase all outstanding Ordinary Shares held by U.S. holders for an amount in cash equal to €9.50 per Ordinary Share and all outstanding ADSs for the U.S. dollar equivalent of €9.50 per ADS, less any conversion costs or withholding taxes, and, in each case, without interest thereon. The offer price in the Offers will be appropriately adjusted to reflect any reclassification, recapitalization, share split or combination, exchange or readjustment occurring after the date of this Offer to Purchase with respect to any of the PT Shares or any share or other dividend thereon, if the CMVM approves such adjustment.
      The Euronext Special Session will be held on the first Portuguese business day following the expiration of the Offers to determine and announce the results of the Offers. Following the Euronext Special Session, the Offers will settle. It is expected that all PT Shares and Class A Shares tendered to us in the Offers will be delivered to us against payment in cash by us on the third Portuguese business day following the Euronext Special Session.
      The offer price for the Ordinary Shares accepted for payment pursuant to the U.S. Offer will be paid in Euro and the offer price for the ADSs accepted for payment will be paid in U.S. dollars equivalent to the applicable Euro price based on the U.S. dollar to Euro exchange rate calculated by using the U.S. dollar spot against the Euro exchange rate on the day on which funds are received by the U.S. Tender Agent, or its custodian in Portugal, which is anticipated to be three Portuguese business days after the Euronext Special Session (as so calculated, the “Applicable Exchange Rate”).
      We will announce the Applicable Exchange Rate by a press release not later than 9:00 a.m., New York City time, on the next U.S. business day after the Applicable Exchange Rate is determined. Amounts payable in U.S. dollars will be made less currency exchange costs. Allowing two days for the conversion of the funds from Euro to U.S. dollars, the U.S. Tender Agent is expected to pay for ADSs accepted in the U.S. Offer by the fifth U.S. business day after the Expiration Date, although, payment may be made up to six U.S. business days after the Expiration Date. You will bear exchange rate risks and costs if you wish to convert the currency received into another currency. If you hold ADSs and are not resident in the United States and wish to receive payment in Euro, you must obtain the Ordinary Shares underlying the ADSs through the Bank of New York, which is the custodian of the ADSs, by paying a conversion fee to the Bank of New York of up to $5.00 per 100 ADSs converted, a cable fee and any applicable taxes or governmental charges, and tender such Ordinary Shares in the Portuguese Offer. Such holders are advised to contact the broker, bank, trust, agent or other financial intermediary with which they hold their ADSs to determine the necessary procedures. See “— Section 7. Procedure for Tendering PT Shares.”
      Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all PT Shares validly tendered and not properly withdrawn on or prior to the Expiration Date in accordance with the procedures set forth in “— Section 6. Acceptance for Payment and Payment for Securities,” “— Section 7. Procedure for Tendering PT Shares” and “— Section 8. Withdrawal Rights.”
      Subject to applicable rules and regulations of the SEC and to Portuguese law and regulations, we expressly reserve the right (but are not obligated), at any time and from time to time in our sole discretion, to extend the period during which the U.S. Offer is open and thereby delay acceptance for payment of, and payment for, any PT Shares by giving oral or written notice of such extension to the U.S. Tender Agent and by making a public announcement of such extension. There can be no assurance that we will exercise our right to extend the U.S. Offer. During any extension of the U.S. Offer, all PT Shares tendered and not withdrawn will remain subject to the U.S. Offer and subject to withdrawal rights.
      The Portuguese Offer is open to all holders of Ordinary Shares, excluding U.S. holders, if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the Portuguese Offer, and all holders of Class A Shares. If the Portuguese Offer is amended to increase or decrease the price offered for the Ordinary Shares, we will make a corresponding amendment to increase or decrease the price offered for the PT Shares in the U.S. Offer. The Portuguese Offer is currently scheduled to expire on the Expiration Date. If the Portuguese Offer is extended in accordance with Portuguese law, we currently intend to extend the U.S. Offer so that it will expire on the same day as the Portuguese Offer. Subject to any applicable rules and regulations of the SEC, we do not currently intend to extend the U.S. Offer so that the Expiration Date is a date later than the expiration date of the Portuguese Offer.
      We expressly reserve the right (but are not obligated), subject to applicable SEC rules and regulations, to delay acceptance for payment of, or payment for, PT Shares in order to comply, in whole or in part, with any applicable law. This reservation of rights is subject to the provisions of Rule 14e-1(c) under the Exchange Act that requires us to pay the consideration offered or to return the PT Shares deposited by or on behalf of tendering holders promptly after the termination or withdrawal of the U.S. Offer.
      The U.S. Offer is subject to certain conditions that are described below under the caption “— Section 3. Certain Conditions to the U.S. Offer.” The conditions to the Portuguese Offer are substantially the same as those of the U.S. Offer.
      We may extend the U.S. Offer when we are required to do so by applicable laws and regulations. If we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, we will extend the U.S. Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, subject to the exemptions applicable under Tier II relief. The minimum period during which a tender offer must remain open following material changes in the terms of the U.S. Offer or the information concerning the U.S. Offer, other than a change in price or a change in the percentage of PT Shares sought, is generally five U.S. business days, but will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in the percentage of PT Shares sought, a minimum period of ten U.S. business days is required to allow for adequate dissemination to holders and investor response.
      Under Rule 14d-11 of the Exchange Act, we may, subject to certain conditions, elect to provide a subsequent offering period of between three U.S. business days and 20 U.S. business days in length after the Expiration Date and acceptance for payment of the PT Shares tendered in the U.S. Offer (a “Subsequent Offering Period”). A Subsequent Offering Period, if one is included, is not an extension of the U.S. Offer, which already would have been completed. A Subsequent Offering Period would be an additional period of time, after completion of the first purchase of PT Shares in the U.S. Offer, during which holders would be able to tender PT Shares not tendered in the U.S. Offer. PT Shares tendered in a Subsequent Offering Period will not be counted towards the satisfaction of the Minimum Condition, unless they are tendered prior to the Euronext Special Session.
      We currently do not intend to include a subsequent offering period in the U.S. Offer, although we reserve the right to do so in our discretion. Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to shares tendered in the U.S. Offer and accepted for payment. The same consideration will be paid to securityholders tendering PT Shares in the U.S. Offer or in a subsequent offering period, if one is included.
      Any extension or amendment of the Offer or any delay in acceptance for payment or payment or termination of the U.S. Offer will be followed, as promptly as possible, by public announcement thereof in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act. Any announcement of an extension will be issued not later than 9:00 a.m., New York City time, on the next U.S. business day after the previously scheduled Expiration Date. Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the SEC.

      In the event of an extension of the U.S. Offer, Sonaecom and Sonaecom B.V. intend to seek to extend the Portuguese Offer. Any extension of the Portuguese Offer is subject to the prior approval of the CMVM. If the CMVM does not approve the extension it is possible, therefore, that the Portuguese Offer may terminate before the U.S. Offer and that Ordinary Shares tendered under the Portuguese Offer may be purchased by Sonaecom and Sonaecom B.V. prior to the purchase of PT Shares under the U.S. Offer, if required under Portuguese law or regulations. In the event that the Portuguese Offer terminates prior to the U.S. Offer, the determination of the satisfaction of the Minimum Condition in respect of the Portuguese Offer will be made based only on the results of the Portuguese Offer. In this event, the Minimum Condition in respect of the U.S. Offer will be satisfied if the Minimum Condition is satisfied based on the results of the Portuguese Offer.
      This Offer to Purchase and the related ADS Letter of Transmittal will be mailed to record holders of Ordinary Shares and ADSs whose names appear on the applicable securityholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the applicable securityholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of PT Shares.
      A request is being made to PT pursuant to Rule 14d-5 promulgated under the Exchange Act for the use of PT’s shareholders lists and security position listings for the purpose of disseminating this Offer to Purchase, the ADS Letter of Transmittal and all other related materials. Upon compliance by PT with this request, this Offer to Purchase, the ADS Letter of Transmittal and related materials will be mailed to holders of record of PT Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear as holders of record, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of PT Shares. This Offer to Purchase, the ADS Letter of Transmittal and related materials will also be available at the website maintained by the SEC at http://www.sec.gov.

2.	Assumptions Underlying the Decision to Launch the Offers
      The decision to launch the Offers, as set forth in the preliminary announcement (the “Preliminary Announcement”) by Sonae and Sonaecom issued on February 6, 2006 (the “Date of the Preliminary Announcement”), was based on the following assumptions (the “Assumptions”):

•	That between the Date of the Preliminary Announcement and the expiration of the Offers, none of the following events will occur having a material impact on a consolidated basis on the property, assets and economic or financial status of PT:

•	approval of resolutions by the applicable corporate bodies of PT and those companies that are controlled by or are in a control or group relationship with PT (collectively, the “PT Group”) to:

1. issue shares, bonds or other securities or equivalent rights that grant the right to subscribe for or to acquire shares of PT;

2. issue shares, bonds or other securities or equivalent rights that grant the right to subscribe for or to acquire shares of a member of the PT Group in an amount in excess of €100 million;

3. wind up, merge or spin-off or change the form of any member of the PT Group with a value greater than €100 million;

4. amend the articles of association or other similar organizational documents of any member of the PT Group, except for any amendment related to the satisfaction of the Conditions;

5. distribute assets or reserves of PT, except for a dividend for the year ended December 31, 2005 in the amount of €0.385 per PT Share;

6. redeem or otherwise cancel shares issued by a member of the PT Group;

7. acquire, transfer or create encumbrances or agree to acquire, transfer or create encumbrances on shares issued by PT unless in compliance with any agreement with respect to the foregoing that was undertaken and publicly announced prior to the Date of the Preliminary Announcement;

8. acquire, transfer or create encumbrances or agree to acquire, transfer or create encumbrances on holdings in other companies valued at greater than €100 million, unless in compliance with obligations undertaken and publicly announced prior to the Date of the Preliminary Announcement;

9. transfer or create encumbrances or agree to transfer or to create encumbrances on assets of any member of the PT Group valued at greater than €100 million, including by selling or transferring (trespassar ou ceder) or promising to sell or transfer the ownership, use or development of a business (estabelecimentos) of a member of the PT Group, unless in compliance with obligations undertaken and publicly announced prior to the Date of the Preliminary Announcement;

•	filling vacancies in the corporate bodies of a member of the PT Group without ensuring that the persons designated for such positions may be removed without due cause (sem justa causa) and with severance not exceeding such person’s yearly remuneration;

•	removal of any existing member of the corporate bodies of a member of the PT Group being subject to severance payment in an amount higher than such person’s remuneration for such person’s remaining term in office;

•	the total remuneration of the members of each of the corporate bodies of members of the PT Group for 2006 and following years exceeding the total remuneration of the members of the same corporate body during 2004, except for annual increases of no more than 10%;

•	any member of the PT Group taking actions that are not in the ordinary course of business or that violate the neutrality duties of the management body of any such member provided for in article 181, no. 2, paragraph d), of the Portuguese Securities Code;

•	a material adverse impact on any member of the PT Group, not arising in the ordinary course of business by reference to the respective Management Reports and Accounts for the year ended December 31, 2004 or, if available, the latest half-year or quarterly balance sheet published prior to the Date of the Preliminary Announcement; or

•	our becoming aware of any event that may materially influence the valuation of the PT Shares that was not made public prior to the Date of the Preliminary Announcement.

•	Except as disclosed in publicly available financial and other information of PT prior to the Date of the Preliminary Announcement, there is no provision, in any agreement, contract or other instrument to which a member of the PT Group is a party, pursuant to which (as a result of the proposed acquisition or acquisition, of the whole or part, of the PT Shares by us in the Offers, and with a material adverse impact on the property, assets and economic or financial status of PT on a consolidated basis):

•	any loan or debt of any member of the PT Group that was not immediately due, becomes due or declared as immediately due or the ability of any such member to incur indebtedness is withdrawn or limited;

•	the creation of (or effectiveness of) any rights or encumbrances for the benefit of third parties over all or part of the business or assets of any member of the PT Group is allowed;

•	any agreement, right or obligation of any member of the PT Group terminates or is negatively modified or affected;

•	the interest or the business of the Purchasers, of companies under a control or group relationship with us or of a member of the PT Group in or with any person or entity terminates or is negatively modified or affected; or

•	any member of the PT Group ceases to be able to carry out its business under its current name.

      Subject to the approval of the CMVM, which must be requested within a reasonable timeframe, the Portuguese Offer may be modified or withdrawn by Sonaecom and Sonaecom B.V. if there is an unforeseeable and substantial change of circumstances upon which, in a manner known or which should have been reasonably known by PT’s shareholders, the decision to launch the Portuguese Offer, including the Assumptions, was based, if such change exceeds the risks inherent in the Portuguese Offer. If the Portuguese Offer is modified or withdrawn pursuant to the above, we will make the same modifications to the U.S. Offer in accordance with the rules and regulations of the Exchange Act.

3.	Certain Conditions to the U.S. Offer
      Our obligation to purchase any tendered PT Shares in the U.S. Offer is subject to the satisfaction of the conditions included in the Preliminary Announcement and summarized as follows (the “Conditions”):

•	acquisition by us in the Offers of a number of PT Shares that, together with the PT Shares held by us and the entities, connected with us pursuant to article 20 (“Article 20”) of the Portuguese Securities Code (collectively, the “Sonae Group”), represent more than 50% of the total share capital of PT (the “Minimum Condition”);

•	approval by the general shareholders meeting of PT, which may be conditioned on the success of the Offers, of the acquisition by us of more than 10% of PT’s share capital, in accordance with article 9 of PT’s articles of association (the “Articles of Association”), which prohibits a person that competes directly or indirectly with PT or its subsidiaries from holding more than 10% of PT’s ordinary shares without approval at a general shareholders’ meeting, without imposing any other limitations; and

•	amendment of the Articles of Association, which may be conditioned on the success of the Offers, removing all limitations on the voting rights of PT’s share capital held by a single shareholder acting for itself or on behalf of other shareholders.
      The preliminary announcement made by Sonae and Sonaecom on February 6, 2006, announcing the decision to launch the Offers, also included as a condition to the Offers the amendment to the Articles of Association, subject to the success of the Offers, so that the privileges inherent to the Class A Shares are eliminated, or are limited so that such privileges’ may not be invoked against actions or operations for the execution of the Reorganization (as defined below), or waiver by the holders of such Class A Shares of the exercise of such privileges, under the same terms, or the approval of such actions and operations or acceptance of the Offers by the holders of the Class A Shares, always assuming and to the extent that such actions and operations are required to be approved by a general meeting of PT shareholders. “Reorganization” means all the actions deemed necessary by Sonaecom (i) to dispose of one of the fixed networks held by PT to a third party, (ii) to merge, consolidate or by any other means integrate the business and operations of Optimus Telecomunicações, S.A. (“Optimus”) and TMN — Telecomunicações Móveis Nacionais, S.A. (“TMN”) and (iii) for the PT Group to terminate or amend all the partnerships with Telefónica Group pursuant to the terms of the internationalization strategy of Sonaecom described below under the section titled “Purpose of the Offers; Plans for the Combined Company — Section 1. Plans for the Combined Company.” Since February 6, 2006, PT has confirmed to the CMVM that the actions deemed necessary for the Reorganization do not require approval by a general meeting of PT shareholders. Accordingly, we have withdrawn this condition, assuming that until the expiration of the offers, no resolution will be adopted at a general meeting of PT shareholders that would require an approval by the general meeting of PT shareholders of the Reorganization, in whole or in part. If such a resolution is adopted, the condition in question will be immediately and automatically reinstated.
      The Portuguese Offer is subject to the same conditions as the U.S. Offer.
      On August 10, 2006, the Chairman of the PT board stated that the PT board has the fiduciary duty to call the extraordinary general meeting of PT shareholders to vote on the matters in the Conditions (the “EGM”). In addition, a shareholder or group of shareholders representing 5% or more of the share capital of PT may request that the EGM be convened. We expect that the EGM will be called and convened during the offer period. There will be a minimum 30-day period between the notice of the EGM and the date on which the EGM is held. The proposed amendment to the Articles of Association to remove the limitation on a single shareholder or group of shareholders from voting more than 10% of PT’s share capital will be approved (i) if at the EGM there is a quorum of one-third of PT’s outstanding share capital and shareholders representing two-thirds of PT’s share capital present at the EGM in person or represented by proxy vote in favor of the amendment or (ii) if the initial EGM is adjourned for lack of quorum, at the re-convened EGM shareholders representing either two-thirds of PT’s share capital present at the EGM in person or represented by proxy or, if more than 50% of PT’s outstanding share capital is present at the EGM in person or represented by proxy, shareholders representing a majority of shares present at the EGM in person or represented by proxy vote in favor of the amendment. The proposed authorization under the Articles of Association to permit the Purchasers to acquire more than 10% of PT’s share capital will be approved if shareholders representing a majority of shares present in person or represented by proxy and voting at the EGM vote in favor of the authorization. The Portuguese government has the right to veto the authorization to permit us to own in excess of 10% of PT’s share capital and the amendments to the Articles of Association removing the 10% voting limitation.

4.	Regulatory Approvals
      On January 12, 2007, the CMVM granted registration of the Portuguese Offer in accordance with the Portuguese prospectus, the offer document in connection with the Portuguese Offer.
      On December 22, 2006, the Portuguese Competition Authority (Autoridade da Concorrência) issued a non-opposition decision, clearing the acquisition of PT by the Purchasers in accordance with Portuguese competition laws and regulations.

5.	The Consideration
      The offer price is at a substantial premium to the historical performance of the PT Shares on Euronext Lisbon and the NYSE prior to the Date of the Preliminary Announcement.
      The offer price represents a premium of 20.7%, and an adjusted premium of 26.7% (taking into account the dividend of €0.475 per PT Share distributed to PT shareholders in 2006 following announcement of the Offers), in relation to the volume-weighted average price of the Ordinary Shares (€7.87) on Euronext Lisbon during the six months prior to the Date of the Preliminary Announcement. The offer price represents a premium of 27.6%, and an adjusted premium of 34.0% (taking into account the dividend of €0.475 per PT Share distributed to PT shareholders in 2006 following announcement of the Offers), in relation to the volume-weighted average price of the ADSs ($9.62) on the NYSE during the six months prior to the Date of the Preliminary Announcement. The ADS premium and adjusted premium were calculated using an exchange rate of €1.00 to $1.2924.
      Under Portuguese law, even though the Portuguese Offer is not a mandatory public tender offer, the offer price conforms with the requirements of article 188 of the Portuguese Securities Code, by being higher than the volume-weighted average price of the Ordinary Shares (€7.87) on Euronext Lisbon during the six months prior to the Date of the Preliminary Announcement. As the Offers comply with article 188 of the Portuguese Securities Code, which sets forth the minimum consideration required to be paid to shareholders in a mandatory tender offer. We will not be required to launch a subsequent mandatory tender offer as a result of the acquisition of the PT Shares in the Offers, pursuant to no. 1, paragraph a) and no. 2 of article 189 of the Portuguese Securities Code.

The offer price values PT above comparable companies’ trading multiples.
      The value of PT implied by the offer price is significantly higher than multiples of comparable companies in the European telecommunications industry listed on international securities markets, as set forth in the table below.

Multiples of Comparable Listed European Telecommunications
Companies vs. Multiples Implied in the Offer Price for PT

	2006E	2007E	2008E

EV Adjusted EBITDA(1)
Comparable companies(2)	6.8x	6.7x	6.4x
Portugal Telecom(3)	8.0x	7.8x	7.4x
Premium	1.2x	1.1x	1.0x
EV/Operating Cash Flow(4)
Comparable companies(2)	11.7x	10.6x	10.0x
Portugal Telecom(3)	14.3x	13.1x	11.8x
Premium	2.6x	2.5x	1.8x
P/ E Adjusted(5)
Comparable companies(2)	15.1x	14.2x	13.8x
Portugal Telecom(3)	22.4x	17.3x	15.3x
Premium	48.3%	21.8%	10.9%

(1)	EV (Enterprise Value) = Equity Value + Net Debt + Unfunded Pension Liability after Tax + Minority Interests - Associates. Equity Value = number of outstanding shares (number of company shares - number of treasury shares) x price per share. Adjusted EBITDA = EBITDA (Earnings Before Interest, Tax, Depreciation, and Amortization), plus Pension expense and minus curtailment costs. EBITDA has been adjusted for the pension expense in order for the multiples to be consistent, as the present value of the unfunded pension liability is already considered in the EV. The curtailment costs adjustment is particularly important for PT because of the recurrent nature of this item (it was included for the last four years of PT’s accounts) and because most comparable companies (except Deutsche Telekom) do not refer to curtailment costs.

(2)	Median of the multiples of Telefónica, Deutsche Telekom, France Télécom, Telecom Itália, Swisscom, Telenor, Belgacom and OTE (comparable companies). Equity values used to calculate EVs are based on closing prices of the comparable companies on December 27, 2006. Net Debt and Unfunded Pension Liabilities were based on the last interim results published by the comparable companies (usually the third quarter of 2006). The median of market analysts’ estimates per major investment banks published after the release of the respective third quarter earnings were used to calculate the unlisted Minority Interests, unlisted Associates, Adjusted EBITDA, Capital Expenditure (“Capex”) and Adjusted Earnings Per Share (“EPS”). Comparable companies’ multiples were calculated using the same methodology described below for PT, to calculate Adjusted EBITDA, Operating Cash Flow and Capex. The unfunded pension liability adjustment to EV was made for Deutsche Telekom, France Télécom, Telecom Italia, Swisscom, Telenor, Belgacom and OTE (companies which have also unfunded pension liabilities). The curtailment costs adjustment to EBITDA was made for the comparable companies where market analysts publish estimates.

(3)	Multiples implied in the offer price were calculated using PT’s consolidated financial results. The EV used to calculate the multiples implied in the offered consideration, was €17,172 million, calculated as follows: (+) PT’s Equity Value: €10,528 million (€9.50 per share x 1,108 million shares, excluding 20.6 million shares held through equity swap agreements, under the share buyback program approved at PT’s General Shareholders Meeting, April 2005) (Source: PT’s First Nine Months 2006 Earnings Release). (+) Net Debt: €4,108 million (Source: PT’s First Nine Months 2006 Earnings Release). (+) Unfunded Pension Liability: €1,468 million (Source: PT’s First Nine Months 2006 Earnings Release; €2,025 million after 27.5% of corporate tax). (+) PT Multimédia —Serviços de Telecomunicaçoes e Multimédia, SGPS, S.A., PT’s subsidiary that provides multimedia services (“PTM”) Minority interests: €1,246 million (42% of PTM’s equity value, based on the company’s closing price on December 27, 2006). (+) VIVO Participações S.A. (“VIVO”) Minority Interests of: €903 million (portion of VIVO’s equity value, based on the company’s closing price on December 27, 2006). Note that VIVO is 50% consolidated but PT’s economic interest in VIVO is only 31.38%, thus the difference between 50% and 31.38% should be considered Minority Interests. (-) Associates: €1,082 million (median of the four market analysts that disclosed their estimates for PT’s

Associates after the release of PT’s 2006 third quarter results: BPI, Deutsche Bank, Banco Millennium BCP Investimento and Bernstein). PT’s consolidated financials used to calculate the multiples were based on the median of market analysts’ estimates of major investment banks published after the release of PT’s 2006 third quarter results. The research reports used were the following: Bernstein (December 13, 2006), Banco Millennium BCP Investimento (December 1, 2006), Deutsche Bank (November 28, 2006), Bear Stearns (November 20, 2006), Ahorro Corporación (November 10, 2006) and Ixis (November 10, 2006). For the referred period, the only available analyst estimates not considered were Banif Investimento and Lisbon Brokers’. The estimates used for PT’s pension expense adjustment (€64 million in 2006 and €50 million in 2007) are based on the figures disclosed by PT’s Chief Financial Officer on the First Nine Months 2006 Earnings analysts’ conference call held on November 9, 2006. For 2008, the €40 million pension expense estimate was based in the median of three market analysts (see Schedule B to this Offer to Purchase (“Schedule B”)). PT EPS estimates excluded market analysts who were forecasting a 2007 extraordinary dividend payment pursuant to PT’s defense strategy and adjusts 2006E EPS for non-recurrent tax-savings (approximately €195 million one-off tax items disclosed in PT’s First Quarter 2006 Earnings Release and Interim Consolidated Report).

(4)	Operating Cash Flow = Adjusted EBITDA - Capex.

(5)	Share price/Adjusted EPS.
Note: All calculations of multiples and underlying financial estimates were based on the median function, which is generally considered more representative of the samples’ centre values. The complete calculations of PT’s estimates for Adjusted EBITDA, Capex and Adjusted EPS underlying the presented implied multiples in the offered consideration are presented in Schedule B.

The offer price values PT above comparable transactions’ multiples.
      The offer price values PT at an implied EV/Adjusted EBITDA 2006 multiple of 8.0x, which is substantially higher than the EV/Adjusted EBITDA multiples of comparable transactions in the European telecommunications industry, as set forth in the table below. These transactions are the most comparable to PT as they involve incumbent telecommunications companies with a similar business mix (fixed, mobile, broadband and, in the case of TDC, cable), market share and tax environment.
Recent Comparable Transactions in the European
Telecommunications Industry

EV/LTM
ADJUSTED
Announcement Date	Target	Acquirer	EBITDA(1)

November 2005	TDC(2)	NTC	7.1x
March 2005	Cesky Telecom	Telefónica	6.3x

		Median	6.7x

(1)	Last twelve months prior to announcement date.

(2)	Pro-forma for the previously announced sale of the TDC Directories business.
Source: Latest publicly filed target company reports used to calculate Adjusted EBITDA for the twelve months prior to the announcement date. TDC’s EBITDA was adjusted for DKK 637 million of curtailment costs in the last twelve months before the announcement. TDC did not report any material unfunded pension liability, or pension expenses. Cesky Telecom, did not report any material unfunded pension liability, pension expense, or curtailment costs below its EBITA line. EV (Enterprise Value) was calculated using offer documents to calculate transaction price, and latest publicly filed target company reports to calculate net debt and number of shares of the target.

The offer price values PT above analysts’ fair valuations.
      The offer price is significantly higher than the median fair value for the Ordinary Shares recommended by analysts of leading international and Portuguese investment banks over the most recent six months, as set forth in the below. Market analysts’ fair value prices that are affected by the Offers are excluded from the table below.
Market Analysts’ Fair Value for PT Ordinary Shares (1)

			Fair Value
Analyst	Date	Recommendation	(€)

Sanford Bernstein	December 13, 2006	Hold	8.05
Exane BNP Paribas	December 13, 2006	Neutral	9.10
Banco Millennium BCP Investimento	December 1, 2006	Buy	11.50
Deutsche Bank	November 28, 2006	Hold	9.10
BPI	September 26, 2006	Hold	8.02
Lehman Brothers	September 15, 2006	Underweight	7.01
Median Fair Value per Share			8.58

(1)	Analyst reports do not specify fair value targets for PT ADSs.
Source: Research reports of leading investment banks in the above chart that have disclosed fair sum-of-the-parts valuations for PT, unaffected by the Offers.

Despite the deterioration of PT’s performance and adverse changes to our initial assumptions, we have decided to keep the offer price at €9.50 per PT Share.
      We have decided to keep the offer price at €9.50 per PT Share, which is the initial offer price that we announced in the Preliminary Announcement, despite the deterioration of PT’s performance and adverse changes to our initial assumptions since the Date of the Preliminary Announcement.
      The offer price of €9.50 per PT Share stated in the Preliminary Announcement was based on a number of assumptions and conditions, some of which are no longer valid or have not been met or effected. These assumptions and conditions, included, among others (i) no distribution of assets and/or reserves by PT in excess of a dividend of €0.385 per PT Share for 2005 and (ii) an expectation for PT to maintain during 2006 a financial performance broadly in-line with its 2005 financial results.
      However, the above assumptions and conditions have been either invalidated, not satisfied or adversely affected. In particular:

•	PT distributed a dividend of €0.475 per PT Share for 2005, which was higher than the dividend of €0.385 per PT Share that was announced prior to the Date of the Preliminary Announcement.

•	Our initial estimates for PT’s 2006 financial results were substantially higher than the actual results of PT during the first nine months of 2006. During the first nine months of 2006, PT’s operating performance deteriorated significantly compared to PT’s results over the same period in 2005 as demonstrated by a 35.0% decline in free cash flow, a 19.8% reduction in income from operations and a 5.6% decline in EBITDA.
      In addition, when the offer price of €9.50 per PT Share was announced on February 6, 2006, we expected that the necessary regulatory approvals for the Offers would take a long time to be obtained. We assumed that during such period there would be an increase in PT’s value, resulting from the maintenance within PT of the cash flows generated during such period (except for the distribution of the announced €0.385 dividend). However the deterioration of PT’s financial performance has meant that the expected increase in PT’s value has not materialized with a resulting knock-on effect on the expected value derived from the acquisition of PT for the Purchasers.

      At the Date of the Preliminary Announcement, the estimates for PT’s Adjusted EBITDA (as defined in the notes to the table above titled “Multiples of Comparable Listed European Telecommunications Companies vs. Multiples Implied in the Offer Price for PT” and as calculated in accordance with Schedule B), for the years ended December 31, 2006 and ending December 31, 2007 and 2008 were €2,425 million, €2,559 million and €2,589 million, respectively. As of December 2006, the same estimates were reduced to €2,145 million, €2,194 million, and €2,309 million, respectively. As a result, the €9.50 offer price per PT Share at the Date of the Preliminary Announcement implied a transaction multiple of 7.6x Adjusted EBITDA 2006, applying the assumptions at that date in terms of net debt, minorities and associates adjustments, unfunded pension liabilities net of taxes, pension expenses and curtailment costs. However, when the December 2006 Adjusted EBITDA 2006 estimates are applied, the €9.50 offer price per PT Share implies a transaction multiple of 8.0x. Alternatively, if a multiple of 7.6x at the Date of the Preliminary Announcement is applied to December 2006 projected Adjusted EBITDA 2006, the implied offer price per share would be only €8.7 (pro-forma for the current market estimates for net debt, minorities and associates adjustments, and PT’s latest reported unfunded pension liabilities net of taxes, without considering the risk factors above mentioned related to the incremental unfunded pension liabilities).
      PT’s changes to its underlying Unfunded Pension Liability assumptions in December 2005 and June 2006, as described in a PT filing with the CMVM on October 20, 2006 (the “PT Pension Document”), highlight an additional area of substantial risk. The calculation of the unfunded pension liability is based on long term projections, so small differences in the assumptions may cause a big impact on the present value of the liability. We consider PT’s reported unfunded pension liability assumptions as optimistic. By applying different assumptions, we believe that different conclusions, still acceptable from an accounting perspective, could be reached. However, this does not call into question the accounting accuracy of PT’s financial accounts. There is no unified approach to this matter as, for example, different companies in Portugal use different mortality tables with the approval of its auditors. Since December 2005, PT has twice changed its pension deficit assumptions, including its choice of mortality tables. When applying the Spanish 2000 mortality tables (PERM2000) to PT’s current assumptions, which we believe could more accurately reflect the life expectancy of the Portuguese population, the PT unfunded pension liabilities (gross of tax) increase by approximately €920 million.
      Furthermore, the historical growth of healthcare costs has been higher than the current 3.5%/ 3.0% (until December 2009/ following December 2009) assumed by PT. In addition, PT is using growth rates that are lower than its Portuguese identified comparables, as shown in the PT Pension Document. The new information included in the PT Pension Document provides further detail on the average age of PT’s pension population that suggests higher healthcare growth rates. We estimate that an increase in the long-term annual growth rate of healthcare costs to 4.5% could imply an increase of approximately €90 million in PT’s Unfunded Pension Liabilities (gross of tax).
      In addition, PT’s decision to increase the discount rate used to compute Unfunded Pension Liabilities from 4.5% to 5.0% in June 2006, places PT at the top of the Portuguese and international market references. The decrease in long-term yields since June 2006 until the date of this Offer to Purchase makes this assumption even more questionable. According to PT’s Interim Consolidated Report, this specific increase of the discount rate led to a reduction of €312 million in PT’s Unfunded Pension Liabilities (gross of tax) that should be disregarded.
      Without access to all the information about PT’s pension plan beneficiaries, we cannot make accounting judgments about which mortality table, or healthcare costs growth rate should be used or which adjustments should be considered. With regards to the discount rate, however, assuming current market conditions stay the same, we would use lower discount rates in accounting for the Unfunded Pension Liabilities.
      All the above changes since the Date of the Preliminary Announcement have negatively affected the transaction value drivers and have led to a deterioration of the fundamental asset value of PT, which should have led to a reduction of the offer price. The delay of the payment of the offer price due to the long time it took to obtain regulatory approvals of the Offers, has not compensated for the deterioration in value. Notwithstanding these changes, we have not requested authorization from the CMVM to reduce the offer price and have decided to keep the offer price at €9.50 per PT Share. We may, however, make such request if PT makes any additional distributions of its assets, through a dividend or otherwise, or if any of the other Assumptions in connection with the Offers are breached.

6.	Acceptance for Payment and Payment for Securities
      Upon the terms and subject to the conditions of the U.S. Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law and regulation, we will accept for payment, and will pay for, all PT Shares validly tendered and not properly withdrawn on or prior to the Expiration Date as promptly as practicable after the Expiration Date. We expect that all cash will be delivered holders of Ordinary Shares, or their respective nominees, that tender in the U.S. Offer on the third Portuguese business day following the Euronext Special Session. Consideration to be paid to shareholders who tender ADSs in the U.S. Offer will be transferred to the U.S. Tender Agent, who will act as agent for the purpose of receiving payments from us and transmitting such payments to ADS holders who tender ADSs in the U.S. Offer, at the same time as the consideration will be paid to holders of Ordinary Shares who tender in the U.S. Offer. On that day, the U.S. Tender Agent will enter into a currency exchange transaction to convert the Euro it receives into U.S. dollars for the purchase of the ADSs (which, as noted above, will determine the exchange rate at which the U.S. dollar amounts payable to you will be calculated). The currency exchange will take one to two U.S. business days. The U.S. Tender Agent will remit the U.S. dollar consideration, less currency exchange costs and withholding taxes, to holders of ADSs who tendered in the U.S. Offer within one U.S. business day after settlement of the foreign currency exchange transaction. Payment for ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the ADSs on your behalf with the Depositary Trust Company (“DTC”).
      Subject to applicable law and regulation, we expressly reserve the right to delay acceptance for payment of, or payment for, PT Shares in order to comply, in whole or in part, with any applicable law or regulation. Any such delays will be affected in compliance with Section 14e-1(c) under the Exchange Act, which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer.
      For purposes of the U.S. Offer, we will be deemed to have accepted for payment tendered PT Shares when the Offers are declared successful by Euronext at the Euronext Special Session. We will give written notice to the U.S. Tender Agent of our acceptance of the tenders of ADSs promptly following such Euronext Special Session. Payment for Ordinary Shares tendered and accepted pursuant to the U.S. Offer will be processed through the general daytime processing settlement system managed by Interbolsa (the company owned by Euronext Lisbon responsible to the Central Securities Depositary for book-entry and/or certificated securities, and operation of settlement systems for stock exchange and over-the-counter transactions).
      In all cases, payment for PT Shares accepted for payment pursuant to the U.S. Offer will be made only after timely receipt of:

•	in the case of Ordinary Shares, a sale order for such Ordinary Shares submitted to any member of Euronext Lisbon or an Intermediary at which you maintain an account for the Ordinary Shares on or prior to the Expiration Date, with notice of such sale order immediately forwarded by the member of Euronext Lisbon or the Intermediary to Euronext Lisbon, as described below under the section titled, “— Section 7. Procedure for Tendering PT Shares — Ordinary Shares”;

•	in the case of ADSs tendered in certificated form, receipt by the U.S. Tender Agent of ADRs evidencing ADSs together with a properly completed and duly executed ADS Letter of Transmittal and all other required documents, as described below under the section titled “— Section 7. Procedure for Tendering PT Shares — ADSs”; and

•	in the case of ADSs tendered by book-entry transfer, book-entry transfer of the ADSs to the DTC account of the U.S. Tender Agent, in either case with receipt by the U.S. Tender Agent of an original signature, or an Agent’s Message (as defined herein) instead of the ADS Letter of Transmittal, and all other required documents, as described below under the section titled “— Section 7. Procedure for Tendering PT Shares — ADSs.”

      Assuming the Offers expire at the same time, payment will be made to holders of Ordinary Shares on the third Portuguese business day following the Euronext Special Session. Payment may be made to tendering ADS holders at different times if delivery of the ADSs and other required documents occur at different times. Under no circumstances will interest be paid by us on the offer price for PT Shares pursuant to the Offer regardless of any delay in making such payments.
      If Sonaecom and Sonaecom B.V. increase the offer price to be paid for Ordinary Shares pursuant to the Portuguese Offer, we will pay such increased consideration for PT Shares purchased pursuant to the U.S. Offer.
      The offer price for the Ordinary Shares accepted for payment pursuant to the U.S. Offer will be the applicable Euro price of the U.S. Offer and the offer price for the ADSs accepted for payment pursuant to the U.S. Offer will be the U.S. dollar equivalent of the applicable Euro price of the U.S. Offer, based on the Applicable Exchange Rate. The offer price for the Ordinary Shares and Class A Shares tendered in the Portuguese Offer will be paid in Euro.
      If any tendered Ordinary Shares are not purchased pursuant to the U.S. Offer for any reason, unpurchased or untendered Ordinary Shares will remain in the account at Interbolsa of the tendering party.
      If any tendered ADSs are not purchased pursuant to the U.S. Offer for any reason, or if ADRs are submitted representing more ADSs than are tendered, ADRs for such unpurchased or untendered ADSs will be returned (or, in the case of ADSs tendered by book-entry transfer, such ADSs will be credited to the account at DTC of the tendering party, as the case may be), without expense to the tendering securityholder, as promptly as practicable following the expiration of the U.S. Offer.
      The Euronext Special Session will be convened on the first Portuguese business day following the expiration of the Portuguese Offer. Following the Euronext Special Session, the Offers will settle. It is expected that all PT Shares and Class A Shares tendered to us in the Offers will be delivered to us against payment in cash by us on the third Portuguese business day following the Euronext Special Session to determine the results of the Offers.
      The physical and financial settlement of the Offers will occur on the third business day following the Euronext Special Session pursuant to the Settlement and Clearance System provided for in the Regulation of Interbolsa no. 3/2004 and in the Notice of the Special Session of Euronext Lisbon.
      All charges inherent in the tendering of PT Shares in the Offers, notably brokerage fees, taxes levied on the seller and fees for the performance of stock exchange operations, will be borne by holders tendering in the Offers.
      The Purchasers reserve the right to transfer or assign to one or more of the Purchasers’ affiliates, in whole or from time to time in part, the right to purchase all or any portion of the PT Shares tendered in the Offers, but any such transfer or assignment will not relieve the Purchasers of their obligations under the U.S. Offer or prejudice the rights of tendering securityholders to receive payment for PT Shares validly tendered and accepted for payment pursuant to the U.S. Offer.

7.	Procedure for Tendering PT Shares

ADSs
      Valid Tenders. To validly tender ADSs pursuant to the U.S. Offer, (i) if you hold ADRs evidencing ADSs to be tendered, a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof with original signatures) together with the ADRs for the ADSs to be tendered and all other documents required by the ADS Letter of Transmittal must be received by the U.S. Tender Agent at one of its addresses set forth on the back cover of this document on or prior to the Expiration Date; or (ii) if you hold ADSs in book-entry form, the ADSs must be delivered to the U.S. Tender Agent pursuant to the procedures for book-entry transfer described below, and a confirmation of such delivery or an Agent’s Message, as defined below, must be received by the U.S. Tender Agent on or prior to the Expiration Date. Alternatively, you may be able to use the guaranteed delivery procedure described below to tender ADSs in the U.S. Offer.

      The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the U.S. Tender Agent and forming a part of a Book-Entry Confirmation (as defined herein), which states that DTC has received an express acknowledgment from the participant tendering the ADSs which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that we may enforce such agreement against such participant.
      Book-Entry Transfer. The U.S. Tender Agent will establish an account with respect to the ADSs at DTC for purposes of the U.S. Offer within two U.S. business days after the date of the commencement of the U.S. Offer, and any financial institution that is a participant in the Automated Tender Offer Program at DTC may make delivery of ADSs by causing DTC to transfer such ADSs into the U.S. Tender Agent’s account in accordance with DTC’s procedures for such transfer. In order to effect a tender of the ADSs you beneficially own, you should promptly contact your broker, dealer, commercial bank, trust company or other nominee and request that the nominee tender your ADSs for you.
      Although delivery of ADSs may be effected through book-entry transfer, an Agent’s Message and any other required documents, must be transmitted to and received by the U.S. Tender Agent on or prior to the Expiration Date. The confirmation of a book-entry transfer of ADSs into the U.S. Tender Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the U.S. Tender Agent.
      Guaranteed Delivery Procedures. If you are a holder of the ADSs and wish to tender your ADSs, but

•	the ADRs evidencing the ADSs are not immediately available;

•	time will not permit your ADRs evidencing the ADSs or other required documents to reach the U.S. Tender Agent on or prior to the Expiration Date; or

•	the procedure for book-entry transfer cannot be completed on or prior to the Expiration Date, you may effect a tender of your ADSs if:

•	the tender is made through a participant in the Securities Transfer Agents Medallion Program, or an “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act);

•	on or prior to the Expiration Date, the U.S. Tender Agent receives from an “eligible guarantor institution” a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we have provided, setting forth your name and address, and the amount of ADSs you are tendering and stating that the tender is being made by notice of guaranteed delivery; these documents may be delivered by hand, transmitted by facsimile transmission or mailed to the U.S. Tender Agent; and

•	the U.S. Tender Agent receives within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery, a properly completed and duly executed ADS Letter of Transmittal (or a facsimile thereof with an original signature), the ADRs for all physically tendered ADSs, in proper form for transfer, or a book-entry confirmation of transfer of such ADSs into the U.S. Tender Agent’s account at DTC, including the Agent’s Message instead of an ADS Letter of Transmittal, as the case may be, with any required signature guarantees and any other documents required by the ADS Letter of Transmittal, will be deposited by the undersigned with the U.S. Tender Agent.
      Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on an ADS Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange Medallion Program, or by any other “eligible guarantor institution” as defined under Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on an ADS Letter of Transmittal need not be guaranteed (a) if the ADS Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the ADSs) of ADSs tendered therewith and such registered owner has not completed the box entitled “Special

Payment Instructions” on the ADS Letter of Transmittal, or (b) if such ADSs are delivered for the account of an Eligible Institution. See Instructions 1 and 5 of the ADS Letter of Transmittal. If the ADSs are registered in the name of a person other than the signer of the ADS Letter of Transmittal, or if payment is to be made or ADRs for ADSs not tendered or not accepted for payment are to be returned to a person other than the registered owner of the ADSs, then the ADRs for the tendered ADSs must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) appear on the ADRs, with the signatures on the ADRs or stock powers guaranteed as described above. See Instructions 5 and 6 of the ADS Letter of Transmittal.
      The method of delivery of ADSs, the ADS Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by the U.S. Tender Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery. We expressly reserve the right, in our sole discretion, not to count the ADSs that are tendered using the guaranteed delivery procedure towards the satisfaction of the Minimum Condition, unless such procedures are fully complied with and the ADSs are received by the U.S. Tender Agent prior to the Euronext Special Session in connection with the Offers.
      Other Requirements. Notwithstanding any provision hereof, payment for ADSs that are accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. Tender Agent of (a) a Book-Entry Confirmation with respect to ADSs or ADRs evidencing such ADSs, and (b) in the case of tendered ADRs, (i) an ADS Letter of Transmittal, properly completed and duly executed (or a manually executed copy thereof), with any required signature guarantees (or, in the case of a book-entry transfer of ADSs, an Agent’s Message in lieu of the ADS Letter of Transmittal), and (ii) any other documents required by the ADS Letter of Transmittal.
      Appointment as Agent. By executing and delivering an ADS Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message, in lieu of an ADS Letter of Transmittal), the tendering ADS holder authorizes the U.S. Tender Agent to act as its agent and, following the Expiration Date and the acceptance by us of the ADSs, to present the ADSs delivered to the U.S. Tender Agent by or on such holder’s behalf to the ADR Depositary for cancellation and withdrawal of the net proceeds and such ADSs. The tendering ADS holder further authorizes the U.S. Tender Agent to deliver the net proceeds to such tendering holder in accordance with the instructions in the ADS Letter of Transmittal and to tender such ADSs in the U.S. Offer and deliver them to us upon receipt by the U.S. Tender Agent from us of the offer price for such ADSs.
      Appointment as Proxy. By executing and delivering an ADS Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message), the tendering ADS holder irrevocably appoints designees of ours as such holder’s proxies, each with full power of substitution, to the full extent of such ADS holder’s rights with respect to the ADSs tendered by such ADS holder and accepted for payment by us and with respect to any and all cash dividends, distributions, PT Shares, rights or other securities issued or issuable in respect of such ADSs or the underlying PT Shares on or after the date of this document (collectively, “Distributions”). All such proxies will be considered coupled with an interest in the tendered PT Shares. Such appointment is effective when, and only to the extent that, we accept for payment ADSs tendered by such ADS holder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such ADS holder with respect to such ADSs (and with respect to any and all Distributions) will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the ADSs purchased and related Distributions for which the appointment is effective, be empowered to exercise all voting and other rights of such ADS holder as they, in their sole discretion, may deem proper. We reserve the right to require that, in order for ADSs to be deemed validly tendered, immediately upon our payment for such ADSs, we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such ADSs and Distributions, including instructing the custodian as to voting at any general meeting of PT shareholders.

      Partial Tenders. If fewer than all of the ADSs evidenced by ADRs delivered to the U.S. Tender Agent are to be tendered, the holder thereof should so indicate in the ADS Letter of Transmittal by filling in the number of ADSs which are to be tendered in the box entitled “Number of ADSs Tendered” in the ADS Letter of Transmittal. In such case, a new ADR for the untendered ADSs represented by the old ADR will be sent to the person(s) signing such ADS Letter of Transmittal as promptly as practicable following the date the tendered ADSs are accepted for payment.
      ALL ADSs DELIVERED TO THE U.S. TENDER AGENT WILL BE DEEMED TO HAVE BEEN TENDERED UNLESS OTHERWISE INDICATED. SEE INSTRUCTION 4 OF THE ADS LETTER OF TRANSMITTAL.

Ordinary Shares
      Valid Tenders. To validly tender Ordinary Shares in the U.S. Offer, you, or your broker or other nominee on your behalf, must submit a sale order for such Ordinary Shares to any member of Euronext Lisbon or an Intermediary at which you maintain an account for the Ordinary Shares on or prior to the Expiration Date and, the member of Euronext Lisbon or the Intermediary must provide notice of such sale order to Euronext Lisbon.
      Sale orders for tenders in the Offers will be entered into a designated system for compiling tender offer sales orders. Following the expiration of the Offers, the sale orders of holders of Ordinary Shares will be aggregated through Euronext Lisbon. With respect to Ordinary Shares tendered in the U.S. Offer, instructions by shareholders to submit sale orders can be cancelled at any time on or prior to the Expiration Date. With respect to Ordinary Shares tendered in the Portuguese Offer, instructions by shareholders to submit sale orders can be cancelled at any time on or prior to the fifth calendar day before the expiration of the Portuguese Offer. After this time, any Ordinary Shares tendered are “blocked” until the Euronext Special Session is held to determine and announce the results of the Portuguese Offer and the U.S. Offer is settled. The respective Ordinary Shares continue to be registered in the name of the respective holder until it has been determined that the Offers succeed and are settled. Under Portuguese law, Euronext Lisbon is responsible for supervising the aggregation and settlement process and publishing the number of Ordinary Shares tendered in the Offers.
      The method of instruction of the sale order is at the election and risk of the tendering holder. Delivery of all such documents will be deemed made only when actually received by Euronext Lisbon. In all cases, sufficient time should be allowed to ensure timely delivery.
      Other Requirements. Notwithstanding any provision hereof, payment for Ordinary Shares accepted for payment pursuant to the U.S. Offer will in all cases be made only after timely execution of a sale order for such Ordinary Shares.

General
      Binding Agreement. The valid tender of PT Shares pursuant to one of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the U.S. Offer. Our acceptance for payment of PT Shares, as described above, will constitute a binding agreement between the tendering securityholder and us upon the terms and subject to the conditions of the U.S. Offer. Under no circumstances will interest be paid by us on the offer price for the PT Shares regardless of any extension of the U.S. Offer or any delay in making such payment.
      Determination of Validity. Subject to the regulations of Euronext Lisbon with respect to sale orders for Ordinary Shares, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of PT Shares for payment will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any PT Shares of any particular securityholder whether or not similar defects or irregularities are waived in the case of any other securityholder. No tender of PT Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of us, any of our affiliates or assigns, the U.S. Tender Agent, the

Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the U.S. Offer (including the ADS Letter of Transmittal and the instructions thereto) will be final and binding.
      If you are in any doubt about the procedure for tendering PT Shares in the U.S. Offer, please contact the Information Agent at its address and telephone number as it appears on the back cover of this document.

8.	Withdrawal Rights
      Except as otherwise provided in this Section 8, tenders of PT Shares under the U.S. Offer are irrevocable.
      PT Shares tendered pursuant to the U.S. Offer may be withdrawn at any time prior to 11:30 a.m, New York City time, on Friday, March 9, 2007, the Expiration Date (unless we extend the offer period, in which case the term “Expiration Date” shall mean the latest time and date at which the U.S. Offer, as so extended, shall expire). Thereafter, tenders are irrevocable.
      U.S. securities laws provide that the securities tendered in a tender offer may be withdrawn at any time after 60 days from the date of the original offer. If the Expiration Date is extended, the acceptance of the tenders may occur more than 60 days from commencement of the U.S. Offer. Accordingly, we have requested from the SEC and have been granted exemptive relief from Section 14(d)(5) under the Exchange Act to permit us to terminate withdrawal rights in the Offer if the Expiration Date is extended beyond 60 days from the date of the original tender offer until acceptance of tenders under the U.S. Offer, which shall be on the third Portuguese business day following the Euronext Special Session.
      For a withdrawal of tendered Ordinary Shares to be effective, you or your nominee must request that the intermediary in whose name your Ordinary Shares are registered cancel the sale order for your Ordinary Shares while you still have the right to withdraw the Ordinary Shares. Your ability to withdraw previously tendered ordinary shares may be affected by the ability of the member of Euronext Lisbon or the Intermediary in whose name such ordinary shares are registered to timely cancel the sale order.
      For a withdrawal of tendered ADSs to be effective, a written or facsimile transmission notice of withdrawal, in either case with original signature, must be timely received by the U.S. Tender Agent at one of its addresses set forth on the back cover of this document. Any notice of withdrawal must specify the name of the person having tendered the ADS to be withdrawn, the number of ADSs to be withdrawn and the name of the record holder of the ADSs to be withdrawn, if different from that of the person who tendered such ADSs. If ADRs evidencing the ADSs to be withdrawn have been delivered or otherwise identified to the U.S. Tender Agent, then, prior to the physical release of those ADRs, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such ADSs have been delivered for the account of an Eligible Institution. If ADSs have been delivered pursuant to the procedures for book-entry transfer as set forth in “— Section 7. Procedure for Tendering PT Shares — ADSs,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn ADSs. If ADRs evidencing the ADSs have been delivered or otherwise identified to the U.S. Tender Agent, the name of the registered owner and the serial numbers shown on such ADRs must also be furnished to the U.S. Tender Agent prior to the physical release of such ADRs.
      All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. No withdrawal of PT Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of us, any of our affiliates or assigns, the U.S. Tender Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of PT Shares may not be rescinded, and any PT Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the U.S. Offer. However, withdrawn PT Shares may be re-tendered by following one of the procedures for tendering PT Shares described in “— Section 7. Procedure for Tendering PT Shares” at any time on or prior to the Expiration Date.

      If we extend the Offer, are delayed in our acceptance for payment of PT Shares or are unable to accept for payment PT Shares pursuant to the Offers for any reason, then, without prejudice to our rights under the U.S. Offer, but subject to the applicable rules of the SEC, the U.S. Tender Agent may, nevertheless, on our behalf, retain tendered ADSs and such ADSs may not be withdrawn except to the extent that tendering securityholders are entitled to withdrawal rights as set forth above.

9.	Extension of the Tender Period and Amendments
      We may extend the U.S. Offer when we are required to do so by applicable laws and regulations. If we make a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, we will extend the U.S. Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, subject to the exemptions applicable under Tier II relief. The minimum period during which a tender offer must remain open following material changes in the terms of the U.S. Offer or the information concerning the U.S. Offer, other than a change in price or a change in the percentage of PT Shares sought, is generally five U.S. business days, but will depend upon the facts and circumstances, including the relative materiality of the changes to terms or information. With respect to a change in price or a change in the percentage of PT Shares sought, a minimum period of ten U.S. business days is required to allow for adequate dissemination to holders and investor response.
      No subsequent offering period is contemplated following the expiration of the initial offering period of the U.S. Offer in accordance with Rule 14d-11 of the Exchange Act.

10.	Representations and Warranties of Tendering Securityholders
      Each holder of PT Shares, by tendering PT Shares in the U.S. Offer, irrevocably undertakes, represents, warrants and agrees (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) as follows:

•	in the event of tender of Ordinary Shares, that it is a U.S. resident;

•	that it has the full power and authority to tender and assign the PT Shares tendered, and that our acceptance for payment of PT Shares tendered pursuant to the U.S. Offer will constitute a binding agreement between us and the tendering securityholder containing the terms and conditions of the U.S. Offer;

•	that the tendering of its PT Shares (and the execution of the ADS Letter of Transmittal, if applicable) shall constitute:

•	an acceptance of the U.S. Offer in respect of the number of PT Shares identified therein,

•	an undertaking to execute all further documents and give all further assurances which may be required to enable us to obtain the full benefit and to obtain title to the tendered PT Shares, and

•	that each such acceptance shall be irrevocable, subject to the accepting holder not having validly withdrawn his or her acceptance;

•	that the PT Shares in respect to which the U.S. Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends or other distributions hereafter declared, made or paid;

•	that the tendering of its PT Shares (and the execution ADS Letter of Transmittal, if applicable) constitutes, subject to the tendering holder of PT Shares not having validly withdrawn its tender, an irrevocable authority and request (i) to Interbolsa, or DTC, as applicable to procure the registration of the transfer of the PT Shares pursuant to the U.S. Offer and the delivery of any and all document(s) of title in respect thereof to us or our nominees; and (ii) to us or our agents, to record and act upon any instructions with regard to notices and payments which have been recorded in the records of Interbolsa or DTC, as applicable, in respect of such holder’s holding(s) of PT Shares;

•	that the tendering of its ADSs (and the execution of the ADS Letter of Transmittal), if applicable constitutes, subject to the accepting holder not having validly withdrawn his or her acceptance, the irrevocable appointment of the U.S. Tender Agent and its directors and agents as such holder’s attorney-in-fact and an irrevocable instruction to the attorney-in-fact to complete and execute any and all form(s) of transfer and/or other document(s) which are necessary or required at the discretion of the attorney-in-fact in order to transfer the ADSs in respect of which the tendering holder of ADSs has not validly withdrawn its tender, in our name or such other person or persons as we may direct, and to deliver such form(s) of transfer and/or other document(s) together with other document(s) of title relating to such ADSs and to do all such other acts and things as may in the opinion of the attorney-in-fact be necessary or required for the purpose of, or in connection with, the acceptance of the U.S. Offer and to vest title to the ADSs in us or our nominees as aforesaid; and

•	that it agrees to ratify each and every act or thing that may be done or effected by us or any of our directors or agents, Interbolsa or DTC or their respective agents, as the case may be, in the proper exercise of the power and/or authorities of any such person.

11.	The Extraordinary General Meeting of PT Shareholders
      Under the Articles of Association, the voting rights exercised by a single shareholder of Ordinary Shares are limited to a maximum of 10% of PT’s share capital. As a result, no single shareholder of Ordinary Shares can exercise voting rights, in his own name or on behalf of other shareholders, representing more than 10% of PT’s share capital. Holders of ADSs are treated as holders of the Ordinary Shares represented by the ADSs for purposes of determining the applicability of the 10% limitation on voting rights. Voting instructions of an individual ADS holder will not be accepted by PT as votes of the Ordinary Shares to the extent that such votes, together with any votes cast by such ADS holder as holder of Ordinary Shares, exceed 10% of the voting power of PT. In addition, the Articles of Association also prohibit an entity that competes directly or indirectly with PT or its subsidiaries from holding more than 10% of PT’s Ordinary Shares without approval at a general meeting of PT shareholders.
      The removal of the 10% voting limitation in the Articles of Association and the approval of the Purchasers acquiring more than 10% of PT’s share capital require the approval of the holders of PT Shares voted at the EGM. We cannot ensure that an EGM to consider the proposed amendment and authorization will be called and held. However, the chairman of the board of directors of PT stated on August 10, 2006, that the board of directors of PT has a fiduciary duty to call the EGM to consider approving the amendment to and authorization under the Articles of Association. Furthermore, a shareholder or group of shareholders representing 5% or more of the share capital of PT may request that the EGM be convened.
      The Purchasers expect that the EGM will be called and convened during the offer period. In the event PT convenes the EGM while the Offers are open to consider whether to approve the amendment to and authorization under its Articles of Association as described in the conditions above, PT is expected to publish information relating to the date and agenda for the EGM, as well as instructions for how shareholders may vote their PT Shares, once a date for the EGM has been determined. There will be a minimum 30-day period between the notice of the EGM and the date on which the EGM is held.
      If the EGM is requested by a shareholder or group of shareholders representing at least 5% of the share capital of PT, the chairman of the general meeting must publish a convening notice of the EGM within 15 days following receipt of the request. If the EGM is requested by a shareholder or group of shareholders representing at least 5% of the share capital of PT, the EGM is required to take place within 45 days from the date of the publication of the convening notice. Any shareholder or group of shareholders holding, at least 5% of PT’s share capital, may request that certain issues are inserted in the agenda for any general meeting. Such insertion will be published up until 10 days before the date of the EGM. The convening notice would be filed by PT with the CMVM and the SEC and we encourage you to read any such announcements or information relating to any general meeting of PT shareholders convened in connection with the offers and to consider them carefully. We encourage you to vote at any EGM to vote on the matters related to the conditions of the offers.

      We intend to distribute solicitation materials in connection with the EGM complying with the requirements and rules of Portuguese law. The Purchasers intend to furnish copies of such solicitation materials to the SEC as an amendment to the Schedule TO to explain to PT shareholders why they should vote in favor of the proposed amendment to and authorization under the Articles of Association in connection with the conditions to the Offers.
      The voting of Ordinary Shares or ADSs is wholly separate from, and is not a condition to, the tender of Ordinary Shares or ADSs in the U.S. Offer.
      Holders of Ordinary Shares and/or ADSs may validly tender such Ordinary Shares and/or ADSs in the U.S. Offer, regardless of whether or how such Ordinary Shares and/or ADSs are voted at the EGM. However, assuming a quorum is present at the EGM to consider and vote on matters relating to the conditions to the Offers, a sufficient number of PT shareholders must vote to amend the Articles of Association and grant the authorization to ensure the resolutions are approved.
      The proposed amendment to the Articles of Association to remove the limitation on a single shareholder or group of shareholders from voting more than 10% of PT’s share capital will be approved (i) if at the EGM there is a quorum of one-third of PT’s outstanding share capital and shareholders representing two-thirds of PT’s share capital present vote in favor of the amendment or (ii) if the original EGM is adjourned for lack of quorum, at the re-convened EGM Shareholders representing either two-thirds of PT’s share capital present or, if more than 50% of PT’s outstanding share capital is present at the EGM, shareholders representing a majority of shares present at the EGM vote in favor of the amendment.
      The proposed authorization under the Articles of Association to permit the Purchasers to acquire more than 10% of PT’s share capital will be approved if shareholders representing a majority of shares present and voting at the EGM vote in favor of the authorization.
      The Portuguese government, as holder of all outstanding Class A Shares, has the right to veto the authorization to permit us to own in excess of 10% of PT’s share capital and the amendments to the Articles of Association removing the 10% voting limitation as the Class A Shares have the right to vote on the amendment to and authorization under the Articles of Association. If the Class A Shares are voted in connection with such resolutions, the amendment and the authorization must be approved by a majority of the Class A Shares that are voted in connection with the resolutions. Alternatively, the Portuguese government, as the holders of the Class A Shares, can abstain from voting at the general meeting of PT shareholders.
      SHARES THAT ARE NOT VOTED AT THE EGM MAY ADVERSELY AFFECT THE LIKELIHOOD OF THE PROPOSED AMENDMENT OF AND/ OR AUTHORIZATION UNDER THE ARTICLES OF ASSOCIATION BEING APPROVED.

CERTAIN PORTUGUESE AND U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of certain Portuguese and U.S. federal income tax consequences relevant to an exchange of PT Shares for cash pursuant to the U.S. Offer. The discussion below is a general summary only; it is not a substitute for tax advice. The discussion below deals only with investors that hold PT Shares as capital assets, and does not consider the circumstances of particular holders subject to special tax regimes, such as banks, insurance companies, regulated investment companies, dealers, traders in securities that elect mark-to-market treatment, tax-exempt entities, persons that hold PT Shares as part of a hedge, constructive sale, straddle, conversion or integrated financial transaction, investors that have acquired PT Shares upon exercise of employee options or otherwise as compensation, and persons that have at any time held 5% or more (by vote or value) of any class of PT’s stock.
      EACH HOLDER SHOULD SEEK ADVICE FROM AN INDEPENDENT TAX ADVISOR REGARDING THE TAX CONSEQUENCES UNDER ITS OWN PARTICULAR CIRCUMSTANCES OF RECEIVING CASH IN EXCHANGE FOR ITS PT SHARES UNDER THE LAW OF PORTUGAL, THE UNITED STATES AND THEIR CONSTITUENT JURISDICTIONS AND ANY OTHER JURISDICTION WHERE THE HOLDER MAY BE SUBJECT TO TAXATION.

1.	Portuguese Tax Consequences
      If you are not resident in Portugal for Portuguese tax purposes, you will generally not be subject to Portuguese tax in respect of an exchange of PT Shares for cash pursuant to the U.S. Offer, unless the PT Shares are registered on the books of a Portuguese permanent establishment that you maintain. Capital gains derived by a U.S. holder from the sale or other disposition of ADSs or Ordinary Shares (including deposits and withdrawals of Ordinary Shares in exchange for ADSs), under the convention between the United States and the Portuguese Republic for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, including the protocol thereto, will not be subject to Portuguese capital gains tax.

2.	U.S. Federal Income Tax Consequences
      The following discussion, which is for general information only, applies to U.S. Holders (as defined below) of PT Shares. It is limited to the U.S. federal income tax consequences of the receipt of cash in exchange for PT Shares and does not purport to consider all aspects of U.S. federal taxation that might be relevant to any particular investor. It does not address U.S. state, local or other tax considerations and U.S. Holders are urged to consult their tax advisors regarding the U.S. state, local and other tax consequences of disposing of PT Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, its legislative history, existing, proposed and temporary regulations promulgated hereunder and administrative and judicial interpretations thereof, all of which are subject to change (or changes in interpretation), possibly with a retroactive effect. Neither Purchaser has sought or will seek a ruling from the U.S. Internal Revenue Service (“IRS”) as to the U.S. federal income tax consequences of the U.S. Offer. No assurance can be given that the IRS will not assert, or a court would not sustain, a position concerning the tax consequences of the U.S. Offer that is contrary to this discussion.
      As used in this discussion, the term “U.S. Holder” means a beneficial owner of PT Shares that is: (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation, or other entity treated as a corporation created or organized under the laws of the United States or any State or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions. The U.S. federal income tax consequences to a holder that holds its PT Shares through a partnership or other passthrough entity will depend upon the nature of the assets and the activities of the partnership or other passthrough entity. Holders who hold an interest in a partnership or other passthrough entity that owns PT Shares should consult their tax advisors as to the U.S. federal income tax consequences to such holders of the exchange of PT Shares for cash pursuant to the U.S. Offer.

      The exchange of PT Shares for cash consideration pursuant to the U.S. Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that exchanges ADS for cash pursuant to the U.S. Offer will recognize gain or loss on the exchange of its ADS in an amount equal to the difference between (a) the amount of cash received and (b) its tax basis in the ADS. A U.S. Holder that exchanges Ordinary Shares for Euros pursuant to the U.S. Offer will recognize capital gain or loss in an amount equal to the difference between (a) the U.S. dollar value of the Euros received, determined on the date of the Euronext special stock exchange session (or in the case of cash basis and electing accrual basis taxpayers, the settlement date) and (b) such U.S. Holder’s tax basis in the Ordinary Shares surrendered. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in its PT Shares is more than one year. Gain or loss is determined separately for each block of PT Shares (i.e., shares acquired at the same time and price) exchanged.
      A U.S. Holder of Ordinary Shares that exchanges such shares for Euros pursuant to the U.S. Offer will have a tax basis in the Euros received equal to the U.S. dollar amount taken into income. Any gain or loss realized by a U.S. Holder on a subsequent conversion of Euro into U.S. dollars (or other disposition) generally will be ordinary income or loss.
      The conversion of ADS into Ordinary Shares by a U.S. Holder will not be taxable for U.S. federal income tax purposes. The basis of a U.S. Holder in the Ordinary Shares received in exchange for ADS will equal the U.S. Holder’s adjusted tax basis in its ADS immediately before such exchange, increased by the amount of the fee paid to the U.S. Tender Agent in order to effectuate such conversion.
      U.S. Federal Backup Withholding Tax. Payments to which a holder will be entitled pursuant to the U.S. Offer may be subject to U.S. federal backup withholding tax at a rate of 28%, unless the holder (i) is a corporation, or other exempt recipient or (ii) provides a taxpayer identification number and otherwise complies with the backup withholding rules. With respect to the tender of the ADS, each holder that is a U.S. person should complete and sign the Substitute Form W-9 that is included with the ADS Letter of Transmittal and return it to the U.S. Tender Agent. With respect to the tender of the Ordinary Shares, the U.S. Holder may be required by its broker to submit a Substitute Form W-9.
PRICE RANGE OF ORDINARY SHARES AND ADSs; DIVIDENDS

1.	Price Range of Ordinary Shares and ADSs
      The Ordinary Shares are listed and traded on Euronext Lisbon under the symbol “PT” and the ADSs are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “PT”.
      The following table sets forth, for the periods indicated, (i) the high and low closing sales prices of Ordinary Shares, in Euro, as reported on Euronext Lisbon, and (ii) the high and low closing sales prices of the ADSs, in

U.S. dollars, as reported on the NYSE, as disclosed in PT’s public filings for 2004 and 2005 and as published by Bloomberg for the relevant periods of 2006 and 2007.

	Euronext		New York Stock
	Lisbon per		Exchange per
	Ordinary Share		ADS

	Low	High	Low	High

2004	€		$
First Quarter	7.98	9.42	10.02	11.78
Second Quarter	8.20	9.28	9.76	11.17
Third Quarter	8.13	8.94	9.98	11.00
Fourth Quarter	8.78	9.27	11.19	12.37

2005	€		$
First Quarter	8.90	9.73	11.57	12.51
Second Quarter	7.55	9.23	9.24	11.93
Third Quarter	7.44	8.16	8.94	10.10
Fourth Quarter	7.38	8.69	8.80	10.29

2006	€		$
First Quarter (through February 6, 2006)(1)	8.09	8.87	9.82	10.07
First Quarter (after February 6, 2006)(1)	9.57	10.29	9.82	12.43
Second Quarter	9.16	10.18	11.66	12.72
Third Quarter	9.44	9.90	11.89	12.71
Fourth Quarter	9.65	9.90	12.19	13.04

2007	€		$
First Quarter (through January 12, 2007)	9.78	10.33	12.80	13.29

(1)	February 3, 2006 for the ADSs traded on the NYSE, because the Preliminary Announcement of February 6, 2006 was disclosed before the closing of the NYSE, which was after the closing of Euronext Lisbon.
      Shareholders are urged to obtain a current market quotation for the Ordinary Shares and ADSs.
      On February 5, 2006, the day before we announced our intention to make the offers, the closing price of the ordinary shares on Euronext Lisbon was €8.20 per share and the closing price of the ADSs on the NYSE was $9.82 per share. On January 15, 2007, the last trading day on Euronext Lisbon before we commenced the U.S. offer, the closing price of the ordinary shares was €10.18 per share. On January 12, 2007, the last trading day on the NYSE before we commenced the U.S. offer, the closing price of the ADSs was $13.15 per share.

2.	Dividends
      The PT annual general meeting of shareholders held on April 21, 2006, approved a €0.475 gross dividend per PT Share for 2005. When we announced our intention to launch the Offers on February 6, 2006, the announced dividend by the Executive Committee of PT for 2005 was €0.385 per PT Share.
POSSIBLE EFFECTS OF THE OFFERS ON THE MARKET FOR PT SHARES
1.     Effects of the Offers on the Market for the PT Shares
      In the event that we acquire more than 90% of the outstanding voting rights of the share capital of PT and more than 90% of the shares subject to the Offers, we reserve the right to use the compulsory acquisition mechanism provided for in article 194 of the Portuguese Securities Code (“Article 194”) to purchase the remaining PT Shares held by the public. This will cause the immediate delisting of the Ordinary Shares (and consequently the ADSs), with no possibility of re-listing the Ordinary Shares for a period of one year. However, if the Class A Shares are not tendered in the Portuguese Offer, we will not be able to use the compulsory acquisition mechanism.
      If we acquire more than 90% of the outstanding voting rights of PT and more than 90% of the PT Shares subject to the Offers and we do not exercise the right of compulsory within three months following the Euronext Special Session, PT shareholders may individually issue, by written notice to the Purchasers, a request for the Purchasers to make an offer within eight days to purchase such Ordinary Shares. If the Purchasers do not provide such a proposal or if the proposal which is provided is not considered satisfactory, any holder of Ordinary Shares may effect a compulsory sale by filing a declaration before the CMVM together with (i) satisfactory evidence proving the deposit, or the “blockage” of, the Ordinary Shares to be sold and (ii) indication of the consideration calculated in accordance with the terms of article 188 of the Portuguese Securities Code. Once the sale has been verified and the terms approved by the CMVM, the sale is effective upon notification to the Purchasers. There is no right of compulsory acquisition as described above if the 90% holding is exceeded by the Purchasers’ acquisitions made subsequent to the Offers.
      Should the 90% thresholds not be achieved or should the Class A Shares not be tendered in the Offers, we will not be able to use the compulsory acquisition mechanism and would anticipate that PT will continue as a public company and may maintain its listing on Euronext Lisbon and NYSE following our consummation of the Offers. However, after the completion of the offers, the Ordinary Shares and/or ADSs may no longer meet the continued listing requirements of Euronext Lisbon or the NYSE, as applicable. We do not have any plans at this stage to propose any business combination following the completion of the Offers that would cause the Ordinary Shares and ADSs that are not purchased pursuant to the Offers to be exchanged for other securities in a merger or similar transaction, but we reserve the right to propose such a transaction in the future. Although we do not have any such plans, following the consummation of the Offers, we, or companies under a control or group relationship with us, may from time to time seek to acquire through open market purchases, privately negotiated transactions, mergers, additional tender offers or otherwise, at prices different than the one to be paid in the Offers, additional Ordinary Shares and ADSs, subject to, and to the extent permitted by, applicable law.
     Euronext Lisbon Listing
      Purchases of Ordinary Shares pursuant to the Offers may reduce substantially the number of Ordinary Shares that might otherwise trade publicly and may also reduce the number of holders of Ordinary Shares. The reduction in publicly traded Ordinary Shares will likely adversely affect the liquidity, marketability and market value of the Ordinary Shares. Following completion of the Offers, there may no longer be a market for the Ordinary Shares and the Ordinary Shares will cease to be listed and traded on Euronext Lisbon. Pursuant to article 228 of the Portuguese Securities Code, in order to maintain PT’s listing on Euronext Lisbon, PT Shares must be adequately publicly dispersed or, where a number of shares of the same category are issued, it is considered that the market can operate in a regular fashion even if fewer shares are dispersed. Pursuant to rule 6702/01 of Euronext Lisbon Harmonised Rules, this dispersion cannot, in any event fall below 5% or an aggregate amount of €5,000,000.
      Sonaecom and Sonae are publicly held companies quoted on Euronext Lisbon and are included in the PSI 20 Index. The capital market has been a strong financing source for both companies’ growth. The Purchasers intend to keep Sonaecom, PT or the combined Sonaecom Group and PT Group, or any parts or combinations thereof, following the Offers (the “Combined Company”), as the case may be, as major companies listed and traded on Euronext Lisbon and part of the PSI 20 Index.
     NYSE Listing
      The purchase of ADSs pursuant to the U.S. Offer may reduce substantially the number of ADSs that might otherwise trade publicly and may reduce the number of holders of ADSs. The reduction in the number of publicly traded ADSs will likely adversely affect the liquidity, marketability and market value of the ADSs held by the public.
      It is possible that, due to decreases in the number of ADS holders, trading volume and the potential reduction of the market value of the ADSs following the consummation of the U.S. Offer, the ADSs will no longer meet the continued listing requirements of the NYSE. In the event that the ADSs fail to meet its continued listing requirements or are de-registered under the Exchange Act, we may cause PT, or the NYSE may choose, at its sole discretion, to delist the ADSs. According to the Interim Consolidated Report, as of June 30, 2006, there were 49,884,792 ADSs outstanding. According to the PT 20-F, as of March 31, 2006, approximately 5% of PT’s share capital was held in the form of ADSs by 117 holders of record. If, as result of the purchase of ADSs in the U.S. Offer or otherwise, the ADSs no longer meet the requirements of the NYSE for continued listing and the listing of the ADSs is discontinued, the market for the ADSs could be adversely affected.
      If the NYSE were to delist the ADSs, it is possible that the ADSs would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of securityholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the ADSs on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the ADSs or whether it would cause future market prices to be greater or less than the offer price.
      The ADSs are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If the NYSE listing for the ADSs is terminated following the purchase of the ADSs pursuant to the U.S. Offer, the ADSs will no longer constitute margin securities for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

2.	Exchange Act Registration
      PT Shares are currently registered under Section 12(b) of the Exchange Act. Registration of these securities may be terminated upon application by PT to the SEC if the ADSs are no longer listed on NYSE and/or certain other conditions are satisfied thus terminating PT’s reporting obligations under the Exchange Act.
CERTAIN INFORMATION CONCERNING PT
      The information contained in this Offer to Purchase regarding PT is derived from or is based upon reports and other documents on file with the SEC, including the PT 20-F, the Interim Consolidated Report, and other publicly available data, which has not been independently verified by the Purchasers. We do not have any knowledge of any facts or circumstances that would indicate that any statement regarding PT contained herein is untrue or materially misleading. However, we do not represent that the information contained herein with respect to PT is accurate and complete, and we do not take responsibility for any failure by PT to disclose events that may have occurred and may cause the information relied on by us to be materially misleading.
      As a foreign private issuer, PT is subject to the information and reporting requirements of the Exchange Act and, accordingly, is obligated to file periodic and current reports and other information with the SEC relating to its business, financial condition and other matters. PT also furnishes to its shareholders annual reports, which include financial statements audited by its independent certified public accountants, and other reports which U.S. and Portuguese law requires PT to send to its shareholders. As a foreign private issuer, PT is not required to furnish proxy statements to holders of PT Shares. You may read and copy any reports or other information that PT files with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549 or at the website maintained by the SEC at http://www.sec.gov. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.
      PT is a public company, limited by shares, with its registered office at Avenida Fontes Pereira de Melo, 40, Lisbon, Portugal, registered at the Commercial Registry Office of Lisbon under the Unique Registration Number 503 215 058. According to the Interim Consolidated Report, PT’s fully paid share capital is

€395,099,775.00 divided into 1,128,856,000 Ordinary Shares (including 49,884,792 ADSs) and 500 Class A Shares authorized and outstanding.
      PT’s principal office is located at Avenida Fontes Pereira de Melo, 40, 1069-300 Lisbon, Portugal and its telephone number is +351 21 500 1701.
CERTAIN INFORMATION CONCERNING SONAE,
SONAECOM AND SONAECOM B.V.
      The Purchasers are:

•	Sonae, sociedade anónima, a public company, limited by shares, with its registered office at Lugar do Espido, Via Norte, Maia, Portugal, registered at the Commercial Registry Office of Maia, Portugal under the Unique Registration Number 500 273 170. Sonae’s fully paid share capital is €2,000,000,000.00 divided into 2,000,000,000 ordinary shares with a nominal value of €1.00 each. Sonae’s telephone number is +351 93 100 2000;

•	Sonaecom, sociedade anónima, a public company, limited by shares, with its registered office at Lugar do Espido, Via Norte, Maia, Portugal, registered at the Commercial Registry Office of Maia, Portugal under the Unique Registration Number 502 028 351. Sonaecom’s fully paid share capital is €366,246,868.00 divided into 366,246,868 ordinary shares with a nominal value of €1.00 each. Sonaecom’s telephone number is +351 22 957 2000; and

•	Sonaecom, B.V., a private limited company organized under the laws of the Netherlands, with its registered office at De Boelelaan, 7, 1083 HJ, Amsterdam, the Netherlands, registered in the Chamber of Commerce of Amsterdam, the Netherlands under number 34 243 137. Sonaecom B.V.’s issued share capital of €100,000.00 is divided into 100,000 shares with a nominal value of €1.00 each. Sonaecom, B.V.’s telephone number is +31 20 504 1111.
      Certain financial information relating to Sonaecom is included herein as it is required to be included in the Portuguese prospectus registered with the CMVM in connection with the Portuguese Offer. This financial information has not been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and no reconciliation to U.S. GAAP of this information is available. This information is being provided solely because it is being provided to shareholders in connection with the Portuguese Offer, but is not required to be furnished under the rules of the SEC and does not include all the disclosures that would be required under the SEC rules, such as a U.S. GAAP reconciliation. We do not think that the Purchasers’ financial conditions are material to your decision whether to accept the Offers and tender your Ordinary Shares or ADSs because the Offers are being made for all outstanding PT Shares solely for cash and are not subject to any financing condition. See “Source and Amount of Funds.”

1.	Sonae
      Sonae was founded in 1959, in Maia, Portugal, and developed through the 1970s as a small to medium-size business focused on the production of wood panels. During the 1980s, Sonae entered a period of rapid growth, which coincided with Portugal’s entry into the European Union. During this period, Sonae began a process of diversification through the acquisition of a supermarket chain, followed by the launch of the first “hyper-market” in Portugal. The creation of Sonae Real Estate was a natural progression, with its main objective being the construction of shopping centres next to Sonae stores. At the same time, Sonae further invested in many different areas such as communications, information technology, leisure and tourism.
      Sonae currently holds controlling interests in a diverse range of businesses through various sub-holding companies: Modelo Continente (food and non-food retail), Sonae Sierra (property, development and management of shopping centers), Sonaecom (mobile and fixed telecommunications, media, internet and IT services) and Sonae Capital (tourism, construction, engineering and residential development, transports and logistics, insurance brokerage, car hire and retailing and others).

      Sonae manages its portfolio through various sub-holding companies, each of which separately manages its respective businesses.

(1)	Software and Systems Integration.
      Sonae’s major shareholder is Efanor Investimentos, SGPS, S.A. (“Efanor”), which owns as of January 16, 2007 a 52.94% stake in Sonae. Efanor is wholly owned by the Azevedo family, in particular Mr. Belmiro de Azevedo.

2.	Sonaecom
      Since its incorporation in 1994, Sonaecom has operated in the area of telecommunications, media, software and information systems and has sought to become a leading supplier of integrated telecommunications services in Portugal. The following table sets forth the major companies in Sonaecom’s business portfolio:

(1)	Software and Systems Integration
      Sonaecom is committed to creating innovative products, services and solutions that serve the needs of its markets and generate consistent economic returns for Sonaecom and its shareholders.

      The following table sets forth the major shareholders of Sonaecom as of January 2, 2007:

	Number of		% Voting
Shareholding Structure as of January 2, 2007	Shares	% Capital	Rights

Sontel B.V.(1)	183,489,681	50.10	50.10
Sonae Investments B.V.(1)	588,404	0.16	0.16
Sonae, S.G.P.S., S.A.	6,091,562	1.66	59.88	(2)

Efanor Investimentos, S.G.P.S., S.A.(3)	1,000	0.00	0.00
Wirefree Services Belgium, S.A.(4)	70,276,868	19.19	19.19
093X(5)	29,150,000	7.96	7.96
Credit Suisse(6)	9,622,208	2.63	2.63
Brahman Capital Corporation(7)	7,877,195	2.15	2.15
Free-float	59,149,950	16.15	16.15
Share Capital	366,246,868	100.00	100.00

(1)	100% controlled by Sonae.

(2)	Under section 1 of Article 20, Sonae is deemed to hold the Sonaecom voting rights held by Sontel B.V., Sonae Investments B.V. and 093X. See footnote 5 below.

(3)	Efanor’s voting rights in the Sonaecom shares are attributed to Sonae in accordance with section 1 of Article 20.

(4)	Wirefree Services Belgium, S.A., is a wholly-owned subsidiary of France Télécom.

(5)	093X — Telecomunicações Celulares, S.A., (“093X”). In the event the Portuguese Offer is successful, Sonae has a call option over the remaining 29,150,000 shares of Sonaecom held by 093X, exercisable from the tenth stock exchange session following the date of the Euronext Special Session at the higher of (i) the strike price of €3.77 per share, or (ii) the resulting weighted average price of the ten stock exchange sessions prior to such date. 093X’s voting rights are attributed to Sonae in accordance with section 1 of Article 20.

(6)	According to information received by Sonaecom on October 13, 2006.

(7)	According to information received by Sonaecom on December 14, 2006.
      Each Sonaecom ordinary share holds the same voting and economic rights.
      In its capacity as a telecommunications operator, Sonaecom offers a portfolio of complementary services that generated a consolidated turnover of €843 million and a consolidated EBITDA margin of approximately 19% in 2005.
      In the first nine months of 2006, Sonaecom’s consolidated turnover was approximately €624 million, a 0.53% increase from the same period in 2005. This was primarily due to an increase of approximately 25% in Sonaecom fixed-mobile business’s turnover, reflecting increases in customer revenues and operator’s revenues.

      The table below sets forth Sonaecom’s results for key indicators for the years ended December 31, 2004 and 2005 and for the nine months ended September 30, 2005 and 2006:

				Sep-06	Sep-05(3)
Main indicators	Unit	2004	2005	(unaudited)	(unaudited)

Turnover	million euros	880	843	624	621
EBITDA(1)	million euros	201	157	151	124
EBITDA Margin (%)%		22.8	18.6	24.2	20.0
Net income(2)	million euros	39	12	35	18
Investment (CAPEX)	million euros	122	141	199	93
Free cash-flow	million euros	62	12	(94)	2
Net debt	million euros	256	247	349	262

(1)	EBITDA = Operating result + depreciation

(2)	Net income before minorities, according to IFRS standards

(3)	Restated values excluding Enabler’s contribution (except for Net debt)
      In 2006, Sonaecom’s telecommunications businesses achieved positive results, particularly in converging fixed-mobile products and the mobile data services in Optimus, and the broadband direct services (Voice and Internet) in Novis. Sonaecom’s success in taking advantage of these opportunities resulted in an increase of 9.7% in new Optimus customers from 2.27 million at September 2005 to approximately 2.50 million at September 2006. This increase has been achieved through the launch of innovative products and services, such as Optimus Home, Kanguru, and Rede 4.
      The positioning of Sonaecom as an integrated supplier of telecommunications, media and Internet provides it with cross-selling opportunities, generating added value to customers, as well commercial synergies among the Sonaecom Group companies.

      The results of each of Sonaecom’s business units for the years ended December 31, 2004 and 2005 and the nine months ended September 30, 2005 and 2006 are set forth in the following table:

				Nine	Nine
				months	months
				ended	ended
				Sep-06	Sep-05(3)
Indicators per business area	Unit	2004	2005	(unaudited)	(unaudited)

Optimus
Customers (EoP)	thousands	2,129	2,353	2,492	2,271
Active customers (90 days)%		77.7	80.0	77.4	77.3
ARPU(1)	euros	24.3	21.9	19.9	22.4
MoU(2)	minutes	111	114	117	115
Sonaecom Fixo
Total services (EoP)	thousands	301	271	336	255
Traffic (voice+data)	million minutes	5.108	7.818	17.362	4.874
Network (fiber backbone)	kms	5,525	6,168	6,168	6,168
Público
Average paid circulation(4)	thousands	52	50	46	49
Market share of advertising	%	15.0	15.3	15.5	15.9
S&SI Consolidated
Employees (EoP)	#	566	653	331	313
Turnover per employee(5)	thousand euros	145	132	185	185

(1)	Average revenue per customer.

(2)	Minutes of use per customer.

(3)	Restated values excluding Enabler’s contribution.

(4)	Estimated value updated in the following quarter.

(5)	Consolidated turnover within the business area per employee (EoP).
      In June 2000, Sonaecom consummated the initial public offering of its ordinary shares on Euronext Lisbon. The chart below sets forth the performance of Sonaecom’s share price from January 1, 2005 to December 29, 2006, as compared with the PS120 index for the same period:
Sonaecom stock performance vs. PSI20 index since 2005 (January 3, 2005 = 100)

Source: Bloomberg

      As of January 15, 2007, Sonaecom’s market cap was €2,200 million. Since January 3, 2005, Sonaecom’s share price has increased by approximately 59%.

3.	Sonaecom B.V.
      Sonaecom B.V. was incorporated on February 22, 2006, for the sole purpose of facilitating the Offers and as such it has no operational record or relevant corporate history. The sole shareholder of Sonaecom, B.V. is Sonaecom, which owns 100% of the share capital.
      On December 29, 2006, Sonaecom B.V. acquired 11,291,657 Ordinary Shares held by Sonaecom on the Lisbon Stock Exchange market at €9.41 per share, which represent approximately 1% of PT’s share capital. Sonaecom B.V. does not hold any other PT Shares or shares in any other companies.
SOURCE AND AMOUNT OF FUNDS
      The total amount of funds required to purchase all of the outstanding PT Shares in the Offers of approximately €10.7 billion has been secured. The total amount of the consideration is ensured by (i) an undertaking to pay delivered by Banco Santander Totta, S.A., London Branch, Banca IMI S.p.A., BNP Paribas, and Société Générale, as Mandated Lead Arrangers, Bookrunners and Underwriters, and Banco Bilbao Vizcaya Argentaria, S.A., Caixa D’Estalvis I Pensions de Barcelona, Caja de Ahorros y Monte de Piedad de Madrid, Westlb AG, London Branch, as Mandated Lead Arrangers and Underwriters (the “Banking Syndicate”), to the CMVM on January 12, 2007, in the amount of €9.95 billion (the “Undertaking to Pay”), and (ii) a confirmation letter delivered by Banco Comercial Português S.A. (“BCP”) to the CMVM on January 12, 2007, in the amount of €750 million (the “Confirmation Letter”), both in accordance with article 177, no. 2 of the Portuguese Securities Code.

1.	Cash Confirmation Facility; Undertaking to Pay; BCP CP; Confirmation Letter
      On January 12, 2007, Sonaecom and Sonaecom B.V. entered into a Cash Confirmation Facility (the “Cash Confirmation Facility”) with Banco Santander de Negócios Portugal, the financial intermediary for the Offers that is responsible for rendering financial services to the Purchasers in relation to the preparation, launching and execution of the Offers (the “Financial Intermediary”), and the Banking Syndicate, acting as agent, securing the amount required for the financial settlement of the Offers. The Cash Confirmation Facility underlies the Undertaking to Pay Letter for purposes of article 177, no. 2 of the Portuguese Securities Code.
      Pursuant to the Undertaking to Pay, the Banking Syndicate has irrevocably and unconditionally undertaken to PT’s shareholders to use the funds made available to Sonaecom and Sonaecom B.V. under the Cash Confirmation Facility, to the extent needed, to pay, on behalf and for their account, the consideration due to PT shareholders who accept the Offers, by delivering such funds to the Financial Intermediary. The Financial Intermediary has agreed pursuant to the Undertaking to Pay to apply the funds it receives from the Banking Syndicate to the financial settlement of the Offers. In the event of a breach by a member of the Banking Syndicate and/or the Financial Intermediary of the undertakings provided in the Cash Confirmation Facility, the breaching party irrevocably undertakes under the Undertaking to Pay to pay the funds, in the name and on behalf of Sonaecom and Sonaecom B.V., directly to, and at the first demand from, any person that has duly and properly accepted the Offers, the amount of the unsettled consideration due to such shareholder for PT Shares duly and properly tendered under the Offers. Pursuant to the Cash Confirmation Facility, the Banking Syndicate will receive an annual commission of 0.5%. The terms and conditions of the Cash Confirmation Facility related to the borrowing of any funds are substantially similar to the terms and conditions of the Acquisition Facility, as described below.
      The obligations under the Cash Confirmation Facility will be secured by a promissory pledge over (i) all the shares of Optimus held directly or indirectly by Sonaecom, (ii) shares representing 50.01% of the share capital of Sonaecom, (iii) all the PT Shares that will be acquired in the Offers and held by Sonaecom and Sonaecom B.V., and (iv) all the shares of PTM that will be acquired in the PTM Offer (as defined herein) and held by Sonaecom and Sonaecom B.V.

      The Cash Confirmation Facility and the Undertaking to Pay are filed as exhibits to the Schedule TO.
      On January 8, 2007, Sonaecom B.V., deposited €750 million in its account with BCP. Sonaecom B.V. obtained the €750 million from a subsidiary of Sonae. Sonae entered into a commercial paper program with BCP on December 5, 2006 for such amount (the “BCP CP”). A subsidiary of Sonae subsequently loaned the €750 million to Sonaecom B.V. through an inter-company loan. The BCP CP is a Euro short term commercial paper program with a one year maturity. Pursuant to the BCP CP, Sonae may issue commercial paper with maturities ranging between seven and thirty days, with a minimum amount of €100 million and with subsequent amounts in €50 million multiples. The maximum interest rate applicable to the BCP CP is the intervention rate, which is equal to EURIBOR + 0.2%. If the Offers are successful, it is anticipated that the BCP CP will be refinanced with a long-term non-recourse facility. The Confirmation Letter guarantees the €750 million funds available in Sonaecom B.V.’s account with BCP to be used for payment of consideration in the Offers for purposes of article 177, no. 2 of the Portuguese Securities Code.
      An English summary of the Portuguese language BCP CP and the English translation of the Portuguese language Confirmation Letter are filed as exhibits to the Schedule TO.
      Sonaecom and Sonaecom B.V. have entered into the Cash Confirmation Facility and Sonaecom B.V. has deposited funds with BCP in order to satisfy Portuguese law that requires consideration in a tender offer to be immediately available at commencement of the tender offer. Funds available pursuant to the Cash Confirmation Facility and the Sonaecom B.V. deposit with BCP will be used only in the event that Sonaecom and Sonaecom B.V. and the Banking Syndicate do not enter into the Acquisition Facility (as defined herein) prior to the settlement of the Offers. If Sonaecom and Sonaecom B.V. and the Banking Syndicate enter into the Acquisition Facility, the Cash Confirmation Facility will be cancelled without any funds borrowed under the Cash Confirmation Facility and the €750 million in Sonaecom B.V.’s account will be transferred to the Financial Intermediary.

2.	PT Acquisition Facility Agreement
      If the Offers are successful, the Banking Syndicate and Sonaecom and Sonaecom B.V. will enter into the PT Acquisition Facility Agreement (the “Acquisition Facility”). The Acquisition Facility is a Euro term loan facility provided by the Banking Syndicate to replace the Cash Confirmation Facility. The Acquisition Facility has a seven year term from the settlement date of the Offers. Sonaecom is required to repay (i) 50% of the funds to be borrowed under the Acquisition Facility by the second anniversary of the drawdown of the funds under the Acquisition Facility, and (ii) 10% of the outstanding amount under the Acquisition Facility in each subsequent year. The Acquisition Facility provides for the payment of interest at annual EURIBOR, plus an additional spread of up to 1.60%, which will vary depending on the consolidated ratio of the net debt over the EBITDA of the Sonaecom Group and may be adjusted upwards by up to 0.15% if the Share Capital Increase (as defined herein) does not occur within six months of settlement of the Offers.
      The obligations under the Acquisition Facility will be secured by an agreement by Sonaecom and Sonaecom B.V. to pledge (i) all PT Shares acquired in the Offers and held by Sonaecom and Sonaecom B.V. (including, any future PT Shares acquired by us during the term of the security agreement), (ii) all the shares of PTM that will be acquired in the PTM Offer and held by Sonaecom and Sonaecom B.V., and (iii) all the shares of Optimus held directly or indirectly by Sonaecom.
      The amounts to be borrowed under the Acquisition Facility may become due and payable within a 30-day period, if: (i) the Azevedo family ceases to control Sonae, (ii) Sonae ceases to control Sonaecom, or (iii) Sonaecom ceases to control PT or Sonaecom B.V.
      It is anticipated that the borrowings under the Acquisition Facility will be refinanced or repaid from funds generated internally by Sonaecom (including, possibly, existing cash balances of and funds generated by PT after a successful consummation of the Offers) or other sources, which may include the proceeds of the sale of securities and/or assets. Except as provided in this Offer to Purchase, no decision has been made concerning this matter, and decisions will be made based on Sonaecom’s review from time to time of the advisability of selling particular securities and/or assets, as well as on interest rates and other economic conditions.

      The Acquisition Facility will enable us to meet the financial requirements of the U.S. Offer and provide Sonaecom with the requisite liquidity and flexibility to execute the Sonaecom Project (as defined herein) and the Combined Company planned growth strategy, most notably by means of internationalization.
      The form Acquisition Facility is filed as an exhibit to the Schedule TO.
      Finally, in connection with the financing for the Offers described above, Sonaecom and Sonaecom B.V. have entered into a Common Terms Agreement, dated January 12, 2007, with the Banking Syndicate, Banco Santander Totta, S.A., London Branch, as agent, and Totta Ireland PLC, as security agent, which includes definitions for common terms used in the Cash Confirmation Facility, the Undertaking to Pay and the Acquisition Facility as well as common terms and conditions for this type of financing, such as: (i) obtaining of the requested authorizations, (ii) compliance with applicable laws and regulations, (iii) payment of taxes and other obligations, (iv) limitations as to mergers, demergers, reorganization of the structure or of investments and transfers, subject to exceptions, including the reorganizations of the corporate structures described below in the section entitled “Purpose of the Offers; Plans for the Combined Company — Section 1. Plans for the Combined Company,” (v) restrictions as to additional indebtedness levels, (vi) financial covenants (namely maximum financial leverage ratios and minimum interest coverage and debt service cover ratios) to Sonaecom consolidated accounts and, in some cases, to the consolidated individual accounts of Sonaecom and Sonaecom B.V., and (vii) restrictions as to the use of excess cash.
      Sonaecom and Sonaecom B.V. have also entered into covenants and undertaken certain obligations under the Common Terms Agreement in connection with (i) the dividends distribution policy, which is limited until the fulfillment of certain financial ratios in Sonaecom’s consolidated accounts or to Sonaecom obtaining an investment grade by a rating agency, (ii) the terms and conditions of the Offers and the PTM Offer, (iii) the issue of share capital by Sonaecom, subject to exceptions, (iv) the increase of shareholdings in PT following the Offers, and (v) other restrictive financial covenants. The Common Terms Agreement is filed as an exhibit to the Schedule TO.
      The above summaries of the Cash Confirmation Facility, the Acquisition Facility and the Common Terms Agreement do not purport to be complete and are qualified in their entirety by reference to the Cash Confirmation Facility, Acquisition Facility and Common Terms Agreement, which are filed as exhibits to the Schedule TO and are incorporated herein by reference.

3.	Share Capital Increase
      The Board of Directors of Sonaecom unanimously approved at a meeting held on October 26, 2006, in accordance with paragraph 3 of article 5 of the articles of association of Sonaecom, a share capital increase from €366,246,868 to €1,866,246,868, through a cash contribution of €1,500,000,000 (the “Share Capital Increase”), which is conditional upon the success of the Offers. The Share Capital Increase will be made by means of the issue of 1,500,000,000 new Sonaecom ordinary bearer shares with the nominal value of €1.00 each. The shares to be issued in the Share Capital Increase will be subscribed to by shareholders of Sonaecom who choose to exercise their legal pre-emption right on the date of the Euronext Special Session, if the Offers are declared successful at the Euronext Special Session. The shares to be issued in the Share Capital Increase will be fully paid-up in cash, for the amount of €1.00 each by the date of registration of the Share Capital Increase with the Commercial Registry Office of Maia, Portugal.
      According to the Common Terms Agreement, the Share Capital Increase will be required to be effected within a nine-month period following expiration of the Offers. The proceeds of the Share Capital Increase must be used towards the repayment of outstanding amounts borrowed under the Acquisition Facility. Pursuant to a side letter undertaking by Sonae, dated January 12, 2007, addressed to the Banking Syndicate, Sonae has undertaken to subscribe to its pro rata share of the Share Capital Increase, which is expected to be approximately €750 million.

4.	Impact of the Offers’ Success on the Purchasers’ Financial Condition
      Given the relative sizes of the Purchasers and PT, the success of the Offers will necessarily have a material impact on the consolidated financial condition of Sonaecom.
      As this acquisition will be partly financed with debt, Sonaecom’s indebtedness will increase. The degree of increase in leverage will depend on the acceptance level of the Offers. If the acceptance level of the Offers is close to 100%, the resulting leverage may be significant.
      Following completion of the Share Capital Increase, the corporate restructuring transactions (See “Purpose of the Offers; Plans for the Combined Company — Plans for the Combined Company”), as well as the access to the dividends to be distributed by the companies involved, the indebtedness of the Combined Company is expected to be reduced in the short/medium-term to a level compatible with investment grade conditions.
      Sonaecom plans to use several methods to achieve the planned de-leveraging of the Combined Company, in accordance with the debt amortization schedule agreed with the Banking Syndicate, which requires a minimum of 50% of the Acquisition Facility to be reimbursed two years following the success of the Offers.
BACKGROUND TO THE OFFERS; PAST CONTACTS WITH PT
      On February 6, 2006, Sonae and Sonaecom issued the Preliminary Announcement with the decision to launch the Offers. On February 27, 2006, we submitted preliminary tender offer materials to the CMVM in connection with the Portuguese Offer. On March 6, 2006, the board of directors of PT responded to the preliminary tender offer materials that we submitted to the CMVM, recommending that shareholders reject the Portuguese Offer.
      On December 22, 2006, the Portuguese Competition Authority (Autoridade da Concorrência) issued a non-opposition decision, clearing the acquisition of PT by the Purchasers in accordance with Portuguese competition laws and regulations. On December 29, 2006 and January 10, 2007, we submitted revised tender offer materials to the CMVM in connection with the Portuguese Offer. On January 12, 2007, the CMVM has granted registration of the Portuguese Offer in accordance with the Portuguese prospectus, the offer document in connection with the Portuguese Offer. On January 12, 2007, the board of directors of PT responded to the Portuguese prospectus that we submitted to the CMVM, recommending that shareholders reject the Portuguese Offer. PT is required to file a solicitation/ recommendation statement on Schedule 14D-9 with the SEC within ten U.S. business days of the filings of this Offer to Purchase on Schedule TO with the SEC pursuant to which the board of directors of PT will state its formal recommendation to PT Shareholders whether to accept or reject the U.S. Offer and the reasons for its position.
      None of the Purchasers nor, to our knowledge, any other member of the Sonae Group, has any agreement, arrangement, understanding or relationship with any other person with respect to any securities of PT, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.
      During the past two years, the only transaction that occurred between us, any other member of the Sonae Group or, to the best knowledge of the Purchasers, any of the persons listed on Schedule A to this Offer to Purchase and any member of the PT Group, whereby the aggregate value of the transactions is more than 1% of PT’s consolidated turnover for the fiscal year when the transaction occurred, was related to the network interconnection costs and revenues between Optimus and TMN, as well as between Optimus and PT Comunicações, the PT subsidiary providing public fixed line telephone services in Portugal to retail customers (“PTC”), which are subject to customary terms and conditions for arrangements of this type in the communications industry. These transactions in the past two years amounted to approximately €121.7 million ($152.2 million) in costs and approximately €95.1 million ($118.9 million) in revenues for Optimus for interconnection with TMN’s networks and approximately €10.9 million ($13.6 million) in costs and approximately €73.9 million ($78.0 million) in revenues for Optimus for interconnection with PTC. Dollar amounts were calculated using an exchange rate of €1.00 to $1.2505, the average buying rate for Euro certified by the Federal Reserve Bank of New York for customs purposes for the period from January 12, 2005 through January 12, 2007.
      Since January 12, 2005, there has been no transaction, or series of related transactions between us, any other member of the Sonae Group or, to the best knowledge of the Purchasers, any of the persons listed on Schedule A to this Offer to Purchase and any executive officer, director or affiliate of PT that is a natural person that exceeded $60,000 in aggregate.
      Since January 12, 2005, there have been no contacts, negotiations or transactions between us, any other member of the Sonae Group or, to the best knowledge of the Purchasers, any of the persons listed on Schedule A to this Offer to Purchase on the one hand, and any member of the PT Group (including directors, executive officers, and companies controlled by members of the PT Group) or any person not affiliated with PT who would have a direct interest in such matters, on the other hand, concerning any merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of PT directors or sale or other transfer of a material amount of PT assets.
      There is no agreement between us or any member of the Sonae Group and any members of the PT Group, nor have any special advantages been stipulated in favor of any member of the PT Group, as at the date of this Offer to Purchase.
      The Purchasers hold, through Sonaecom B.V., as of the date of this Offer to Purchase, 11,291,657 Ordinary Shares representing approximately 1% of the share capital of and voting rights in PT. The Ordinary Shares were acquired by the Purchasers through the following market purchases in open sessions of Euronext Lisbon:

Date	Buyer	# Ordinary Shares	Average Price (€)

May 18, 2006	Sonaecom, SGPS, S.A.	3,700,690	9.38
May 19, 2006	Sonaecom, SGPS, S.A.	2,550,000	9.40
May 22, 2006	Sonaecom, SGPS, S.A.	2,372,361	9.38
May 23, 2006	Sonaecom, SGPS, S.A.	1,833,606	9.37
May 24, 2006	Sonaecom, SGPS, S.A.	835,000	9.33

		11,291,657	9.38

Date	Seller	# Ordinary Shares	Average Price (€)

December 29, 2006	Sonaecom, SGPS, S.A.	11,291,657	9.41

Date	Buyer	# Ordinary Shares	Average Price (€)

December 29, 2006	Sonaecom B.V.	11,291,657	9.41

      The Purchasers, as of the date of this Offer to Purchase, do not hold any ADSs or Class A Shares. No other member of the Sonae Group, nor any of the persons listed on Schedule A to this Offer to Purchase, beneficially own any PT Shares.
      None of the Purchasers and, to our knowledge, no member of the Sonae Group, is a party to any agreement or arrangement to acquire, directly or indirectly, any PT Shares or Class A Shares. Except as set forth herein, none of the Purchasers and, to our knowledge, no member of the Sonae Group, has effected any transaction involving PT Shares or Class A Shares during the past six months.
      PT does not hold any voting rights or shares in the capital stock of Sonaecom B.V. To our knowledge, PT does not hold any voting rights or shares in the capital stock of Sonae or Sonaecom.

PURPOSE OF THE OFFERS; PLANS FOR THE COMBINED COMPANY

1.	Plans for the Combined Company
      We are seeking to purchase in the Offers such number of PT Shares (with all inherent rights and free of liens, encumbrances, charges, limitations, liabilities or other restrictions) which, together with the Ordinary Shares owned by members of the Sonae Group, represent up to 100% (but at a minimum more than 50% of the total share capital of PT.
      In the event the Offers are successful, we intend to change the composition of the Board of Directors of PT so that at least a majority of directors are appointed by us. The implementation of the Sonaecom Project, as defined below, will be effected through the exercise of our rights as a controlling shareholder of PT and, indirectly, its subsidiaries, in accordance with relevant legal and statutory powers and subject to applicable law. Prior to the acquisition of 100% of PT, all corporate and business transactions between companies in the PT Group and companies in the Sonaecom Group will be conducted on an arm’s length basis.
      To address the Portuguese government’s main stated concern of maintaining the PT Group as an important strategic national asset, the Sonaecom Group intends to secure PT a stable and long-term Portuguese shareholding base with industrial tradition and experience in the telecommunications industry. The Sonaecom Group’s management will provide the Combined Company with its experience and expertise in the telecommunications industry, including the planning and implementation of internationalization and growth strategies, and with efficient management to confront an increasingly global competitive environment. Sonaecom expects the above changes to translate into benefits for all stakeholders, including shareholders, employees and customers of the Combined Company and for Portugal’s national strategic interests (the “Sonaecom Project”).
      Sonaecom’s plans for PT are based on the following six pillars:

•	Strengthening the competitiveness of the Combined Company to pursue its strategy in an increasingly competitive Portuguese telecommunications environment, through the creation of:

•	a more competitive and innovative fixed networks market;

•	non-discriminatory access to Internet-related services and television content; and

•	a leading domestic mobile operator, with economies of scale and innovative capabilities;

•	Reinforcing the ability of the Combined Company to compete in an increasingly global telecommunications sector by focusing the company’s international growth strategy in the mobile services sector towards investments in companies controlled by the Combined Company, realizing returns on economies of scale and increasing the Combined Company’s competitive advantage;

•	Defining and implementing a transparent international, commercial and technological partnerships strategy;

•	Strengthening the research and development capabilities of the Combined Company and its ability to market innovative products and services;

•	Establishing strong shareholder leadership; and

•	Addressing the concerns of the Portuguese government in relation to the PT Group, which the Portuguese government considers to be a national strategic asset.

Strengthening the competitiveness of the Combined Company to pursue its strategy in an increasingly competitive Portuguese telecommunications environment.
      We believe that the integration of the Sonaecom and PT Groups will result in a stronger and more competitive Combined Company, in a more competitive, dynamic, efficient and challenging Portuguese telecommunications market.

      Sonaecom will contribute essential management experience to the Combined Company to meet the challenges facing PT today. Sonaecom’s management has proven to be highly innovative and capable of delivering increased value to both consumers and shareholders in adverse competitive conditions by making Sonaecom the major alternative operator in most of its business segments.
      Sonaecom’s business philosophy and principles are that competition results in innovation, which in turn delivers value for customers and shareholders alike. Sonaecom has thrived in a competitive environment and it is committed to fostering a competitive environment through the implementation of its Commitments, as defined below, to the Portuguese Competition Authority.

Creation of a more competitive and innovative fixed telecommunications Network market.
      Limited competition in Portugal’s fixed telecommunications network market has resulted in high costs to both the telecommunications sector and the Portuguese economy. To address this strategic and competitive obstacle in an effective and prompt manner, Sonaecom will seek to increase competition in all fixed line telecommunications network segments in Portugal. To achieve this goal, a key element of the Sonaecom Project is to sell one of the two fixed networks owned and operated by PT, with the choice of network at the election of Sonaecom. The sale of either the Copper Fixed Network, as defined below, or the Cable Fixed Network, as defined below, will create an alternative fixed network operator with significant market share, infrastructure and scale capable of competing in the Portuguese telecommunications market. The term “Copper Fixed Network” as used herein means, as agreed with the Portuguese Competition Authority, the public telecommunications network held and managed by PT, including: (i) the fixed system of subscriber access, (ii) the transmission network, (iii) the concentration, commutation and processing nodes, and (iv) associated infrastructure. The term “Cable Fixed Network” as used herein means, as agreed with the Portuguese Competition Authority, the hybrid fiber-coaxial broadband distribution network through analog or digital signal transmission, including: (i) the distribution network, (ii) the transmission network, (iii) the headend, including all the central equipment for signal selection, processing, modeling and retransmission, and (iv) functions and information applications, particularly those related to the management of limited access systems and signal encryption. The Cable Fixed Network together with the Copper Fixed Networks, the “Fixed Networks.”
      Sonaecom undertook to the Portuguese Competition Authority each of the commitments described below and accepted the conditions and obligations intended to secure compliance with such commitments, in order to enable the authority to render a non-opposition decision, clearing the acquisition of PT Shares in the Offers (the “Commitments”). Certain parts of the non-opposition decision of the Portuguese Competition Authority are deemed confidential by the Portuguese Competition Authority and, accordingly, are not discussed in this Offer to Purchase. The following Commitments are aimed at ensuring competition and consumer protection in the Portuguese telecommunications market:

(1) Sonaecom will propose a plan for the horizontal separation of the Fixed Networks that will separate the legal and corporate control of these networks to enable each network to develop independently and become economically viable and competitive.

(2) Sonaecom will propose a plan for the vertical separation of the Basic Network, as defined herein, from the Copper Fixed Network, establishing separate management, accounting, infrastructure and network functions for the Basic Network. This separation will aim to provide non-discriminatory access to the infrastructure of the Basic Network to third-party operators, service providers and end users. This separation is also expected to result in the separation of the retail and wholesale divisions of the PT wireline business. The term “Basic Network” as used herein means, as agreed with the Portuguese Competition Authority, the basic telecommunications network owned by PTC as defined under the terms of numbers 2 and 3 of article 12 of Portuguese Law No. 91/97, of 1 August, as amended by Portuguese Law No. 29/2002, of 6 December.

The plans for the separation of the Fixed Networks and the Basic Network will be developed and presented by internationally recognized firms with the experience and competence necessary to assure the Portuguese Competition Authority and ANACOM (The Autoridade Nacional das Comunicações), the Portuguese telecommunications regulator (“ANACOM”), that the division of networks will allow (i) the transfer of the

Copper Fixed Network or the Cable Fixed Network to a third party, such that the disposed business becomes economically viable and a competitive force in the market, and (ii) the separation of the organization and accounting functions of the Basic Network, such that there will be non-discriminatory access to the infrastructure of the Basic Network to third-party operators, service providers and end users.

(3) Sonaecom will implement the horizontal separation of the Fixed Networks in accordance with a plan approved by the Portuguese Competition Authority and by ANACOM.

(4) Sonaecom will transfer, at the election of Sonaecom, either the Copper Fixed Network or the Cable Fixed Network to an acquiror independent from the Sonae Group that has the necessary resources (i) to develop the relevant Fixed Network, such that the disposed business becomes economically viable and a competitive force in the market, (ii) to obtain all the necessary regulatory authorizations for the transfer, and (iii) if necessary, to ensure compliance with the obligations to provide telecommunication services to the Portuguese public. The transfer will comprise of all the assets belonging to the Copper Fixed Network or the Cable Fixed Network, as the case may be, necessary for the continued competitive operations of such business. Sonaecom has also committed to give the acquiror of the Fixed Network to be divested an option to enter into a Mobile Virtual Network Operator Agreement to become an MVNO, as defined herein. The term “MVNO” means, as agreed with the Portuguese Competition Authority, a mobile virtual network operator that provides mobile telecommunications services to the end consumer that does not own a license to use radio electric spectrum, but may own network infrastructures, infrastructures to support the services supplied, or subcontract those services from an MNO. The term “MNO” means, as agreed with the Portuguese Competition Authority, a mobile network operator that provides mobile telecommunications services and owns a license issued by the applicable Portuguese regulator to use radio electric spectrum in Portugal on which the telecommunications services are based. The acquirer of the Fixed Network to be divested and the binding sale agreement will be subject to the approval of the Portuguese Competition Authority.

Sonaecom has committed to keep the Portuguese Competition Authority regularly informed with respect to Sonaecom’s compliance with the Commitments in relation to the Fixed Networks by delivering periodic compliance statements.

Until the Combined Company disposes of a Fixed Network, Sonaecom has committed to maintain the economic viability, commercial value and competitiveness of the Fixed Network to be transferred. Sonaecom has also committed to set up “Chinese Walls” within the Combined Company to protect the access to and prevent the use of commercially sensitive confidential information between the two Fixed Networks.

(5) In the event that the Cable Fixed Network is transferred to a third party, Sonaecom will implement the functional separation of the Basic Network in accordance with the model approved by the Portuguese Competition Authority.

(6) In the event that neither of the Fixed Networks is sold within a certain period to a third party, Sonaecom will mandate a competent and qualified third party approved by the Portuguese Competition Authority to transfer one of the Fixed Networks, granting the necessary authority for such purpose.

(7) Sonaecom will return certain frequencies for fixed wireless access via radio, held either by Sonaecom or PT, within a specified period.

(8) Sonaecom will require all the companies under the control of the Combined Company to provide access to third parties in line with ANACOM’s directive on the rules governing access to ducts.

(9) Sonaecom will mandate a third party chosen jointly by Sonaecom and the Portuguese Competition Authority to supervise Sonaecom’s compliance with the Commitments.
      Sonaecom plans to invest in and develop the Fixed Network that the Combined Company will retain following the required disposals and to contribute to the creation of a more competitive and innovative telecommunications market. Shortly after the closing of the Offers, Sonaecom intends to invest in the Fixed Network retained by the Combined Company to provide triple-play bundled packages (voice telephony, broadband Internet and pay-TV subscription). Triple-play services may be provided over either of the two Fixed Networks currently operated by PT and will deliver prompt and improved benefits to consumers.
      Sonaecom believes that the Sonaecom Project will be a driving force in the development of the Information Society in Portugal by increasing competition and innovation and maximizing the technological potential of existing infrastructures. Aiming at meeting the concerns referred to in the Technological Plan of the Portuguese Government (Plano Tecnológico do Governo Português) published by the Portuguese government in 2005, the Sonaecom Project will aim to promote a robust and competitive environment between infrastructures to make broadband Internet available and reduce the price of broadband services. The Sonaecom Project will also invest in the development of technology and marketing, which is expected to result in an increase in broadband penetration in Portugal.
      In the information systems and technology sector, Sonaecom will aim to better define products and markets to secure global market niches, as it is doing currently with We Do Consulting — Sistemas de Informação, S.A. for revenue assurance software in the telecommunications sector, and to improve the technological capacity of PT Inovação, the PT Group unit responsible for research and development activities, to enable it to provide services outside the PT Group.

Creation of non-discriminatory access to Internet and television content.
      In the domain of Internet and television, the Commitments are intended to ensure availability and timely access to PTM’s content for all interested parties, under fair market terms and conditions, including, in particular, the following:

(1) Disposal to a third party of the multimedia content businesses currently held by PTM, including cinema distribution and exhibition, video wholesale, production and marketing of subscription television channels, development of television transmission rights with premium content and development of mobile phone and internet content transmission businesses. Sonaecom has committed to find competent and qualified acquiror(s) (that is not a member of the Sonae Group or any entities under a group or control relationship with the acquirer of one of the Fixed Networks) and to enter into binding agreements with the acquiror(s) for the sale of such investments. The acquiror(s) and the sale and purchase agreements will be subject to the approval of the Portuguese Competition Authority.

(2) Ensuring conditions for increased competition in the multimedia content business.
      Sonaecom has agreed to use its best efforts to ensure that the multimedia content business will be managed such that no exclusivity rights will be awarded unless the process for granting exclusivity is directed in a fair, transparent, and non-discriminatory manner, with equal access rights to application information and an objective selection process. The acquiror(s) of the multimedia content business will be required, pursuant to the sale and purchase agreement, to operate the business in accordance with the same principles.
      In the event that the multimedia content businesses currently held by PT are not sold within a certain period to a third party, Sonaecom agreed to mandate a competent and qualified third party approved by the Portuguese Competition Authority to transfer any such multimedia content businesses, granting the necessary authority for such purpose.
      Sonaecom has also agreed to mandate a third party chosen jointly by Sonaecom and the Portuguese Competition Authority to supervise Sonaecom’s compliance with the above Commitments.

Creation of major innovative national mobile operator.
      Sonaecom intends to create a major innovative national mobile operator that benefits from economies of scale and partnerships, in accordance with the tradition of investment and innovation at Optimus, by investing in the convergence of the current mobile networks of TMN and Optimus with a New Generation Network.
      If the Offers are successful, Sonaecom plans to merge, consolidate or otherwise integrate Optimus and TMN’s businesses and operations, whose combined market share of mobile network traffic at the end of the first half of 2006, based on publicly available information, was approximately 61%. Taking into account the current market situation and the increase in international competition, we believe that the Combined Company will be able to compete better in Portugal with the main European operator. This market integration will occur in the Portuguese telecommunications market segment where PT currently has its weakest market position and is competing with the main European operator that has a growing market share (39% at the end of the first half of 2006) and with scale and profitability allowing it to keep a strong competitive position.
      The following Commitments include several measures designed to ensure competition and consumer protection in the mobile telecommunications market:

(1) Sonaecom will ensure access to MVNOs.
      Sonaecom will enter into MVNO agreements with any interested third party in good faith and in a diligent, reasonable and transparent manner to achieve fair and balanced agreements under economically viable and non-discriminatory conditions. To promote the growth of and improve the competition in the mobile telecommunications market, Sonaecom signed, in the first half of 2006, two MVNO agreements with suppliers of international mobile telecommunications services and an agreement with a major national retail brand, which has already launched its mobile telecommunications brand.
      Sonaecom will present to the Portuguese Competition Authority and to ANACOM for approval, standard forms of MVNO agreements, including standard agreements (i) for “Light MVNOs,” which means, in agreement with the Portuguese Competition Authority, a supplier of mobile telecommunications services that directly controls fewer elements of a telecommunications business than an Integrated MVNO, operating as a services reseller or other similar business models, (ii) for “Integrated MVNOs,” which means, in agreement with the Portuguese Competition Authority, a supplier of mobile telecommunications services, including Subscriber Identity Module (“SIM”) card services, that controls customer direct billing and price policy, and (iii) for “Full MVNOs,” which means, in agreement with the Portuguese Competition Authority, an MVNO that, in addition to the elements of the telecommunications business controlled by an Integrated MVNO, also controls the commuters, owns Home Location Registers (“HLRs”) and has a specific phone numbering plan, if it has obtained the necessary legal authorizations. The standard forms will prescribe standard terms and conditions and will be transparent, non-discriminatory and economically attractive to MVNOs. They will also be structured and organized as reference offer contracts, ensuring that any interested third party may enter into an MVNO agreement it deems preferable by simply signing up to the standard contract.
      The remuneration to be paid by the MVNO will be set out in the standard offer contracts, in accordance with a variable remuneration clause for each type of MVNO.
      Soanecom will also provide the acquiror of the Fixed Network to be divested with the opportunity to enter into an MVNO agreement.

(2) Sonaecom will ease the entry of a new MNO by waiving and returning to ANACOM the rights of use of frequencies of the radio electric spectrum GSM900 (Global System for Mobile Communications, the standard used in second generation digital mobile communication systems that specifies how data is codified and transmitted across the frequency spectrum), GSM1800 and UMTSs (Universal Mobile Telecommunications Systems, one of the third generation mobile communications systems, primarily used in Europe, which integrates a broader technology group).
      Sonaecom has undertaken that either Optimus or TMN would permanently cease using the full range of GSM and UMTS networks and waive and return to ANACOM such networks by a certain date agreed with the Portuguese Competition Authority and ANACOM.

(3) Sonaecom will facilitate the entry of a new MNO by disposing of sites with radio-transmission equipment.
      Sonaecom will consider proposals to acquire deactivated sites that have installed radio-transmission equipment (BTS and Node B) and will maintain the operability of such sites until they are sold. Sonaecom’s commitments relate to a minimum number of sites throughout Portugal.

      In the event that the minimum number of sites is not sold or the geographic distribution is not sufficient, Sonaecom will transfer the sites to an interested third-party without prior deactivation. The acquiror of the sites will be required to grant Sonaecom the right to keep its equipment, for consideration, at the relevant sites for a specified period.
      Parties interested in purchasing one of the Fixed Networks will be given the opportunity to present joint proposals for the whole or part of the Fixed Network and related sites. If at the expiration of a specified period some of the sites will not have been transferred, an attorney approved by the Portuguese Competition Authority may transfer those sites to a third party.

(4) Sonaecom will ease the entry and the network development of a new MNO by entering into a MVNO agreement with the new MNO.
      Sonaecom will enter into an MVNO agreement with the new MNO, until the commercial development of the MNO’s network has commenced. Once the new MNO network has begun to operate commercially, Sonaecom will enter into a Restricted MVNO agreement with the new MNO that will cover the geographic areas in which the new MNO’s network is not operational.

(5) Sonaecom will ease the entry of a new MNO by making available co-location conditions.
      Sonaecom will offer any new MNO similar terms and conditions of co-location of telecom equipment as those offered to existing MNOs, subject to Sonaecom receiving reciprocal treatment. Sonaecom will also timely comply in a diligent manner with all of its legal obligations with respect to interconnection with any new MNO.

(6) Sonaecom will create conditions to “soften” network effects.
      Within Optimus’ and TMN’s tariff plans, Sonaecom will apply identical prices to the new MNO and Full MVNO networks for on-net calls. Regarding the commercially available tariff plans with differentiated (on-net/ off-net) prices, Sonaecom will ensure that the price of off-net calls made to the new MNO and Full MVNO networks will not exceed the lower of the following amounts: (a) the price charged by Optimus in its non-differentiated (or flat-fee) tariff plans that are more relevant to the targeted market segments; and (b) twice the amount of the mobile-to-mobile termination rate set by ANACOM.
      During the period the Commitments remain in force, Sonaecom will not introduce any new tariff plans that do not comply with the above commitment.
      Sonaecom will accept that the new MNO will charge Sonaecom an additional financial compensation related to the initial traffic imbalance, corresponding to the difference (if and when positive) between (i) the amount due by the new MNO to any of Sonaecom’s MNOs for the termination of its outgoing traffic and (ii) the amount due by any of Sonaecom’s MNOs to the new MNO for the termination of its outgoing traffic, during the same period, up to a certain limit of said imbalance, whether in either Euro or in minutes.

(7) Sonaecom will respect “price cap” mechanisms.
      Sonaecom will ensure that the annual pricing increases of the mobile telecommunications services supplied by TMN/ Optimus for each of the three existing service plans are either (i) not above annual price increases adopted in a group of designated European countries, or (ii) not above the index of consumer prices for the services calculated by INE (“Instituto Nacional de Estatística”). If Sonaecom does not comply with the above pricing commitments, it will be subject to penalties.

(8) Sonaecom will create conditions to soften mobile customer retention terms and conditions.

(i) Sonaecom will not modify tariffs with a view to making terms for the minimum length of service contract more restrictive than the terms existing as at the Date of the Operation as defined by agreement with the Portuguese Competition Authority;

(ii) Sonaecom will eliminate any tariffs with more restrictive terms for the minimum length of service contract than the most restrictive terms of other providers in the market from time to time;

(iii) Sonaecom will not introduce any tariffs that are not in accordance with this obligation;

(iv) Sonaecom will eliminate all commercial practices that impose penalties on retail subscribers for the early termination of the contract in an amount exceeding the net subsidized value of the purchase price of the handset; and

(v) Sonaecom will create a system of customer information management that will allow its subscribers, either over the Internet or via a call centre, to confirm, at any time, any outstanding balance to be paid representing the remaining amount of the subsidized value of the purchase price of the handset.
      As a result of this plan, the Combined Company is expected to be able to compete with large scale operators with their own infrastructures, which are not dependent on the Combined Company, in all market segments.

Reinforcing the ability of the Combined Company to compete in an increasingly global telecommunications sector by focusing the company’s international growth strategy in the mobile services sector towards investments in companies controlled by the Combined Company, realizing returns on economies of scale and increasing the Combined Company’s competitive advantage.
      The internationalization of the mobile market is essential for the future growth of the Combined Company. In recent years, the European trend towards consolidation has been especially strong in the mobile sector, where groups several times larger than the PT Group have been created and operate in several countries through controlled companies. Their economies of scale, negotiating power, access to content and brand recognition have had a negative impact on the competitive position of Portuguese national operators.
      As shareholdings in non-controlled companies or in joint ventures with other telecommunications operators do not provide the benefits of the consolidation described above, Sonaecom will focus on the control of operations, in particular GSM/ UMTS-3G operations, and other compatible technological platforms, to leverage the group’s competitive advantages at an international level. Sonaecom intends to cause the Combined Company to seek to penetrate markets where it can benefit from those advantages, adhering to applicable scale criteria of an operation and/or the political, cultural and geographic proximity that will allow the group to extract benefits to the operations in Portugal from this international presence.
      Sonaecom plans to evaluate the opportunities for gaining control of the operations in which the PT Group is currently a shareholder, in particular in Brazil and Morocco. To the extent such control is not possible, Sonaecom will try to reallocate the resources involved in those operations to acquire other operators with the GSM/ UMTS-3G technology, and in the future other compatible technologies, with a particular focus on Africa and Southeastern Europe. Sonaecom will actively continue to pursue opportunities to grow the Combined Company internationally in a manner that fits with Sonaecom’s strategy and uses its competitive advantages.
      To achieve the above objectives, Sonaecom intends to capitalize on the proven management skills and the international experience of the Sonae Group as evidenced by the global leadership positions of Sonae Sierra and Sonae Indústria which are amongst the largest European companies in operating retail shopping centers and manufacturing wood-based products, respectively.

Defining and implementing a transparent international, commercial and technological partnerships strategy.
      Growth and profitability in the mobile market require agreements with the largest GSM European operators to guarantee the largest roaming coverage, purchases of equipment and prompt access to new technology, content and applications. At the same time, however, the Combined Company must preserve its independence and protect its own brand identity.
      Sonaecom’s partnership with the France Télécom/ Orange Group has precisely such characteristics: the group holds a minority stake in Sonaecom that is not incompatible with Sonaecom’s control over all its operating companies. We plan to design all future partnerships necessary for the growth and development of the Combined Company according to this model. France Télécom will continue to play a transparent and limited role in the Sonaecom Group’s operations, governed by a Strategic Partnership Agreement (“SPA”) entered into between Sonaecom and France Télécom in 2005, which envisages the collaboration between the two organizations in the area of personal mobile communications. The agreement has an initial term of three years with renewal dependant upon the agreement of both parties. The SPA allows for new services and business models to be easily implemented in Portugal at Sonaecom’s discretion, as well as reducing the risk of conflicts of interest between shareholders by stipulating that France Télécom may not assume a majority shareholder position. Additionally, France Télécom, which owns 19.19% of Sonaecom, has entered into a shareholders agreement with Sonae that (i) waives the need for joint strategic decisions, (ii) ensures the absence of veto or blocking capacity and (iii) in the event of a sale following a lock-up period which ends in April 2007, does not grant France Télécom the right of first refusal.

Strengthening the research and development capabilities of the Combined Company and its ability to market innovative products and services.
      Combining the research and development traditions of PT with the marketing capability of Sonaecom, the Combined Company will follow a strategy of creating global technology businesses. As a result of the increase of scale and the tradition of innovation and development at PT to conceive new products and expand the range of products offered, we intend to cause the Combined Company to prioritize areas where it is capable of creating competitive advantages, thereby developing a global software and systems company based on sales of products outside the Combined Company in Portugal and in the international market.

Establishing a strong shareholder leadership.
      The existence of strong shareholding leadership is vital considering the strategic and operational challenges PT is currently facing. Sonaecom believes that the absence of such leadership has been particularly detrimental to PT. Pursuant to the Sonaecom Project, the Combined Company will have a transparent and robust shareholding structure compared to the existing fragmented shareholding structure, in which transparent leadership is lacking and conflicts of strategic interests exist amongst the shareholders. The shareholding structure of the Combined Company will be characterized by the existence of a controlling major Portuguese shareholder (Sonaecom) that will keep PT’s headquarters in Portugal and will be committed to observing the Portuguese national interests. Sonaecom intends to establish a transparent, strong, effective and Portuguese shareholding leadership of PT.
      Sonaecom will remain committed to contributing to the development of the Portuguese economy and to the creation of wealth through innovation and best managerial practices.
      Sonaecom believes that the PT Group’s fragmented organization and culture, which is a result of the combination of several public companies, has led to process inefficiencies and difficulties in coordinating and executing strategy. If the Offers are successful, Sonaecom will seek to have the Combined Company adopt Sonaecom’s corporate culture and values of transparent and consistent leadership, with a clear chain of command that shares a coherent and durable code of values, in which leadership, ambition, discipline, ethics at work, meritocracy and cost savings are stressed. All of the Sonae Group members share a corporate culture of excellence and responsibility towards employees and the society.
      Sonaecom and Sonae are public companies listed on Euronext Lisbon and are included in the PSI 20 Index. The capital markets have been a major source of financing for both companies’ growth. We intend to keep Sonaecom, PT or the Combined Company, as the case may be, as companies listed and traded on Euronext Lisbon and part of the PSI 20 Index.

Addressing the concerns of the Portuguese government in relation to the PT Group, which the Portuguese government considers to be a national strategic asset.
      The PT Group is of strategic importance to Portugal. Sonaecom recognizes that PT’s business, operations, management and the identity of its controlling shareholder(s) are material to the Portuguese public interest as a result of the size of the PT Group’s business and operations relative to the Portuguese economy and the strategic implications of the concession agreement between the Portuguese government and PTC. Sonaecom acknowledges that the PT Group’s international business and operations may impact the Portuguese government’s foreign relations. Sonaecom further understands that it is in the Portuguese public interest that the PT Group remains in a reasonable state of solvency and is able to fund the liabilities under the PT Group pension fund.

      Given the above and in light of the current special rights attached to the Class A Shares (the “Golden Shares”) held by the Portuguese government, Sonaecom is willing to unilaterally undertake and fulfill the commitments set forth below, subject to the applicable conditions, except in the event that (i) such commitments cannot be undertaken or fulfilled by Sonaecom in good faith due to unforeseen circumstances outside of Sonaecom’s control, or (ii) the Portuguese government expressly relieves Sonaecom from any such commitments.
      Sonaecom undertakes the following commitments, subject to the condition that the Portuguese government, including any entities controlled by the Portuguese government under the terms of article 21 of the Portuguese Securities Code, continues to hold all the PT securities (including the Class A Shares and the Ordinary Shares) that the Portuguese government holds immediately following the Expiration Date:

•	To maintain (i) a minimum holding of 50.01% of the share capital of PT in the four years immediately following the Expiration Date, and (ii) a minimum holding of 33.34% of the share capital of PT in the fifth through tenth year immediately following the Expiration Date.

•	For a period of ten years immediately following the Expiration Date, to grant the Portuguese government, or to any entity it designates, a preference right to acquire any PT Shares proposed to be sold by Sonaecom to a third party at the price proposed to be paid by such third party for such PT Shares, if as a result of such sale of PT Shares to a third party the combined Sonae Group and Portuguese government ownership in PT will be less than 50% of the share capital of PT.

•	If the Golden Shares are terminated or eliminated for any reason, including for reasons outside the control of the Portuguese government, for a period of ten years immediately following the Expiration Date, to endeavor to safeguard the original strategic interests of the Portuguese government that the Golden Shares intended to protect as set forth below, in particular by exercising the voting rights associated with its shareholding in PT, subject to the Portuguese Companies Law Code.

•	If the Golden Shares are terminated or eliminated for any reason, including for reasons outside the control of the Portuguese government, to use its best efforts, in particular by exercising the voting rights associated with its shareholding in PT, subject to the Portuguese Companies Law Code, to cause the Board of Directors of PT, subject to its fiduciary duties:

•	To pursue an adequate strategy of internationalization, with the aim of achieving, within a period of three years immediately following the Expiration Date, a minimum of 8 million GSM/UMTS subscribers to the networks belonging to the PT Group outside of Portugal, compared to the 222,000 current subscribers (according to PT’s first half of 2006 Consolidated report);

•	To implement a policy aiming to make profitable the PT Group’s investments in technology, through the sale of innovative products in the international markets;

•	To ensure the necessary funding of the PT Group’s pension plan liabilities as required by applicable law and the complete funding of any deficit in such plan by December 31, 2017, if the consolidated Net Debt to EBITDA ratio of the PT Group is higher than 3.5x by December 31, 2011; and

•	Not to sell PT’s stake in PTC other than to a reputable party, with the financial capacity to meet the obligations of the universal service concession and the funding of the PTC pension plan deficit.

•	If the Golden Shares are terminated or eliminated for any reason, including for reasons outside the control of the Portuguese government, to submit proposals for and vote in favor of, at any general meeting of PT shareholders that includes on the agenda the nomination, appointment or election of members of the PT Board of Directors, the appointment or election of (a) at least, four directors who meet the requirements of independence set forth in article 414, n. 5 of the Portuguese Companies Law Code (the “Independent Directors”) and (b) a person nominated by the Portuguese government (the “State Director”), all of whom will have no executive duties.

•	If the Golden Shares are terminated or eliminated for any reason, including for reasons outside the control of the Portuguese government, to instruct the Directors of PT appointed by Sonaecom (with the exception of the Independent Directors, the State Director and any director appointed by the minority shareholders of PT pursuant to article 392 of the Portuguese Companies Law Code) to vote against any of the following proposals, if the State Director votes against any such proposals:

•	After the two year period immediately following the Expiration Date, the incurrence of any additional indebtedness by the PT Group, if the ratio of PT’s consolidated Net Debt to EBITDA is, at the time of such proposal, higher than 4.5x or would be higher than 4.5x as a result of the incurrence of such additional indebtedness by the PT Group;

•	The disposal of shareholdings or assets that would reduce the capital employed by PT in investments made by the PT Group in African Portuguese speaking countries (PALOPs) to less than 65% of the capital employed by PT in such investments as of the Expiration Date; and

•	The disposal, in whole or in part, of the PT Group’s stakes in companies with head offices in Portugal for a value in excess of €100 million (or with an accounting value higher than such amount), except for any disposal contemplated as part of the Reorganization.

•	If the Golden Shares are terminated or eliminated for any reason, including for reasons outside the control of the Portuguese government, to abstain from submitting a proposal to a general meeting of PT shareholders or to vote against any such proposal submitted by third parties, that aims to (i) limit or waive the preference rights of PT shareholders in future capital increases, or (ii) transfer the headquarters of PT outside of Portugal.

•	If the Golden Shares are terminated or eliminated for any reason, including for reasons outside the control of the Portuguese government, to only vote in favor of a merger between Sonaecom and PT if Sonae agrees, subject to any necessary adjustments, to implement and enforce the Commitments undertaken by Sonaecom to the Portuguese Competition Authority.

2.	Corporate Governance
      We recognize that investors’ interest in listed companies is directly linked to the adoption of corporate governance best practices and the prompt disclosure of material information to shareholders. We will aim to have the Combined Company adopt corporate governance best practices in accordance with international standards and applicable law, including independent directors on the boards of all the Combined Company’s listed entities, with qualifications, knowledge and experience in the telecommunications sector. We will also ensure the equal treatment of shareholders by disclosing material and transparent financial information to the markets in a timely manner.

3.	PTM Offer
      Concurrently with our announcement of the Offers, on February 7, 2006, Sonaecom published a preliminary announcement for an offer to acquire all the shares of PTM at the price of €9.03 per PTM share (the “PTM Offer”). The effectiveness of the PTM Offer is subject to the success of the Offers. On March 6, 2006, the board of directors of PTM responded to the preliminary tender offer materials that we submitted to the CMVM in connection with the PTM Offer, recommending that shareholders reject the PTM Offer. On January 12, 2007, the board of directors of PTM responded to the final tender offer materials that we submitted to the CMVM in connection with the PTM Offer, recommending that shareholders reject the PTM Offer.
      The non-opposition decision of the Portuguese Competition Authority with respect to the Offers was issued based on the assumption that Sonaecom will acquire control over PT as a company holding the exclusive control (for competition law purposes) over a group of other companies, including PTM.
      Under Portuguese competition law, exclusive control is held when a company is “entitled to exercise, by itself ..., and taking into consideration the factual and legal circumstances, a dominant influence over the activity of a company” (article 8, no. 3, of the Portuguese Law no. 18/2003). Subset c) of no. 3 of article 8, also provides that any “acquisition of rights ... that grants a dominant influence in (i) the appointment of the members of, or (ii) in the adoption of resolutions by the corporate bodies of a company” shall be considered as an acquisition of control.

      The current existence of exclusive control by PT over PTM has been accepted by the Portuguese Competition Authority, taking into consideration the fact that such control is acknowledged by both companies in a wide variety of public documents pursuant to which (i) PT is described as a leader company, parent company or dominant company of PTM, and (ii) PTM is described as an integral part of the PT Group and a sub-holding of the PT Group’s multimedia business, notwithstanding article 12, no. 5, of PTM’s articles of association pursuant to which states that “votes issued by a shareholder holding ordinary shares ... exceeding five per cent of all the votes corresponding to the share capital shall not be considered.”
      Sonaecom has no grounds to assume that, if the Offers are successful, that (i) PT’s control over PTM will not continue, subject to the same terms, upon PT becoming a company controlled by Sonaecom and (ii) that PT, as controlled by Sonaecom, will not continue to be, as it has always been, able to “exercise a dominant influence in the appointment of the members of, or in the adoption of resolutions by, the corporate bodies” of PTM in such a way that the board of directors of PTM may comprise of Sonaecom nominees (through PT) that will execute the Commitments to the extent such Commitments’ performance are required to be approved or authorized by the PTM board of directors. In cases in which, for a reason outside the control of Sonaecom (including, as a consequence of the statutory limitation to the exercise of voting rights), Sonaecom is unable to acquire the exclusive control of PTM, the Portuguese Competition Authority will extend the periods provided for compliance with the Commitments that are affected for such time as the Portuguese Competition Authority may deem adequate. If Sonaecom is unable to acquire exclusive control of PTM equivalent to the current control relationship of PTM by PT, the Portuguese Competition Authority may, at the request of Sonaecom and in accordance with the non-opposition decision of the Portuguese Competition Authority, authorize the amendment or modification of the Commitments, to the extent necessary to ensure effective competition.

4.	Direction of the PT Businesses Immediately Following the Offers
      Except as set forth in this Offer to Purchase, immediately following the Offers, we will continue to conduct PT’s businesses in accordance with current practice. We will continue to evaluate PT’s business and operations during the term of the Offers and after the consummation of the Offers will take such actions as it deems appropriate under the then existing circumstances. We intend to seek additional information about PT during this period. Thereafter, we intend to review such information as part of a comprehensive review of PT’s business, operations, capitalization and management with a view to optimizing development of PT’s potential in conjunction with Sonaecom’s business in accordance with the Sonaecom Project.
      We intend to optimize the Combined Company’s potential development subject to agreements to which PT is a party that contain change of control provisions. Following the Offers, we may cause PT to effect material acquisitions, dispositions or other corporate restructuring transactions in addition to those included in the Commitments.
      According to the shareholders agreement entered into by Telefónica Móviles, S.A. and PT, Telefónica Móviles has the right to require PT to purchase Telefónica Móviles’s stake in VIVO if there is a change of control in PT. For the purposes of this agreement, a change of control of PT would occur if either we acquired 15% or more in the total voting rights in PT or if there is a change in the majority of the board members of PT as a consequence of a corporate transaction executed by PT.
      According to statements in 2006 by the chief executive of Telefonica Group (“Telefónica”), Telefónica seems interested in reinforcing its presence in the Brazilian market, which has always been considered relevant to its present and future operations. Based on these public statements and contacts between Sonaecom and Telefónica in 2006, Sonaecom believes that it is unlikely that Telefónica will exercise its put option on its VIVO stake, should the Offers be successful.
      However, as a matter of prudence, Sonaecom has agreed as a carve-out to restrictive covenants to the PT Acquisition Facility with the Banking Syndicate (see “Source and Amount of Funds”), the possibility of raising additional debt or equity to acquire additional shares in VIVO, in the event Telefónica exercises its put option. We consider that in this unlikely scenario, such financing would be raised successfully in the market, as PT would acquire the control over VIVO, and in light of the market share of VIVO in the Brazilian market, its earnings and asset value.

      According to a shareholders agreement of Medi Telecom, S.A. (“Meditel”) entered into between the companies of Banque Marocaine du Commerce Exterieur group, Holdco, S.A., Telefónica Intercontinental, S.A. and Portugal Telecom International, SGPS, S.A., in case of a change of control of any party, the remaining parties have a call option under which terms they may request that the shares held in Meditel by the party affected by the change of control are sold to the other parties at its fair market value less 10%. For the purposes of this agreement, a change of control would include a direct or indirect acquisition of an interest that provides the power to, directly or indirectly, direct or cause the direction of the management and policies of PT, whether by voting rights, any agreements or otherwise. Accordingly, following the Offers, we may cause PT to effect the following material acquisitions or disposals:

•	acquisition of additional shares of PTM;

•	acquisition of the control of VIVO and/or Brasicel NV or the disposal of the stake owned by PT in these companies;

•	acquisition of the control of Meditel or the disposal of shares owned by PT in Meditel; and

•	acquisition or disposal of other international telecommunications assets, in accordance with the internationalization strategy described in the section titled “ — Section 1. Plans for the Combined Company.”
      The Purchasers may also cause the internal reorganization of the Combined Company, including the transfer of assets between members of the group, a merger between Sonaecom, its subsidiaries and controlled companies, the integration of Optimus and TMN and reorganizations aimed at creating and maximizing the distributable reserves (including, but not limited to, share capital decreases).
      If the Offers are successful, Sonaecom intends to directly hold 0.44% of the tendered Ordinary Shares and the remaining PT Shares acquired in the Offers or held by the Sonaecom Group will likely be directly held by Sonaecom B.V. The percentage of PT Shares to be acquired by Sonaecom may be reduced, if necessary, to allow Sonaecom B.V. to hold, following the Offers, either more than 50% or more than 66.6% of the PT share capital.

5.	Dividend policy of PT
      As of the date of this Offer to Purchase, we have not made any decisions in relation to the dividend policy of PT. If no merger between PT and Sonaecom is implemented, the dividend policy of PT will be determined by its board of directors. In principle, the Combined Company’s future dividend policy would depend on future cash flow levels as well as future financing and investment needs.
CERTAIN LEGAL MATTERS
      General. Based on our examination of publicly available information filed by PT with the SEC and other publicly available information concerning PT, except as set forth in this Offer to Purchase, we are not aware of any licenses or other regulatory permits which appear to be material to the business of PT and that might be adversely affected by the acquisition of PT Shares by us pursuant to the U.S. Offer. We are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the PT Shares.
      Should any such approval or other action be required, we currently expect that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to PT’s or our business or that certain parts of PT’s or our business might not have to be disposed of or held separate in the event that such approvals were not obtained or such other actions were not taken. The Purchasers do not presently intend, however, to delay the purchase of PT Shares tendered pursuant to the Offers pending the receipt of any such approval or the taking of any such action (subject to the Purchasers’ right to delay or decline to purchase PT Shares if any of the Conditions shall not have been satisfied).
      None of the Purchasers, or, to the best knowledge of the Purchasers, any of the persons listed on Schedule A to this Offer to Purchase, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.
      Antitrust. On September 27, 2006, the Portuguese Competition Authority issued a preliminary non-opposition decision on the acquisition of PT by the Purchasers. On December 22, 2006, the Portuguese Competition Authority issued a final non-opposition decision, clearing the acquisition of PT by the Purchasers.
      Other Laws. We and PT and certain of our respective subsidiaries conduct business in several countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offers. We are not currently aware of any filing that is required. We and PT are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable.
FEES AND EXPENSES
      BSNP, J.P. Morgan plc (“JP Morgan”) and Perella Weinberg Partners UK LLP are acting as financial advisors (the “Financial Advisors”) to the Purchasers in connection with the Offers. Santander Investment Securities Inc., subsidiary of the Santander Central Hispano Group and J.P. Morgan Securities Inc., an affiliate of JP Morgan, will act as Co-Dealer Managers in connection with the U.S. Offer. The Co-Dealer Managers and the Financial Advisors will receive customary fees, according to banking practice, for acting as such. In addition, the Purchasers have agreed to reimburse the Co-Dealer Managers and the Financial Advisors for any reasonable out-of-pocket expenses incurred in connection with their engagement (including the fees and disbursements of outside counsel) and the Purchasers have agreed to indemnify the Co-Dealer Managers and the Financial Advisors against certain liabilities and expenses in connection with their engagement, including certain liabilities under the U.S. federal securities laws.
      We have retained Innisfree M&A Incorporated to act as Information Agent in connection with the U.S. Offer. In its role as Information Agent, Innisfree may contact holders of PT Shares by mail, telephone, telex, telegraph, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the U.S. Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services as Information Agent, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.
      We have retained Mellon Investor Services LLC to act as U.S. Tender Agent in connection with the U.S. Offer. The U.S. Tender Agent has not been retained to make solicitations or recommendations in its role as U.S. Tender Agent. Mellon Investor Services LLC will receive reasonable and customary compensation for its services as U.S. Tender Agent, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.
      Including the fees and expenses described above, we have paid or will be responsible for paying the following fees and expenses incurred or estimated to be incurred in connection with the Offers, if the Offers are successful:

Advisory Fees (including Legal)	$75,300,000
Filing (Euronext, CMVM and SEC)	$500,000
Miscellaneous and other Fees and Expenses	$250,000
      Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of PT Shares pursuant to the Offers. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

MISCELLANEOUS
      The distribution of this document and the making of the U.S. Offer may, in certain jurisdictions, be restricted by law. The U.S. Offer is not being made, directly or indirectly, in or into, and will not be capable of acceptance from within, any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.
      Unless otherwise determined by the Purchasers and permitted by applicable law and regulation, the Offers will not be made, directly or indirectly, in or into, or by use of the mails of, or by any other means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, nor will it be made in or into Australia or Japan and the Offers will not be capable of acceptance by any such use, means, instrumentality or facilities or from within Australia, Canada or Japan. Accordingly, unless otherwise determined by the Purchasers and permitted by applicable law and regulation, neither copies of this announcement nor any other documents relating to the Offers are being, or may be, mailed or otherwise forwarded, distributed or sent in or into Australia, Canada or Japan and persons receiving such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from such jurisdictions.
      If we become aware of any jurisdiction in which the making of the U.S. Offer or the acceptance of PT Shares tendered in connection therewith would not be in compliance with the applicable law, we will make a good faith effort to comply with any such law. If after such good faith effort, we cannot comply with any such law, the U.S. Offer will not be made to (and tenders will not be accepted from or on behalf of) holders of PT Shares in such jurisdiction.
      We have filed with the SEC a Schedule TO in accordance with the Exchange Act, furnishing certain additional information with respect to the U.S. Offer, and may file amendments thereto. The Schedule TO, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth under “Certain Information Concerning PT.”
      In connection with the Portuguese Offer, a Portuguese prospectus has been registered with, and the Portuguese Offer has been approved for launch, by, the CMVM. According to article 118 nos. 6 and 7 of the Portuguese Securities Code, “the registration of the public tender offer implies the approval of the respective prospectus and is based on legal criteria” and “the approval of the prospectus and the registration do not involve any warranty concerning the contents of the information, the economic or financial status of the offeror, the issuers or the guarantor to the viability of the offer or quality of the securities.”
      No person has been authorized to give any information or make any representation on our behalf not contained in this document or in the ADS Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this document nor any purchase pursuant to the U.S. Offer will, under any circumstances, create any implication that there has been no change in the affairs of any of the Purchasers or PT or any of their respective subsidiaries since the date as of which information is furnished or the date of this document.

SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF SONAE, SONAECOM, SONAECOM B.V., EFANOR AND SONTEL B.V.
      Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment and business addresses thereof for the past five years of each director and executive officer of Sonae, Sonaecom, Sonaecom B.V., Efanor and Sontel B.V. Unless otherwise indicated, the citizenship of each such person is Portugal and the business address of each such person is Rua Henrique Pousão, 432-7o piso, 4460-841 Senhora da Hora, Portugal. The term of each of the members of the boards of directors of the Purchasers expires in 2007.
Directors and Executive Officers of Sonae, SGPS, S.A.:

Name, Citizenship, Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and Business Address Thereof

Belmiro Mendes de Azevedo Lugar do Espido, Via Norte, Apartado 1011 4471-909 Maia, Portugal	Mr. Azevedo has served as Chairman and Chief Executive Officer of Sonae since March 1989 and has served on the board of directors of Sonae since March 1968. Mr. Azevedo has served as Chairman of Sonaecom since October 1997 and Chief Executive Officer and member of the board of directors of Efanor since May 1999. Mr. Azevedo has also served as Chairman of the boards of directors of Sonae Indústria, SGPS, S.A., since December 2005, Modelo Continente, SGPS, S.A. and Sonae Sierra, SGPS, S.A., since April 1999, and Sonae Capital, SGPS, S.A., since March 1999.

Álvaro Carmona e Costa Portela Lugar do Espido, Via Norte, Apartado 1011 4471-909 Maia, Portugal	Mr. Portela has been a member of the board of directors of Sonae since January 1999 and has served as Executive Vice President of Sonae since March 2000. Mr. Portela has also served as Chief Executive Officer of Sonae Sierra, SGPS, S.A., since April 1992, and as a member of the board of directors of Sonae Sierra since December 1991. Mr. Portela has also served as a member of the board of directors of Sonae Sierra, SGPS, S.A., since December 1991, Sonae Capital, since March 2001, and Modelo Continente, SGPS, S.A., since March 2006.

Ângelo Gabriel Ribeirinho dos Santos Paupério	Mr. Paupério has been Vice President and Chief Financial Officer of Sonae since March 2000. Mr. Paupério has served as Chief Financial Officer of Modelo Continente, SGPS, S.A. and as a member of the board of directors since August 1995, and as a member of the boards of directors of Sonae Sierra, SGPS, S.A., since March 2001, and Sontel B.V., since its formation in 2006. Mr. Paupério has also served as Chief Executive Officer of Sonae Capital, SGPS, S.A. since March 2006 and as a member of the board of directors of Sonae Capital since March 1996.

Paulo Azevedo	Mr. Azevedo has been a member of the board of directors of Sonae since March 2000. Mr. Azevedo has been the Chief Executive Officer of Sonaecom since February 2000 and a member of the board of directors of Sonaecom since September 1998. Mr. Azevedo has also served on the board of directors of Efanor since December 2000, Modelo Continente, SGPS, S.A., since March 2006, Sonae Capital, SGPS, S.A., since March 2002, and Sonae Indústria, SGPS, S.A., since December 2005. Mr. Azevedo has also served as Chairman of Novis Telecom S.A., since March 2003, and a member of the board of directors of Novis Telecom since May 1999, Chairman of Optimus Telecommunicações, since December 1999, and a member of the board of directors of Optimus since

February 1998, Chairman of Sonae Telecom, SGPS, S.A., since March 2004, and a member of the board of directors of Sonae Telecom since March 2000, Chairman of Sonae Matrix Multimédia, SGPS, S.A. and We-Do Consulting — Sistemas de Informação, S.A., each since August 2000, and Chairman of Sonaecom Sistemas de Informação, SGPS, S.A., since October 2000. Mr. Azevedo has also been a member of the General Council of Público – Comunicação Social, S.A., since April 1999, and Chairman of the General Council since March 2001.

Nuno Manuel Moniz Trigoso Jordão Rua João Mendonça, 529 4460-501 Senhora da Hora Matosinhos Portugal	Mr. Jordão has been a member of the board of directors of Sonae since January 1999. Mr. Jordão has also served as Chief Executive Officer of Modelo Continente, SGPS, S.A., since March 1991, as a member of the board of directors of Modelo Continento since March 1989, and as a member of the board of directors of Sonae Capital, SGPS, S.A. since March 2002.

Jose Âlvaro Cuervo Garcia Calle Arapiles, 12-7[o]B 28015 Madrid Spain Country of citizenship: Spain	Mr. Garcia has been a member of the boards of directors of Sonae since March 2004 and Sonae Indústria, SGPS, S.A., since December 2005. Mr. Garcia has also been a Professor of Business Economics at the Universidad Complutense de Madrid, School of Economics and Business, since October 1984. Mr. Garcia has also served as a member of the board of directors of Sonae Indústria, SGPS, S.A., since April 2006, ACS, S.A., since September 1996, ThyssenKrupp, S.A., since May 2000, Bolsa y Mercados Españoles, since July 2006 and as Deputy Chairman at Tafisa, since March 2005.

Luís Felipe Palmeria Lampreia Avenida Ataúlfo de Paiva, 341 Sala 605 Rio de Janeiro CEP 22440-030 Brazil Country of citizenship: Brazil	Mr. Lampreia has been a member of the board of directors of Sonae since March 2004. Mr. Lampreia has been President of Lampreia Consultores Internacionais since March 2001 and has served as a member of the board of directors of Companhia Sousa Cruz S.A., since June 2002.

Michel Marie Bon 4, Avenue Camoens 75116 Paris France Country of citizenship: France	Mr. Bon has been a member of the board of directors of Sonae since March 2004. Mr. Bon previously served as Chairman and Chief Executive Officer of France Télécom until October 2002. Mr. Bon has also served as Chairman of Devoteam, since June 2006 and as a member of the board of directors of Devoteam since 2003. Mr. Bon currently serves on the boards of directors of Lafarge, since 1992, Banque Transatlantique, since 2004, Sonepar, since 1993, Esmertec AG, since 2004 and as Chairman of the Supervisory Board of Editions du Cerf, since 1996.

Nuno Miguel Teixeira de Azevedo	Mr. Azevedo has been a member of the boards of directors of Sonae, since March 2004, and Efanor, since December 2000. Mr. Azevedo has also served as Chief Executive Officer of Fundação Casa de Música, a foundation for cultural events, since January 2006.

Directors and Executive Officers of Sonaecom, SGPS, S.A.:

Name, Citizenship, Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and Business Address Thereof

Belmiro Mendes de Azevedo Lugar do Espido, Via Norte, Apartado 1011 4471-909 Maia, Portugal	Mr. Azevedo has served as Chairman and Chief Executive Officer of Sonae since March 1989 and has served on the board of directors of Sonae since March 1968. Mr. Azevedo has served as Chairman of Sonaecom since October 1997 and Chief Executive Officer and as a member of the board of directors of Efanor since May 1999. Mr. Azevedo has also served as Chairman of the boards of directors of Sonae Indústria, SGPS, S.A., since December 2005, Modelo Continente, SGPS, S.A. and Sonae Sierra, SGPS, S.A., since April 1999, and Sonae Capital, SGPS, S.A., since March 1999.

Paulo Azevedo	Mr. Azevedo has been the Chief Executive Officer of Sonaecom since February 2000 and a member of the board of directors of Sonaecom since September 1998. Mr. Azevedo has served on the boards of directors of Sonae since March 2000, Efanor since December 2000, Modelo Continente, SGPS, S.A., since March 2006, Sonae Capital, SGPS, S.A., since March 2002, and Sonae Indústria, SGPS, S.A., since December 2005. Mr. Azevedo has also served as Chairman of Novis Telecom S.A., since March 2003, and a member of the board of directors since May 1999, Chairman of Optimus Telecommunicações, since December 1999, and a member of the board of directors since February 1998, Chairman of Sonae Telecom, SGPS, S.A., since March 2004, and a member of the board of directors since March 2000, Chairman of Sonae Matrix Multimédia, SGPS, S.A. and We-Do Consulting — Sistemas de Informação, S.A., each since August 2000, and Chairman of Sonaecom Sistemas de Informação, SGPS, S.A., since October 2000. Mr. Azevedo has also been a member of the General Council of Público – Comunicação Social, S.A., since April 1999, and Chairman of the General Council since March 2001.

Christopher Lawrie Country of citizenship: United Kingdom	Mr. Lawrie has been Chief Financial Officer of Sonaecom since April 2002. Mr. Lawrie has served on the board of directors of Sonaecom since April 2003 and was an adviser to the board from March 2001 until April 2002. Mr. Lawrie has also been a member of the board of directors of Sonaecom B.V., since February 2006, Optimus Telecommunicações, S.A., since October 2003, Sonae Matrix Multimédia, SGPS, S.A., since March 2004, and We-Do Consulting — Sistemas de Informação, S.A., since July 2003.

Luís Filipe Reis	Mr. Reis has been Chief Operating Officer of Sonaecom since April 2005. Mr. Reis has also served on the boards of directors of Sonaecom, since May 2000, Sonaecom B.V., since February 2006, Optimus Towering-Gestão de Tores de Telecommunicações, S.A, since March 2005, Novis Telecom S.A., since November 2002, Optimus Telecommunicações, S.A., since November 2000, Sonae Matrix Multimédia, SGPS, S.A., since March 2004, Sonae Telecom, SGPS, S.A., since March 2004, Sonaecom Sistemas de Informação, SGPS, S.A., since October 2000, and We-Do Consulting — Sistemas de Informação, S.A., since August 2000. Mr. Reis has also been a member of the General Council of Público – Comunicação Social, S.A., since April 1999. Mr. Reis also served on the board of directors of Modelo Continente, SGPS, S.A. from September 1996 until May 2004.

Miguel Almeida	Mr. Almeida has been a board member of Sonaecom since April 2005. He has also served as Chief Operating Officer of Optimus Telecomunicações, S.A., since March 2004 and as a member of its board of directors since December 1999, and has served as a member of the board of directors of Optimus-Gestão de Torres de Telecomunicaões, since June 2004, Sonae

Telecom, SGPS, S.A., since April 2005 and We Do Consulting — Sistemas de Informação, S.A., since April 2005. Mr. Almeida has also served as Chairman of Per-Mar — Sociedade de Construções, S.A., since June 2005 and as a member of the board of directors since March 2000.

Cláudia Azevedo	Ms. Azevedo has been a member of the board of directors of Sonaecom since April 2006. Ms. Azevedo has also served as a member of the boards of directors of Efanor since March 2004, Netmall, SGPS, S.A., since December 2000, Digitmarket-Sistemas de Informação, S.A., since February 2002, We-Do Consulting — Sistemas de Informação, S.A., since April 2002, Mainroad-Serviços em Tecnologias de Informação, S.A., since September 2003, and Sonaecom Sistemas de Informação, S.A., since November 2002. Ms. Azevedo has also served as a member of the General Council of Público – Comunicação Social, S.A., since October 2005, and as Chairwoman of Miauger -Organização e Gestão de Leilões Electrónicos, S.A., since October 2005.

Gervais Gilles Pellissier 6, place d’Allerary 75505 Paris Cedex 15 France Country of citizenship: France	Mr. Pellissier has been a member of the board of directors of Sonaecom since July 2006. Mr. Pellissier has also served as Executive Director in charge of Finance and Spain and Chief Financial Officer of France Télécom S.A. since October 2005. Mr. Pellissier has also served as Deputy General Manager of Group Bull, from 2000 until 2004.

Jean-François Pontal Chaussee de Waterloo 468 1050 Brussels Belgium Country of citizenship: France	Mr. Pontal has been a member of the board of directors of Sonaecom since September 2003. Mr. Pontal also has served as an advisor to the Retail Banking segment of ING Direct France since September 2003 and as member of the boards of directors of Southwing, since November 2004, and OTL, since September 2006. Mr. Pontal also served as Chief Executive Officer of Orange S.A. from 2000 to 2003.

António Sampaio e Mello	Mr. Mello has been a member of the board of directors of Sonaecom since July 2006. Mr. Mello has also been a professor at the School of Business at the University of Wisconsin-Madison since 1995 and has been a member of the board of directors of the Center for Advanced Studies in Business at the University of Wisconsin-Madison since September 2004. Mr. Mello has also served as a trustee for Nakoma Capital Management, an investment fund, since May 2006 and previously was Head of Corporate Finance of BCP-Millennium, an investment bank, from October 2001 until July 2002.

David Charles Denholm Hobley Country of citizenship: United Kingdom	Mr. Hobley has been a member of the board of directors of Sonaecom since 2005. Mr. Hobley currently is a Managing Director for Deutsche Bank AG. Mr. Hobley has also served as a member of the boards of directors of Orange S.A., Orange Brand Services Ltd, Orange Romania S.A. and Orange Global Ltd since 2003. Mr. Hobley has also been a member of the boards of directors of Egyptian Company for Mobile Services S.A., Mobinil S.A., Telit plc, and Velti plc.

Directors and Executive Officers of Sonaecom B.V.:

Christopher Lawrie Country of citizenship: United Kingdom	Mr. Lawrie has been Chief Financial Officer of Sonaecom since April 2002. Mr. Lawrie has served on the board of directors of Sonaecom since April 2003 and was an adviser to the board from March 2001 until April 2002. Mr. Lawrie has also been a member of the board of directors of Sonaecom B.V., since February 2006, Optimus Telecommunicações, S.A., since October 2003, Sonae Matrix Multimédia, SGPS, S.A., since March 2004, and We-Do Consulting — Sistemas de Informação, S.A., since July 2003.

Luís Filipe Reis	Mr. Reis has been Chief Operating Officer of Sonaecom since April 2005. Mr. Reis has also served on the boards of directors of Sonaecom, since May 2000, Sonaecom B.V., since February 2006, Optimus Towering-Gestão de Tores de Telecommunicações, S.A, since March 2005, Novis Telecom S.A., since November 2002, Optimus Telecommunicações, S.A., since November 2000, Sonae Matrix Multimédia, SGPS, S.A., since March 2004, Sonae Telecom, SGPS, S.A., since March 2004, Sonae Com Sistemas de Informação, SGPS, S.A., since October 2000, and We-Do Consulting — Sistemas de Informação, S.A., each since August 2000. Mr. Reis has also been a member of the General Council of Público – Comunicação Social, S.A., since April 1999. Mr. Reis also served on the board of directors of Modelo Continente, SGPS, S.A. from September 1996 until May 2004.

Duma Corporate Services B.V. de Boelelaan 7, 1083 HJ Amsterdam, The Netherlands	Duma Corporate Services B.V. renders management, domiciliation, administrative and legal or secretarial services to (corporate) entities in the Netherlands.
Directors and Executive Officers of Efanor Investimentos, SGPS, S.A.:

Name, Citizenship, Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and Business Address Thereof

Belmiro Mendes de Azevedo Lugar do Espido, Via Norte, Apartado 1011 4471-909 Maia, Portugal	Mr. Azevedo has served as Chairman and Chief Executive Officer of Sonae since March 1989 and has served on the board of directors of Sonae since March 1968. Mr. Azevedo has served as Chairman of Sonaecom since October 1997 and Chief Executive Officer and member of the board of directors of Efanor since May 1999. Mr. Azevedo has also served as Chairman of the boards of directors of Sonae Indústria, SGPS, S.A., since December 2005, Modelo Continente, SGPS, S.A. and Sonae Sierra, SGPS, S.A., since April 1999, and Sonae Capital, SGPS, S.A., since March 1999.

Paulo Azevedo	Mr. Azevedo has been a member of the board of directors of Sonae since March 2000. Mr. Azevedo has been the Chief Executive Officer of Sonaecom since February 2000 and a member of the board of directors of Sonaecom, since September 1998. Mr. Azevedo has also served on the board of directors of Efanor since December 2000, Modelo Continente, SGPS, S.A., since March 2006, Sonae Capital, SGPS, S.A., since March 2002 and Sonae Indústria, SGPS, S.A., since December 2005. Mr. Azevedo has also served as Chairman of Novis Telecom S.A., since March 2003, and a member of the board of directors of Novis Telecom, since May 1999, Chairman of Optimus Telecommunicações, since December 1999, and a member of the board of directors of Optimus, since February 1998, Chairman of Sonae Telecom, SGPS, S.A., since March 2004, and a member of the board of directors of Sonae Telecom, since March 2000, Chairman of Sonae Matrix Multimédia, SGPS, S.A. and We-Do Consulting—Sistemas de Informação, S.A., each since August 2000, and Chairman of Sonaecom Sistemas de Informação, SGPS, S.A., since October 2000. Mr. Azevedo has also been a member of the General Council of Público—Comunicação Social, S.A., since April 1999, and Chairman of the General Council since March 2001.

Nuno Miguel Teixeira de Azevedo	Mr. Azevedo has been a member of the boards of directors of Efanor, since March 2004, and Sonae, since March 1999. Mr. Azevedo has also served as Chief Executive Officer of Fundação Casa de Música, a foundation for cultural events, since January 2006.

Cláudia Azevedo	Ms. Azevedo has been a member of the board of directors of Sonaecom since April 2006. Ms. Azevedo has also served as a member of the boards of directors of Efanor since March 2004, Netmall, SGPS, S.A., since December 2000, Digitmarket-Sistemas de Informação, S.A., since February 2002, We-Do Consulting — Sistemas de Informação, S.A., since April 2002, Mainroad-Serviços em Tecnologias de Informação, S.A., since September 2003, and Sonaecom Sistemas de Informação, S.A., since November 2000. Ms. Azevedo has also served as a member of the General Council of Público—Comunicação Social, S.A., since October 2005, and as Chairwoman of Miauger Organização e Gestão de Leilões Electrónicos, S.A., since October 2005.

Margarida Teixeira de Azevedo Avenida da Boavista, 1277/81 - 4E 4100-130 Porto Portugal	Ms. Azevedo has served as a member of the board of directors of Efanor since May 1999. Ms. Azevedo has also served as a member of the board of directors of Farmácia Ferreria da Silva, Lda., since 1988.
Directors and Executive Officers of Sontel B.V.:

Name, Citizenship, Current Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years and Business Address Thereof

Ângelo Gabriel Ribeirinho dos Santos Paupério	Mr. Paupério has been Vice President and Chief Financial Officer of Sonae since March 2000. Mr. Paupério has served as Chief Financial Officer of Modelo Continente, SGPS, S.A. and as a member of the board of directors since August 1995, and as a member of the boards of directors of Sonae Sierra, SGPS, S.A., since March 2001, and Sontel B.V., since its formation in 2006. Mr. Paupério has also served as Chief Executive Officer of Sonae Capital, SGPS, S.A. since March 2006 and as a member of the board of directors, since March 1996.

Amaco Management Services, B.V. Amsteldijk 166-6 1079 LH Amsterdam the Netherlands	Amaco Management Services B.V. is a trust company that, within the Netherlands, renders management, domiciliation, administrative and legal or secretarial services to (corporate) entities that mainly pertain to large multinational companies.

SCHEDULE B
DETAILS OF PT’S ADJUSTED EBITDA, CAPEX AND ADJUSTED EPS 2006 TO 2008
ESTIMATES, USED IN THE CALCULATION OF THE MULTIPLES IN
“THE U.S. OFFER — SECTION 5. THE CONSIDERATION.”

A.	Analysts’ EBITDA Estimates for PT

1.	Estimated EBITDA, available as of February 6, 2006

		(€ million)
Analyst	Date	2006E	2007E	2008E

Deutsche Bank	February 6, 2006	2,288	2,554	2,652
Citigroup	January 12, 2006	2,398	2,588	2,704
Espirito Santo	December 20, 2005	2,269	2,316	2,348
ABN	December 19, 2005	2,356	2,411	2,477
JPMorgan	December 5, 2005	2,374	2,466	2,494
Bear Stearns	November 11, 2005	2,357	2,464	2,566
Banco Millennium BCP Investimento	October 7, 2005	2,252	2,288	2,321

Median		2,356	2,464	2,494

2.	Estimated EBITDA, available as of December 29, 2006

		(€ million)
Analyst	Date	2006E	2007E	2008E

Bernstein Research	December 13, 2006	2,171	2,206	2,252
Banco Millennium BCP Investimento	December 1, 2006	2,225	2,232	2,362
Deutsche Bank	November 28, 2006	2,235	2,288	2,335
Bear Sterns	November 20, 2006	2,281	2,355	2,391
Ahorro Corporacion	November 10, 2006	2,353	2,401	2,491
Ixis	November 10, 2006	2,175	2,302	2,414

Median		2,230	2,295	2,377

B.                Analysts’ Curtailment Costs Estimates for PT
1.                Curtailment Costs Estimates, available as of February 6, 2006

		(€ million)
Analyst	Date	2006E	2007E	2008E

Deutsche Bank	February 6, 2006	60	46	46
Citigroup	January 12, 2006	138	110	110
JPMorgan	December 5, 2005	83	0	0
Bear Stearns	November 11, 2005	54	45	45

Median		72	46	46

2.                Curtailment Costs Estimates, available as of December 29, 2006

		(€ million)
Analyst	Date	2006E	2007E	2008E

Banco Millennium BCP Investimento	December 1, 2006	133	196	235
Bear Stearns	November 20, 2006	179	102	91
Ixis	November 10, 2006	165	125	125
Bernstein Research	December 13, 2006	125	178	78

Median		149	152	108

C.	Pension Expenses Estimates

1.	Pension Expenses Estimates, available as of February 6, 2006

		(€ million)
Analyst	Date	2006E	2007E	2008E

JPMorgan	December 5, 2005	140	140	140
Bear Stearns	November 11, 2005	186	186	186
Banco Millennium BCP Investimento	October 7, 2005	141	140	138

Median		141	140	140

2.	Pension Expenses Estimates, available as of December 29, 2006

		(€ million)
Source	Date	2006E	2007E	2008E

PT’s CFO	November 9, 2006	64	50	—
Bernstein Research	December 13, 2006	—	—	40
Banco Millennium BCP Investimento	December 1, 2006	—	—	38
Bear Stearns	November 20, 2006	—	—	66

Median(1)		64	50	40

(1)	PT’s CFO figures for 2006 and 2007 as disclosed on the First Nine Months 2006 Earnings analysts’ conference call, November 9, 2006, and median of analysts’ estimates for 2008.

D.	Analysts’ Adjusted EBITDA Estimates for PT

1.	Adjusted EBITDA Estimates, available as of February 6, 2006

	(€ million)
	2006E	2007E	2008E

Median of EBITDA Estimates	2,356	2,464	2,494
(+) Pension expense estimates	141	140	140
(-) Median of curtailment cost estimates	72	46	46

Adjusted EBITDA	2,425	2,559	2,589

2.	Adjusted EBITDA Estimates, available as of December 29, 2006

	(€ million)
	2006E	2007E	2008E

Median of EBITDA Estimates	2,230	2,295	2,377
(+) Pension expense estimates	64	50	40
(-) Median of curtailment cost estimates	149	152	108

Adjusted EBITDA	2,145	2,194	2,309

E.     Analysts’ Capex Estimates for PT
     Capex Estimates, available as of December 29, 2006

		(€ million)
Analyst	Date	2006E	2007E	2008E

Bernstein Research	December 13, 2006	1,007	1,022	903
Banco Millennium BCP Investimento	December 1, 2006	980	837	806
Deutsche Bank	November 28, 2006	896	793	862
Bear Stearns	November 20, 2006	951	904	851
Ahorro Corporacion	November 10, 2006	895	926	915
Ixis	November 10, 2006	930	871	855

Median		941	888	859

F.     Analysts’ Adjusted EPS estimates for PT
1.     Adjusted EPS Estimates, available as of December 29, 2006, as disclosed by analysts

		(€/share)
Analyst	Date	2006E	2007E	2008E

Bernstein Research	December 13, 2006	0.54	0.69	0.72
Banco Millennium BCP Investimento	December 1, 2006	0.66	0.55	—
Deutsche Bank	November 28, 2006	0.72	0.40	0.49
Bear Stearns	November 20, 2006	0.57	0.51	0.50
Ahorro Corporacion	November 10, 2006	0.60	0.64	0.73
Ixis	November 10, 2006	0.35	0.41	0.51

Median		0.59	0.53	0.51

2.     Adjusted EPS Estimates, available as of December 29, 2006, adjusted by tax one-offs

		(€/share)
Analyst	Date	2006E	2007E	2008E

Bernstein Research	December 13, 2006	0.36	—	—
Banco Millennium BCP Investimento	December 1, 2006	0.45	0.55	—
Deutsche Bank	November 28, 2006	0.53	—	—
Bear Stearns	November 20, 2006	0.40	—	—
Ahorro Corporacion	November 10, 2006	0.60	0.64	0.73
Ixis	November 10, 2006	0.35	0.41	0.51

Median		0.42	0.55	0.62

ACQUISITIONS AND DISPOSITIONS OF PT SHARES BY THE PURCHASERS AND THEIR EXECUTIVE OFFICERS AND DIRECTORS
      Except with respect to the sale of Ordinary Shares by Sonaecom to Sonaecom B.V., as set forth in “Certain Information Concerning Sonae, Sonaecom and Sonaecom B.V — Sonaecom B.V.” and “Background to the Offers; Past Contacts with PT,” none of the Purchasers, nor any member of the Sonae Group, nor any executive officer or director thereof has engaged in any transaction involving the PT Shares or the Class A Shares in the past 60 days.

The U.S. Tender Agent for the U.S. Offer is:

By Mail: Reorganization Department PO Box 3301 South Hackensack, NJ 07606 Attn: Reorganization Department	By Overnight: Reorganization Department 480 Washington Blvd. Mail Drop — Reorg Jersey City, NJ 07310 Attn: Reorganization Department, 27th Floor
By Hand:
Reorganization Department
120 Broadway, 13th Floor
New York, NY 10271
Attn: Reorganization Department

Facsimile Transmission: (201) 680-4626 (Eligible Institutions Only)	Confirm by Telephone: (201) 680-4860
      Any questions or requests for assistance or additional copies of this document or the ADS Letter of Transmittal may be directed to the Information Agent at its telephone number listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the U.S. Offer.
The Information Agent for the U.S. Offer is:
Brokers and Dealers Call Collect: (212) 750-5833
All others Please Call Toll-free: (888) 750-5834
The Co-Dealer Managers for the U.S. Offer are:

J.P. Morgan Securities Inc. 277 Park Avenue New York, New York 10172 Call Collect: (212) 622-2470 Call Toll-free: (877) 371-5947	Santander Investment Securities Inc. 45 East 53rd Street New York, New York 10022 Call Collect: (212) 692-2550